As filed with the Securities and Exchange Commission on November 6, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hifortune Holdings Inc
(Exact name of registrant as specified in its charter)

DELAWARE	8742	35-2975570
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation)	Classification Code Number)	Identification Number)

Room 3319, Building 3, No. 31 Longcheng Road,

Shibei District, Qingdao,

Shandong Province, People’s Republic of China+86 135 8909 1556

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Northwest Registered Agent Service, Inc

9 The Green, Suite B, Dover, Delaware, 19901

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Pang Zhang-Whitaker, Esq.

Darius R. Alam, Esq.

Womble Bond Dickinson (US) LLP

888 7th Avenue, 38th Floor

New York, NY 10106

332 258-8400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective registration statement filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

☐ Large accelerated filer	☒ Smaller reporting company
☐ Accelerated filer	☒ Emerging Growth Company
☐ Non-accelerated filer
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED                  , 2026

HIFORTUNE HOLDINGS INC

1,200,000 Shares of Common Stock

This is the initial offering of common stock of Hifortune Holdings Inc and no public market currently exists for the securities being offered. We are offering for sale a total of 1,200,000 shares of common stock, par value $0.00001 per share, at a fixed price of $1.00 per share. There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered shares. The offering is being conducted on a self-underwritten, best-efforts basis, which means our Chairman, Director and Chief Executive Officer, Ms. Jingjing Xiang, will attempt to sell the shares. This Prospectus will permit Ms. Xiang to sell the shares directly to the public, with no commission or other remuneration payable to her for any shares she may sell.  In offering the securities on our behalf, Ms. Xiang will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The shares will be offered at a fixed price of $1.00 per share for a period of up to 365 days from the effective date of this prospectus. Our board of directors may terminate the offering at any earlier date, and the offering will not be extended beyond 365 days from the effective date of this prospectus.

	Offering Price Per Share	Commissions	Proceeds to Company
Common Stock	$1.00	Not Applicable	$1,200,000
Total	$1.00	Not Applicable	$1,200,000

Hifortune Holdings Inc is not a Chinese operating company but a holding company incorporated in the State of Delaware with no material operations of its own. We conduct substantially all of our operations through our PRC operating subsidiary, Yingda Jishi (Shandong) Enterprise Management Co., Ltd., which we own indirectly through our Hong Kong and PRC intermediate subsidiaries. Investors in our common stock are purchasing equity interests in a Delaware holding company and not in our operating subsidiary in China, and investors may never directly hold equity interests in our PRC operating subsidiary. We do not use, and do not intend to use, a variable interest entity (“VIE”) structure or contractual arrangements to control or consolidate any PRC entity. Through Yingda Jishi, we provide digital enterprise promotion, corporate training and content production services to small and medium-sized enterprises, investment partnerships and corporate clients in China. This holding company structure involves unique risks to investors. See “Risk Factors — Risks Related to Doing Business in China.” Any investment in the shares offered herein involves a high degree of risk. You should only purchase shares if you can afford a loss of your investment.

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we intend to apply for quotation of our Common Stock on the OTCQB Venture Market under the symbol “HFRT.” We do not yet have a market maker who has agreed to file such an application.  There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.

We face various legal and operational risks and uncertainties as a company based in and primarily operating in China.  Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.  We could be adversely affected by uncertainties with respect to the Chinese legal system. Rules and regulations in China can change quickly with little advance notice. In addition, the interpretation and enforcement of Chinese laws and regulations involve uncertainties. Since administrative and court authorities in China have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy.

The Chinese government exerts substantial influence over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our common stock. The Chinese government may intervene as it deems appropriate to further regulatory, political and societal goals. The Chinese government has recently published new policies that significantly affected certain industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the Chinese government has recently exerted more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the Chinese government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or, in extreme cases, become worthless. We face risks associated with regulatory approvals on offerings conducted overseas by and foreign investment in China-based issuers, anti-monopoly regulatory actions, and oversight on cybersecurity and data security, which may impact our ability to conduct certain businesses, accept foreign investments, or list on a United States or other foreign exchange. See “Risk Factors — Risks Related to Doing Business in China” beginning on page 15.

Permissions and approvals from PRC authorities. As of the date of this prospectus, Yingda Jishi has obtained all material licenses, permits and approvals from PRC governmental authorities necessary for its current business operations, including its business license. Based on the advice of our PRC counsel, Jun Nan Law Firm, we believe that neither we nor our subsidiaries are currently required to complete a filing with, or obtain approval from, the China Securities Regulatory Commission (the “CSRC”) under the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or to undergo a cybersecurity review by the Cyberspace Administration of China (the “CAC”), in connection with this offering or the quotation of our common stock on the OTCQB, and no such permission or approval has been denied. However, if we or our subsidiaries (i) do not receive or maintain any required permission or approval, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) become subject to applicable laws, regulations or interpretations that change to require such permissions or approvals in the future, we may be subject to fines, sanctions or other penalties, may be required to unwind or suspend this offering, and the value of our common stock could significantly decline or become worthless. See “Prospectus Summary — Permissions Required from the PRC Authorities for Our Operations and This Offering” and “Risk Factors — Risks Related to Doing Business in China.”

Trading in our securities on U.S. markets, including the over-the-counter market, may be prohibited under the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023 (the “HFCAA”), if the Public Company Accounting Oversight Board (the “PCAOB”) determines that it is unable to inspect or investigate completely our auditor for two consecutive years. A trading prohibition would substantially impair your ability to sell or purchase our common stock and could cause the value of our common stock to significantly decline or become worthless. Our independent registered public accounting firm is Onestop Assurance PAC, which is headquartered in Singapore and is subject to inspection by the PCAOB on a regular basis.  On December 15, 2022, the PCAOB announced that it was able to conduct inspections and investigations of PCAOB-registered public accounting firms headquartered in Chinese Mainland and Hong Kong in 2022, and vacated its previous 2021 determinations. As our auditor is headquartered in Singapore, rather than Chinese Mainland or Hong Kong, we do not believe that our auditor is currently subject to the determinations announced by the PCAOB. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections and investigations of PCAOB-registered public accounting firms is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. See “Risk Factors — Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it is unable to inspect or investigate completely our auditor.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Hifortune” are to Hifortune Holdings Inc, our Delaware holding company; “Hifortune HK” are to Hifortune Holdings Limited, a private company incorporated in Hong Kong; “Hifa WFOE” are to Hifa International Holding (Guangzhou) Co., Ltd., the wholly foreign-owned enterprise of Hifortune in China; “Yingda Jishi” are to Yingda Jishi (Shandong) Enterprise Management Co., Ltd., our PRC operating subsidiary; “we,” “us,” “our company” and “our” are to Hifortune and its subsidiaries, including Hifortune HK, Hifa WFOE and Yingda Jishi; “our PRC subsidiaries” are to Hifa WFOE and Yingda Jishi.     Unless otherwise specified, in the context of describing our business and operations, we are referring to the business and operations conducted by Yingda Jishi.

Hifortune Holdings Inc, our holding company, may transfer cash to our offshore intermediary holding entity in Hong Kong, namely Hifortune Holdings Limited, through capital injections and intra-group loans. Our offshore intermediary holding entity, in turn, may transfer cash to the wholly foreign-owned enterprise of Hifortune in China, namely Hifa International Holding (Guangzhou) Co., Ltd., through capital injections and intra-group loans. Similarly, Hifa WFOE may transfer cash to Yingda Jishi through capital injections and intra-group loans. Cash may also be transferred through our organization by way of intra-group transactions. If our PRC subsidiaries realize accumulated after-tax profits, they may, upon satisfaction of relevant statutory conditions and procedures, pay dividends or distribute earnings to our offshore intermediary holding entity, which, in turn, may transfer cash to Hifortune through dividends or other distributions. With necessary funds, Hifortune may pay dividends or make other distributions to U.S. investors and service any debt it may have incurred outside of the PRC.

In addition, our PRC subsidiaries generate their revenue primarily in Renminbi, and cash transfers from our PRC subsidiaries to their parent companies outside of China are subject to PRC government’s regulations and management of currency exchange and cross-border settlement.  As a result, any regulations or management regarding currency exchange or cross-border settlement may limit the ability of our PRC subsidiaries to pay dividends to Hifortune.

Cash transfers and dividends to date; restrictions under PRC law. As of the date of this prospectus, no cash transfers, dividends or other distributions have been made between Hifortune, Hifortune HK, Hifa WFOE and Yingda Jishi, and none of our subsidiaries has made any dividends or distributions to Hifortune or to U.S. investors. We currently intend to retain all available funds and future earnings to fund the development of our business and do not anticipate paying cash dividends in the foreseeable future. PRC laws and regulations restrict the ability of our PRC subsidiaries to pay dividends and transfer cash. Our PRC subsidiaries may pay dividends only out of accumulated after-tax profits determined under PRC accounting standards, must set aside at least 10% of after-tax profits each year to fund statutory reserves until those reserves reach 50% of registered capital, and are subject to PRC foreign exchange controls and a 10% withholding tax on dividends paid to non-PRC resident enterprises (subject to reduction under an applicable tax treaty). To the extent cash or assets of our business are in the PRC or Hong Kong or held by a PRC or Hong Kong entity, those funds or assets may not be available to fund operations or for other uses outside of the PRC or Hong Kong due to interventions in, or the imposition of restrictions and limitations on, our or our subsidiaries’ ability to transfer cash or assets by the PRC government. We do not currently maintain cash management policies dictating how funds are transferred among our entities. See “Prospectus Summary — Cash Transfers Through Our Organization” and “Risk Factors — Risks Related to Doing Business in China,” and our financial statements beginning on page F-1.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE SECTION OF THIS PROSPECTUS ENTITLED “RISK FACTORS” BEFORE BUYING ANY SHARES OF HIFORTUNE HOLDINGS INC COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE WILL NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION HAS BEEN CLEARED OF COMMENTS AND IS DECLARED EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under “Risk Factors,” “Business,” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy shares of our Common Stock.

Overview

Hifortune Holdings Inc (“Hifortune,” the “Company,” “we,” “our,” or “us”) is a holding company incorporated in the State of Delaware on June 23, 2026. We conduct our business operations in China primarily through our PRC operating subsidiary, Yingda Jishi (Shandong) Enterprise Management Co., Ltd. (“Yingda Jishi”), which was established on June 22, 2016, and is headquartered in Qingdao, Shandong Province, China. Our principal executive offices are located at Room 3319, Building 3, No. 31 Longcheng Road, Shibei District, Qingdao, Shandong Province, People’s Republic of China.

We are committed to empowering small and medium-sized enterprises (“SMEs”) in China with integrated digital promotion, professional training, and content production services that drive business growth, regulatory compliance, and brand visibility. We aspire to become a leading one-stop enterprise services platform in China, enabling millions of SMEs to access cost-effective digital marketing tools, compliance education, and professional content production solutions.

We provide integrated enterprise services to SMEs, investment partnerships, and corporate clients across China through three complementary service lines:

Our Services

Qi Shi Bao (Enterprise Market Protection) Platform Services

Our Qi Shi Bao platform is a proprietary WeChat mini-program that functions as a digital yellow pages and enterprise showcase for SME clients. The platform displays each client’s corporate profile, business description, products and services, and senior management information in a dedicated promotional page accessible through the WeChat ecosystem.

We charge a one-time, non-refundable initial setup fee and an annual service fee per contract year, each of which is negotiated on a client-by-client basis. Each annual service period includes up to one month of content-creation support, encompassing up to ten promotional posts. Contract terms are typically one to two years, with fees payable within 90 days after issuance of a VAT invoice.

In addition to our core platform services, we offer bundled value-added lecture services, including speech drafting, presentation layout design, and brochure design.

Specialized Lecture and Seminar Services

We organize and deliver thematic seminars and corporate training sessions covering a range of topics critical to SME operations, including:

Partnership governance and legal risk control; Commercial compliance and risk early warning;Labor and employment rules;Clarification of rights and responsibilities; Tax and finance management; HR risk control and tax-enterprise coordination; Prevention of commercial legal risks; and Tax strategy insights.

We charge a fixed fee per session. We also provide additional presentation and brochure design services for fees that vary by engagement based on scope and complexity. Our service scope includes event planning, speech drafting, PPT layout and design, and brochure design (excluding third-party image purchases, animation, and printing). These services may be contracted in conjunction with Qi Shi Bao platform services or on a standalone basis.

Marketing Promotion and Film Production Services

We provide project-based marketing promotion planning, exhibition support, and short film and video production services. Fees are fixed on a per-project basis and are payable within 90 days after invoicing.

Industry Overview

China’s small and medium-sized enterprises (“SMEs”) are the principal buyers of packaged digital promotion, compliance training and enterprise content services. More than 63 million SMEs were operating nationwide by the end of 2025, accounting for over 95% of all business entities. The Ministry of Industry and Information Technology had already put the SME population above 60 million by the end of 2024, with an average annual increase of more than four million since 2021. Official commentary attributes to SMEs roughly 60% of GDP, 70% of technological innovation and 80% of urban employment

Digital visibility for these businesses is built mainly inside Weixin rather than on standalone websites. Combined monthly active accounts of Weixin and WeChat were 1,418 million as of December 31, 2025, up 2% from 1,385 million a year earlier. Mini Programs run inside that account base and are used for enterprise directories, brand pages and light content distribution, without a separate app download.

Spend that funds promotion and short-form video is large and is concentrated on digital channels. EMARKETER estimates China digital advertising spend at US$161.84 billion in 2026, or 86.6% of total media ad spending. The State Administration for Market Regulation reported 2025 advertising business revenue of RMB 2,050.21 billion, of which internet advertising was RMB 1,357.43 billion (66.2%), up 34.6% year on year.

A separate demand line is compliance training. The revised PRC Company Law took effect on July 1, 2024 and shortened the period for shareholders of limited-liability companies to pay in subscribed capital to five years, while specifying duties and potential liability of directors, supervisors and senior officers. Those rules apply to the closely held structures used by most SMEs and support paid seminars on capital contribution, governance and related practice.

Taken together, the SME base, the Weixin distribution channel, digital-ad budgets and the 2024 Company Law revision support three adjacent categories of SME spend: WeChat Mini Program directory and listing services; project-based marketing and enterprise video; and fixed-fee compliance lectures.

Our Competitive Strengths

We believe that the following competitive strengths differentiate us from our competitors and contribute to our success:

Integrated Digital and Offline Service Model

Our business model integrates our Qi Shi Bao digital platform, in-person training and seminar services, and professional content production into a unified service offering. This integrated approach creates multiple touchpoints with each client, generates recurring revenue through annual platform subscriptions, and enables cross-selling across our three service lines.

Established Operating Entity and Client Base

Through Yingda Jishi, we have been operating since 2016 and have developed relationships with clients across multiple provinces including Shandong, Shanghai, Jiangsu, and Guangdong. Our established operational track record provides a foundation for growth and demonstrates the market acceptance of our service offerings.

Diversified Service Offerings

Our three complementary service lines—digital platform services, training and seminars, and marketing promotion and film production—reduce our dependence on any single revenue source and provide multiple avenues for client engagement and cross-selling opportunities.

Scalable WeChat Mini-Program Platform

Our Qi Shi Bao platform leverages the ubiquitous WeChat ecosystem, which provides a lightweight, cost-effective delivery mechanism for our digital promotion services. The mini-program architecture allows for rapid deployment and scalability without requiring clients to download separate applications.

Deep Domain Expertise in Compliance and Corporate Governance

Our training and seminar services address the growing need among SMEs for practical guidance on regulatory compliance, corporate governance, tax strategy, and risk management. The increasing complexity of China’s regulatory environment for businesses creates ongoing demand for these services.

Our Growth Strategies

We intend to pursue the following strategies to grow our business:

Expand Client Base and Geographic Reach

We plan to expand our client base beyond our current focus markets of Shandong, Shanghai, Jiangsu, and Guangdong into additional provinces across China. We intend to leverage our existing client relationships and reputation to penetrate new geographic markets.

Enhance Digital Platform Capabilities

We plan to invest in technology upgrades to our Qi Shi Bao platform, including enhanced content management tools, analytics capabilities, and expanded functionality to deliver greater value to our platform clients and strengthen client retention.

Broaden Training and Seminar Curriculum

We intend to expand our training and seminar offerings to include additional topics of relevance to SMEs, including digital commerce compliance, data privacy regulations, and cross-border business operations, to address emerging areas of regulatory complexity.

Pursue Strategic Partnerships and Collaborations

We plan to establish partnerships with industry associations, professional services firms, and digital marketing platforms to enhance our service capabilities, expand our reach, and create additional value for our clients.

Strengthen Brand and Market Position

We intend to use a portion of the net proceeds from this offering to invest in marketing initiatives and content production capabilities designed to increase our brand awareness and strengthen our market position among SME clients in China.

Competition

The markets in which we operate are fragmented and competitive. We face competition from a variety of market participants, including:

WeChat mini-program directory platforms and digital marketing services providers;Local advertising agencies and marketing services firms;Training institutions and professional development providers;Video production studios and multimedia content agencies; andIn-house marketing and training teams maintained by our current and prospective clients.

Many of our competitors have greater financial resources, more extensive marketing capabilities, larger personnel, and longer operating histories than we do. We compete primarily on the basis of our integrated service model, domain expertise in corporate compliance and governance, competitive pricing, and the convenience of our WeChat-based platform. For additional information regarding the risks of competition, see “Risk Factors.”

Permissions Required from the PRC Authorities for Our Operations and This Offering

We are a Delaware holding company with operations conducted through our PRC subsidiaries. Our PRC operating subsidiary, Yingda Jishi, is subject to various PRC laws and regulations governing its business operations and this offering. The following summarizes the key regulatory requirements applicable to our operations and this offering.

Regulatory Licenses, Permits and Approvals Required for Operations

As of the date of this prospectus, Yingda Jishi has obtained all material licenses, permits, and approvals necessary for its current business operations in China, including but not limited to its business registration, tax registration, and other requisite filings with applicable PRC governmental authorities. We do not currently operate in any industry sector that requires special administrative licenses or pre-approvals from PRC industry regulators for our enterprise promotion, training, and content production services.

However, any failure to maintain, obtain, or renew applicable licenses and permits in the future could subject us to fines, penalties, or restrictions on our ability to conduct business. We cannot assure you that our PRC operating subsidiary will be able to maintain all necessary permits and approvals, particularly in light of the evolving regulatory environment in China. See “Risk Factors — Risks Related to Doing Business in China.”

CSRC Filing and Reporting Requirements

On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises (the “Trial Measures”) and five supporting guidelines, which became effective on March 31, 2023. Pursuant to the Trial Measures, PRC domestic companies that seek to offer or list securities overseas, either directly or indirectly, are required to complete filing procedures with the CSRC within three working days after the submission of the application for an overseas offering or listing.

We believe that neither this Offering nor the quotation of our Common Stock on the OTCQB marketplace constitutes an overseas offering or listing that is currently subject to the CSRC filing requirements under the Trial Measures. Pursuant to the CSRC’s Guidelines for the Application of Regulatory Rules No. 7 – Overseas Offerings and Listings, quotation on the OTCQB marketplace, as an overseas over-the-counter market, is not currently subject to the filing requirements under the Trial Measures. However, if we pursue a future listing of our Common Stock on a national securities exchange, including Nasdaq, we expect that we would be required to comply with the applicable CSRC filing requirements for overseas offerings and listings then in effect. Accordingly, we have not submitted a filing with the CSRC in connection with this Offering. However, there remains uncertainty regarding the interpretation, implementation, and enforcement of the Trial Measures and other PRC laws and regulations. If the CSRC or any other PRC regulatory authority subsequently determines that a filing, approval, or other regulatory procedure is required for this Offering or our OTCQB quotation, we cannot assure you that we would be able to obtain such approval or complete such filing in a timely manner, or at all. Any failure to obtain required approvals or complete required filings could result in regulatory actions, fines, sanctions, or other penalties, which could materially and adversely affect our business, financial condition, results of operations, and the value of our securities. See “Risk Factors — Risks Related to Doing Business in China.”

Cybersecurity Review

On December 28, 2021, the Cyberspace Administration of China (“CAC”), together with twelve other PRC governmental authorities, jointly issued the Cybersecurity Review Measures (2021), which became effective on February 15, 2022. Under these measures, critical information infrastructure operators (“CIIOs”) that purchase network products and services, and network platform operators (“NPOs”) that engage in data processing activities affecting or potentially affecting national security, are required to undergo a cybersecurity review. Additionally, NPOs possessing personal information of more than one million users that seek listing in a foreign country must apply for a cybersecurity review from the CAC.

Our Qi Shi Bao platform is a lightweight WeChat mini-program that provides digital promotion services to SME clients. Based on the nature and scale of our current operations, we do not believe we are a CIIO or that our data processing activities affect national security. As of the date of this prospectus, the personal information we collect and process is significantly below the one-million-user threshold. Accordingly, we believe a cybersecurity review is not required for this offering under the current regulatory framework. However, the regulatory landscape in this area continues to evolve, and we cannot assure you that our operations will not become subject to cybersecurity review in the future. See “Risk Factors — Risks Related to Doing Business in China.”

Summary of Risk Factors

An investment in our common stock involves a number of significant risks. You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Business

●	There is substantial doubt about our ability to continue as a going concern, and if we are unable to obtain additional financing or generate sufficient cash from operations, we may be required to curtail or cease our operations and you could lose your entire investment.

●	We may require additional capital in the future, and our inability to obtain such financing on favorable terms or at all could impede our growth and negatively impact our business.

●	The functionality of our Qi Shi Bao platform is dependent on the WeChat ecosystem and reliable internet infrastructure, and disruptions could negatively impact our business.

●	Our officers and directors lack public company experience, which could impair our ability to comply with legal and regulatory requirements.

●	Becoming subject to public company reporting requirements will increase our operating expenses and could negatively impact our profitability.

●	We have a limited operating history and have incurred losses since inception.

●	Our revenue is dependent on a small number of clients, and the loss of any significant client could materially and adversely affect our business.

●	We face intense competition in the enterprise promotion and corporate education market, and if we fail to compete effectively, our business could be adversely affected.

●	Our success depends on our ability to attract and retain qualified professionals to deliver our training and marketing services.

●	Economic downturns, market volatility, or unfavorable business conditions could reduce demand for our services.

●	Our operations are concentrated in China, and we are subject to risks relating to the economic, political, and legal environment in China.

●	We may be unable to manage our growth effectively.

●	Cybersecurity risks and data privacy regulations could adversely affect our operations and expose us to liability.

●	We do not maintain key person life insurance for our officers and directors.

●	One individual serves as both our principal executive officer and principal financial officer, and we have no independent directors or audit committee, which limits oversight of our management and financial reporting.Our principal executive offices are located outside the United States, which may make it difficult for U.S. investors to enforce their legal rights.

Risks Related to Doing Business in China

●	Our and our subsidiary’s operations in China are governed by PRC laws and regulations, and risks and uncertainties with respect to the PRC legal system could adversely affect us.

●	Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations.

●	Changes in economic, political or social conditions or government policies in China and globally, or uncertainties in international trade and rising political tensions, particularly between the U.S. and China, could have a material adverse effect on our business.

●	Recent regulatory developments in China may subject us to additional regulatory review and disclosure requirements, or otherwise restrict our ability to offer securities and raise capital outside China.

●	The applicability of PRC overseas offering and listing regulations to this Offering remains subject to interpretation, and any determination that we are required to obtain approvals or complete filings could adversely affect our business and this Offering.

●	Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it is unable to inspect or investigate completely our auditor.

●	We rely on dividends and other distributions from our PRC subsidiary to fund our cash requirements, and any regulation or limitation on such payments could have a material adverse effect on our business.

●	PRC regulation of loans to and direct investment in PRC entities by offshore holding companies may restrict or delay us from using the proceeds of this Offering to fund our PRC subsidiary.

●	If we fail to complete the registrations and capital contributions required for our reorganization, we may be unable to fund, or receive distributions from, our PRC subsidiaries.

●	Statutory requirements on currency conversion may limit our foreign exchange transactions.

●	Fluctuations in exchange rates could have an adverse effect on our results of operations and the value of your investment.

●	PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties.

●	If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

●	The discontinuation of, or our failure to qualify for, preferential tax treatment could increase our tax expense.

●	Inflation and increases in labor costs in China could adversely affect our profitability and growth.

●	Failure to make adequate contributions to employee social insurance and housing provident funds as required by PRC law may subject us to penalties.

●	Recent litigation and negative publicity surrounding China-based companies listed in the United States may result in increased regulatory scrutiny and negatively impact the trading price of our Common Stock.

Risks Related to Our Common Stock and This Offering

●	The offering price of our shares has been determined by us and may not reflect the actual value of your investment.

●	The market price of our Common Stock may be volatile and subject to significant fluctuations.

●	Because there are no minimum proceeds we can receive from this Offering, we may not raise sufficient capital to implement our planned business.

●	If we are designated a “shell company,” your ability to resell your shares will be significantly limited.

●	Our Common Stock will not be registered under the Exchange Act prior to the effective date; thus, we will only be subject to the reporting obligations imposed by Section 15(d) of the Exchange Act.

●	There is currently no public trading market for our Common Stock, and an active market may not develop or be sustained after this Offering.

●	Our Common Stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

●	If our Common Stock is not eligible for deposit and clearing through DTC, or if state securities laws restrict resales, your ability to sell your shares may be limited.

●	Ms. Jingjing Xiang, our Chairman and Chief Executive Officer, through her controlling interest in our principal stockholder, Highfinal Holdings Limited, will continue toMs. Jingjing Xiang, may have significant influence over our company after this Offering, which could limit your ability to influence the outcome of key transactions.We do not intend to pay dividends on our Common Stock in the foreseeable future.

●	Future sales of our Common Stock by existing shareholders could depress the market price of our Common Stock.

●	We are an “emerging growth company” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

●	Our management has identified material weaknesses in our internal control over financial reporting, which could affect the reliability of our financial statements.

●	You will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock you purchase.

●	We have broad discretion over the use of the net proceeds from this Offering, and we may not use them effectively.

Implications of the Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act (“HFCAA”), as amended by the Consolidated Appropriations Act, 2023, requires the Securities and Exchange Commission (“SEC”) to prohibit the trading of securities of a registrant on any national securities exchange or through any other method regulated by the SEC if the Public Company Accounting Oversight Board (“PCAOB”) is unable to inspect or investigate the registrant’s public accounting firm for two consecutive years.

On December 15, 2022, the PCAOB issued a report vacating its previous determinations that it was unable to inspect or investigate registered public accounting firms headquartered in mainland China and Hong Kong. As of the date of this prospectus, our auditor is subject to PCAOB inspection. However, if the PCAOB determines in the future that it is again unable to inspect or investigate our auditor, and we are identified by the SEC as a “Commission-Identified Issuer” for two consecutive years, the SEC could prohibit trading in our Common Stock. Such a prohibition would substantially impair your ability to sell or purchase our Common Stock and the market price and value of our Common Stock would likely be materially and adversely affected. See “Risk Factors — Risks Related to Doing Business in China.”

Implications of Being Treated as an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002;reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements;

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved; and

●	extended transition periods for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.235 billion, (ii) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt, or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We intend to take advantage of certain of the reduced reporting requirements available to emerging growth companies. As a result, the information we provide to stockholders may be different than what you might receive from other public companies in which you hold equity interests.

Corporate Information

Hifortune Holdings Inc was incorporated in the State of Delaware on June 23, 2026. We conduct our business operations in China through our wholly-owned subsidiaries and our PRC operating subsidiary, Yingda Jishi (Shandong) Enterprise Management Co., Ltd., which was established on June 22, 2016.

Our corporate structure is as follows:

Our principal executive offices are located at Room 3319, Building 3, No. 31 Longcheng Road, Shibei District, Qingdao, Shandong Province, People’s Republic of China. Our telephone number at this address is +86 135 8909 1556. Our website is www.hifinance.top. Information contained on, or accessible through, our website does not constitute a part of this prospectus and should not be considered a part of this prospectus.

The SEC maintains a website that contains reports and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov.

Cash Transfers Through Our Organization

Hifortune Holdings Inc is a Delaware holding company with no material operations of its own and does not use a variable interest entity (“VIE”) structure. We conduct all of our operations in the PRC through our wholly owned indirect subsidiary, Yingda Jishi. Hifortune owns Hifortune HK, which in turn owns Hifa WFOE, which in turn owns Yingda Jishi. As a result, our ability to pay dividends to our stockholders and to service any debt we may incur depends on dividends and other distributions paid by our PRC subsidiaries.

Funds flowing from the holding company to our subsidiaries. Hifortune may transfer funds, including the net proceeds of this offering, to Hifortune HK through capital contributions or shareholder loans. Hifortune HK may in turn transfer funds to Hifa WFOE through capital contributions or shareholder loans, and Hifa WFOE may transfer funds to Yingda Jishi through capital contributions or intercompany loans. Under PRC law, capital contributions by an offshore parent to a PRC subsidiary are subject to registration with or filing with the State Administration for Market Regulation (“SAMR”) or its local counterpart and to foreign exchange registration with a bank in accordance with rules of the State Administration of Foreign Exchange (“SAFE”), and shareholder loans to a PRC subsidiary are subject to SAFE registration and to statutory limits on the amount of foreign debt the subsidiary may incur. We cannot assure you that we will be able to complete these registrations or filings on a timely basis, or at all. As of the date of this prospectus, Hifa WFOE has a registered capital of RMB6,200,000, of which RMB6,200,000 is required to be paid in on or before August 2, 2031 and Yingda Jishi has a registered capital of RMB6,200,000, of which RMB4,200,000 and RMB2,000,000 are required to be paid in on or before June 10, 2026 and March 2, 2030 respectively.

Funds flowing from our subsidiaries to the holding company and to investors. Yingda Jishi may pay dividends to Hifa WFOE, which may pay dividends to Hifortune HK, which may in turn pay dividends to Hifortune. Hifortune may then pay dividends or make other distributions to its stockholders, including U.S. investors, in accordance with the Delaware General Corporation Law, which permits dividends to be paid out of surplus or, if there is no surplus, out of net profits for the current or preceding fiscal year. Under Hong Kong law, Hifortune HK may pay dividends only out of distributable profits, and there are currently no Hong Kong restrictions on the conversion of Hong Kong dollars into foreign currencies or the remittance of dividends out of Hong Kong. However, to the extent cash is held in Hong Kong or by a Hong Kong entity, there is no assurance that the PRC government will not intervene in or impose restrictions on our ability to transfer such cash.

Restrictions under PRC law. PRC laws and regulations restrict the ability of our PRC subsidiaries to transfer cash and pay dividends. Under PRC law, Hifa WFOE and Yingda Jishi may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations, and each is required to set aside at least 10% of its after-tax profits each year to fund statutory reserves until those reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends. In addition, the conversion of Renminbi into foreign currencies and the remittance of foreign currency out of the PRC are subject to PRC foreign exchange controls, and our PRC subsidiaries must comply with procedural requirements, including presenting supporting documentation to designated banks, to remit dividends offshore. The PRC government may also impose new or stricter controls on cross-border transactions. To the extent cash or assets of our business are in the PRC or held by a PRC entity, those funds or assets may not be available to fund operations or for other uses outside of the PRC due to interventions in, or the imposition of restrictions and limitations on, our or our subsidiaries’ ability to transfer cash or assets by the PRC government.

Tax considerations. Under the PRC Enterprise Income Tax Law and its implementation rules, dividends paid by a PRC resident enterprise to a non-PRC resident enterprise shareholder are generally subject to a 10% PRC withholding tax. Under the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation, this rate may be reduced to 5% if Hifortune HK holds at least 25% of the PRC enterprise and qualifies as the beneficial owner of the dividends, subject to approval or filing requirements of the PRC tax authorities. We cannot assure you that Hifortune HK will qualify for the reduced rate. Hong Kong does not currently impose withholding tax on dividends. If Hifortune or Hifortune HK were deemed a PRC resident enterprise, dividends paid by it could also become subject to PRC withholding tax. Dividends paid by Hifortune to U.S. holders may be subject to U.S. federal income tax. See “Taxation.”

Transfers and distributions to date; cash management policies. For the fiscal years ended June 30, 2026 and 2025 and through the date of this prospectus, none of our PRC subsidiaries has made any dividends, distributions or other transfers of cash to Hifortune HK, Hifortune or any of our investors, and neither Hifortune nor Hifortune HK has made any capital contributions, loans or other transfers of cash to our PRC subsidiaries.

No transfers have occurred among Hifortune, Hifortune HK, Hifa WFOE and Yingda Jishi. The reorganization involved the incorporation of the holding companies and the original issuance of 10,000,000 shares of Hifortune Holdings Inc. for aggregate consideration of US$1,000,000 payable by the individual shareholders. No cash was received at issuance. The subscription price was settled by set-off against the consideration of RMB6,200,000 (US$864,786) payable by Hifa WFOE for its acquisition of 100% of the equity interests of Yingda Jishi from its then-existing shareholders, who are the subscribers of the Registrant’s shares. The acquisition was completed on August 20, 2026, and the set-off was effected after completion of the acquisition. The remaining US$135,214 of the subscription price was settled in cash on August 10, 2026.

Hifa WFOE was established on 14 August 2026 with registered capital of RMB 6,200,000, but no capital contribution has been made as of the date of this prospectus.

We currently intend to retain all available funds and future earnings to fund the development of our business and do not anticipate paying cash dividends in the foreseeable future. We do not currently maintain cash management policies dictating how funds are transferred among Hifortune, its subsidiaries or investors. See “Dividend Policy” and “Risk Factors — Risks Related to Doing Business in China.”

THE OFFERING

The Offering:	This is a self-underwritten, direct primary offering with no minimum purchase requirement.
The Issuer:	Hifortune Holdings Inc
Securities Being Offered:	1,200,000 shares of common stock, par value $0.00001 per share.
Shares Outstanding Prior to Offering:	10,000,000 shares of common stock.
Shares Outstanding after Offering:	11,200,000 shares of common stock (assuming all 1,200,000 shares offered are sold).
Price Per Share:	$1.00
Duration of the Offering:	The shares will be offered for a period of up to 365 days from the effective date of this prospectus. Our board of directors may terminate the offering at any earlier date. The offering will not be extended beyond 365 days from the effective date of this prospectus.
Gross Proceeds from selling 100% of shares:	$1,200,000

Market of the common stock:	There is no public market for our shares. Our common stock is not traded on any stock exchange or the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we intend to apply for quotation of our Common Stock on the OTCQB Venture Market under the symbol “HFRT.” There can be no assurance that our application will be approved or that a trading market will develop.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Furthermore, if the Company does not sell any shares from this offering, it will not receive gross proceeds accordingly. There is no public market for our shares. Our common stock is not traded on any stock exchange or the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we intend to apply for quotation of our Common Stock on the OTCQB Venture Market under the symbol “HFRT.” There can be no assurance that our application will be approved or that a trading market will develop.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

RISK FACTORS

An investment in our common stock involves a number of significant risks. You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Business

There is substantial doubt about our ability to continue as a going concern, and we will require additional financing that may not be available to us.

For the fiscal year ended June 30, 2026, we incurred a net loss of $191,467, compared with a net loss of $148,424 for the fiscal year ended June 30, 2025, and we used net cash of $5,092 in operating activities. As of June 30, 2026, we had an accumulated deficit of $355,787, current assets of $490,839 and current liabilities of $950,637, resulting in negative working capital of $459,798, and our total liabilities of $950,637 exceeded our total assets of $732,515, resulting in a total stockholders' deficit of $218,122. Our current liabilities as of that date included $178,215 of amounts due to our stockholders that are unsecured, interest-free and repayable on demand, $155,827 of contract liabilities representing customer advances for services we have not yet delivered, $85,474 of lease liabilities and $473,728 of share subscription liabilities. These conditions indicate that we may not have sufficient liquidity to meet our obligations as they become due and raise substantial doubt about our ability to continue as a going concern.

The report of our independent registered public accounting firm on our consolidated financial statements as of and for the fiscal years ended June 30, 2026 and 2025 contains an explanatory paragraph stating that our losses from operations, net cash used in operating activities and deficit on total equity raise substantial doubt about our ability to continue as a going concern. Those financial statements have been prepared assuming that we will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. As discussed in Note 2 to our consolidated financial statements and under "Management's Discussion and Analysis of Financial Condition and Results of Operations — Funding Requirements and Going Concern," substantial doubt about our ability to continue as a going concern exists and has not been eliminated.

Our ability to continue as a going concern depends on our ability to generate sufficient cash from operations and to obtain additional financing on acceptable terms. We expect to depend, in the near term, on continued financial support from our stockholders, including their agreement not to request repayment of the $178,215 due to them for at least twelve months from the date our consolidated financial statements were approved by our directors, on collections from customers and on other financing that may become available to us. None of these sources is assured. Our stockholders are not contractually obligated to provide additional funding or to extend their forbearance beyond that period, and no assurance can be given that any additional financing will be available to us on acceptable terms or at all. Our ability to obtain financing is further constrained by our limited operating history, our history of losses, the absence of any public market for our Common Stock and the restrictions under PRC law on transferring cash into and out of our PRC subsidiaries.

You should not assume that this Offering will resolve this uncertainty. This Offering is being made on a self-underwritten, best-efforts basis with no minimum number of shares that must be sold, no underwriter, placement agent or other person has been engaged to sell the shares, and no escrow, trust or similar account has been established. Accordingly, the amount of proceeds we will receive, if any, is uncertain, and those proceeds cannot be treated as committed financing. We expect to incur offering expenses of approximately $440,640 regardless of the number of shares sold, and if we sell 25% or less of the shares offered we would receive no net proceeds after payment of those expenses and would be required to fund the shortfall from operating cash flow or additional financing.

If we are unable to generate sufficient cash from operations or to obtain additional financing when needed, we may be required to defer planned expenditures, delay or abandon elements of our business plan, reduce or suspend our operations, dispose of assets, or seek protection under applicable insolvency laws, any of which would have a material adverse effect on our business, financial condition and results of operations. Any equity financing we obtain may be on terms that are substantially dilutive to investors purchasing shares in this Offering, and any debt financing may increase our financing costs and impose operating and financial restrictions on us. If we are unable to continue as a going concern, our stockholders could lose all or substantially all of their investment in our Common Stock.

We may require additional capital in the future, and our inability to obtain such financing on favorable terms or at all could impede our growth and negatively impact our business.

To support our growth initiatives, expand our Qi Shi Bao platform client base, deepen our lecture and training offerings, or respond effectively to competitive pressures, we may need to seek additional capital in the future through equity or debt financing. However, there is no guarantee that we will be able to obtain such financing on terms that are favorable to us, or at all. Our ability to raise additional capital will depend on various factors, including our future financial performance, prevailing market conditions, investor sentiment, and the availability of capital. If we are unable to secure additional funding when needed, or if the terms of such financing are unfavorable, it could significantly impede our ability to execute our growth strategy, develop new service offerings, or effectively compete in the market.

The functionality of our Qi Shi Bao platform is dependent on the WeChat ecosystem and reliable internet infrastructure, and disruptions could negatively impact our business.

Our Qi Shi Bao platform operates as a WeChat mini-program, and its operation and accessibility are intrinsically linked to the availability and reliability of the WeChat ecosystem and internet infrastructure in China. Our clients require consistent and stable internet access and WeChat functionality to effectively use our platform. Any widespread or localized disruptions, outages, or degradation of WeChat services or internet service in our operating regions could directly impede our clients’ ability to access and use our platform, potentially leading to decreased revenue. Furthermore, any changes to WeChat’s policies, terms of service, or technical requirements for mini-programs could require us to modify our platform or could restrict our ability to operate within the WeChat ecosystem, which would materially and adversely affect our business.

Our officers and directors lack public company experience, which could impair our ability to comply with legal and regulatory requirements.

Ms. Jingjing Xiang, our Director and Chief Executive Officer, has not previously been responsible for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy, in which event you could lose your entire investment in our company.

Becoming subject to public company reporting requirements will increase our operating expenses and could negatively impact our profitability.

Upon the completion of this Offering, we intend to become subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. This will obligate us to file various reports with the SEC on a regular basis, including annual and quarterly reports. The preparation and filing of these reports will require us to incur significant additional expenses, primarily related to audit fees and legal fees. These increased compliance costs will directly add to our operating expenses and could negatively affect our ability to achieve and maintain profitability. Consequently, the increased costs associated with being a public reporting company could have a material adverse effect on our financial condition and our ability to generate profits in the future.

We have a limited operating history and have incurred losses since inception

Our U.S. holding company was incorporated in June 2026, and our PRC operating subsidiary, Yingda Jishi, although established in June 2016, generated only limited revenue prior to 2024 and has reported net losses in recent periods. Accordingly, we have a limited operating history upon which you can evaluate our business and prospects. We incurred net losses of $191,467 for fiscal 2026 and $148,424 for fiscal 2025 and had an accumulated deficit of $355,787 and $164,320 as of June 30, 2026 and June 30, 2025 respectively. Although our cash and cash equivalents increased from $52,082 as of June 30, 2025 to $486,652 as of June 30, 2026, our total operating expenses were $492,124 for fiscal 2026. There is no minimum amount of proceeds that must be raised in this Offering, and we may not raise sufficient funds to support our operations. Because of our limited operating history, continued net losses and limited cash resources, there can be no assurance that we will be able to sustain operations, achieve profitability or avoid the need for additional financing in the future. If we cannot generate sufficient revenue or obtain additional financing, we may be forced to curtail or cease our operations.

Our revenue is dependent on a small number of clients, and the loss of any significant client could materially and adversely affect our business.

For the fiscal years ended June 30, 2026 and 2025, our revenue was concentrated among a small number of clients. For the fiscal year ended June 30, 2026, five clients collectively accounted for approximately 77.4% of our total revenue, and our largest client accounted for approximately 17.9% of our total revenue. For the fiscal year ended June 30, 2025, one client accounted for 100% of our total revenue. Our engagements are generally project-based and one-time in nature, and our clients are not obligated to engage us for future services. As a result, our client base may change substantially from year to year, and we must continually secure new engagements to maintain our revenue. If any of these clients were to terminate their relationship with us, significantly reduce their engagement, or experience financial difficulties, or if we are unable to replace completed engagements with new ones, our revenue could decline materially. There is no assurance that we will be able to replace lost revenue from a departing client.

We face intense competition in the enterprise promotion and corporate education market, and if we fail to compete effectively, our business could be adversely affected.

The enterprise promotion and corporate education market in China is highly competitive. We compete with a wide range of companies, including established training institutions, online education platforms, marketing firms, and other providers of enterprise services. Many of our competitors have significantly greater financial, technical, and marketing resources, more extensive client bases, and stronger brand recognition than we do. If we fail to differentiate our services, maintain quality, or adapt to changing client needs and technological advancements, we could lose market share and our revenue and profitability could decline.

Our success depends on our ability to attract and retain qualified professionals to deliver our training and marketing services.

Our business relies heavily on the expertise and performance of our professional team, including trainers, lecturers, marketing specialists, and management personnel. Competition for skilled professionals in these fields is intense. If we are unable to attract, train, and retain qualified professionals, or if key personnel leave our company, the quality of our services could deteriorate, and we may be unable to maintain or grow our client relationships. As of March 31, 2026, we have only 5 full-time employees, making us particularly vulnerable to the loss of any individual team member.

Economic downturns, market volatility, or unfavorable business conditions could reduce demand for our services.

Our revenue is dependent on SMEs and investment partnerships in China engaging our enterprise promotion, training, and marketing services. During periods of economic uncertainty or downturn, businesses may reduce their discretionary spending on training, marketing, and promotional activities. A deterioration in economic conditions in China or globally could lead to reduced demand for our services, lower spending by existing clients, and difficulty in acquiring new clients, any of which could materially and adversely affect our business, financial condition, and results of operations.

Our operations are concentrated in China, and we are subject to risks relating to the economic, political, and legal environment in China.

Substantially all of our operations are conducted in China, and substantially all of our revenue is derived from clients located in China. Our business is subject to a variety of risks related to conducting business in China, including economic volatility, changes in government policies, regulations applicable to our industry, and uncertainties regarding the interpretation and enforcement of PRC laws and regulations. Any adverse changes in the political, economic, or regulatory environment in China could materially and adversely affect our business and results of operations.

We may be unable to manage our growth effectively.

We plan to expand our operations by growing our client base, expanding service offerings through the Qi Shi Bao platform, and increasing our marketing and lecture service capabilities. This growth may place significant demands on our management, operational, and financial resources. If we are unable to effectively manage this growth, our service quality could suffer, we may fail to meet client expectations, and our business and results of operations could be adversely affected. Our current infrastructure and personnel may be insufficient to support rapid growth without additional investment.

Cybersecurity risks and data privacy regulations could adversely affect our operations and expose us to liability.

Our operations rely on technology infrastructure, including our Qi Shi Bao WeChat mini-program platform, to deliver services and store client data. We are subject to PRC data privacy and cybersecurity laws, including the PRC Cybersecurity Law, the Data Security Law, and the Personal Information Protection Law. A cybersecurity breach, data leak, or failure to comply with applicable data protection regulations could result in significant liability, reputational harm, regulatory penalties, and loss of client trust. The costs of maintaining and improving our cybersecurity measures may also increase over time.

We do not maintain key person life insurance for our officers and directors.

We are heavily dependent on Ms. Jingjing Xiang, our Chairman and Chief Executive Officer, for the management and strategic direction of our company. We do not maintain key person life insurance on Ms. Xiang. The loss of Ms. Xiang’s services could significantly disrupt our business operations and strategy, and we may not be able to find a suitable replacement in a timely manner, or at all, which could have a material adverse effect on our business, financial condition, and results of operations.

Our principal executive offices are located outside the United States, which may make it difficult for U.S. investors to enforce their legal rights.

Our principal operations are conducted in Qingdao, Shandong Province, China, and our management resides outside the United States. As a result, it may be difficult for investors in the United States to enforce their legal rights, to effect service of process upon us or our management, or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties under United States securities laws. In addition, PRC courts may not recognize or enforce judgments of U.S. courts.

One individual serves as both our principal executive officer and principal financial officer, and we have no independent directors or audit committee, which limits oversight of our management and financial reporting.

Ms. Jingjing Xiang serves as our Chief Executive Officer and Chief Financial Officer and is not independent. We do not have an audit committee, compensation committee or nominating committee, and because our Common Stock will be quoted on the OTCQB rather than listed on a national securities exchange, we are not required to have independent directors or such committees. As a result, there is no independent review of the decisions of our management, including decisions regarding financial reporting, internal controls, executive compensation and related party transactions, and the same individual who prepares our financial statements also certifies them. This lack of independent oversight increases the risk that errors, irregularities or conflicts of interest will not be detected and may make it more difficult for us to remediate our material weaknesses in internal control over financial reporting.

Risks Related to Doing Business in China

Our and our subsidiary’s operations in China are governed by PRC laws and regulations, and risks and uncertainties with respect to the PRC legal system could adversely affect us.

Our PRC operating subsidiary, Yingda Jishi, is incorporated under and governed by the laws of the PRC. The PRC legal system is a civil law system based on written statutes with limited precedential value from prior court decisions. Since these laws and regulations are relatively new and continue to rapidly evolve, the interpretations of many laws, regulations and rules and enforcement thereof involve uncertainties. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights. Furthermore, administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources. The PRC government has significant oversight and discretion over the conduct of our business and may intervene with or influence our operations at any time.

Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations.

The PRC Foreign Investment Law (the “PRC FIL”) and its Implementation Regulations, effective from January 1, 2020, specify that foreign investments shall be conducted in line with the “negative list” issued by the State Council. While we do not operate in an industry currently subject to foreign investment restrictions in China, it is uncertain whether our industry will be named in an updated “negative list” in the future. If our industry is added to the “negative list,” or if PRC regulatory authorities otherwise decide to limit foreign ownership in our industry and/or disallow our holding company structure, we would be unable to do business in China as currently structured, which could have a material adverse impact on our business, operations, and ability to raise capital.

Changes in economic, political or social conditions or government policies in China and globally, or uncertainties in international trade and rising political tensions, particularly between the U.S. and China, could have a material adverse effect on our business.

We conduct substantially all of our operations in China, and substantially all of our revenue is derived from our operations in China. Recently, there have been rising political tensions between the U.S. and China, including tariffs and trade restrictions. The U.S. Department of the Treasury issued the Outbound Investment Rule, effective January 2, 2025, imposing restrictions on U.S. investments in companies associated with countries of concern, including China. Although we do not believe we are a covered foreign person subject to the Outbound Investment Rule, we cannot assure you that contradictory interpretations will not be made. Rising political tensions could reduce levels of trade, investment, and economic activities between the United States and China, and could cause investors to be unwilling to hold or buy our Common Stock, which would have a material adverse effect on our business and the trading price of our Common Stock.

Recent regulatory developments in China may subject us to additional regulatory review and disclosure requirements, or otherwise restrict our ability to offer securities and raise capital outside China.

The PRC government has initiated regulatory actions including the Regulation on the Protection of the Security of Critical Information Infrastructure, the Cyber Data Security Regulations (effective January 1, 2025), and the Measures for Cybersecurity Review. We believe these regulations are not currently applicable to us. However, uncertainties remain as to how they will be interpreted or implemented. Any actions by the PRC government to exert stricter regulation over offerings conducted overseas or foreign investment in companies with operations in China could significantly limit or completely hinder our ability to offer securities to investors and cause the value of our securities to significantly decline or become worthless.

The applicability of PRC overseas offering and listing regulations to this Offering remains subject to interpretation, and any determination that we are required to obtain approvals or complete filings could adversely affect our business and this Offering.

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises (the “Trial Measures”) and five supporting guidelines, which became effective on March 31, 2023. Pursuant to the Trial Measures, PRC domestic companies that seek to offer or list securities overseas, either directly or indirectly, are required to complete filing procedures with the CSRC within three working days after the submission of the application for an overseas offering or listing.

Based on our understanding of the Trial Measures and the advice of our PRC counsel, we believe that neither this Offering nor the quotation of our Common Stock on the OTCQB marketplace constitutes an overseas offering or listing that is currently subject to the CSRC filing requirements under the Trial Measures. Pursuant to the CSRC’s Guidelines for the Application of Regulatory Rules No. 7 – Overseas Offerings and Listings, quotation on the OTCQB marketplace, as an overseas over-the-counter market, is not currently subject to the filing requirements under the Trial Measures. However, if we pursue a future listing of our Common Stock on a national securities exchange, including Nasdaq, we expect that we would be required to comply with the applicable CSRC filing requirements for overseas offerings and listings then in effect. Accordingly, we have not submitted a filing with the CSRC in connection with this Offering.

However, there remains uncertainty regarding the interpretation, implementation, and enforcement of the Trial Measures and other applicable PRC laws and regulations. If the CSRC or other PRC regulatory authorities subsequently determine that we are required to obtain approvals, complete filings, or satisfy other regulatory requirements in connection with this Offering or our OTCQB quotation, we cannot assure you that we would be able to do so in a timely manner or at all. Failure to complete a required filing may result in an order to rectify, warnings and fines of between RMB1 million and RMB10 million, fines on our directly responsible management, and orders to suspend this Offering, and could subject us to other regulatory actions, sanctions, restrictions on our operations, or penalties, which could materially and adversely affect our business, financial condition, results of operations, and the value of our Common Stock.

Trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act if the PCAOB determines that it is unable to inspect or investigate completely our auditor.

The United States enacted the Holding Foreign Companies Accountable Act (the “HFCAA”) in December 2020. Trading in our securities on U.S. markets may be prohibited if the PCAOB determines that it is unable to inspect or investigate completely our auditor for two consecutive years. As of the date of this prospectus, the PCAOB had not issued any new determination that it is unable to inspect or investigate completely registered public accounting firms headquartered in any jurisdiction. However, whether the PCAOB will continue to have full access is subject to uncertainty. If we are identified as a “Commission-Identified Issuer” for two consecutive years, trading in our securities would be prohibited, which would materially and adversely affect the value of our Common Stock.

We rely on dividends and other distributions from our PRC subsidiary to fund our cash requirements, and any regulation or limitation on such payments could have a material adverse effect on our business.

Hifortune Holdings Inc is a Delaware holding company that relies on dividends and distributions from our PRC subsidiary, Yingda Jishi, through our Hong Kong and WFOE intermediaries, for our cash requirements. PRC regulations permit our PRC subsidiary to pay dividends only out of accumulated profits, and require it to set aside at least 10% of after-tax profits to fund a statutory reserve until such reserve reaches 50% of registered capital. A withholding tax at a rate of 10% applies to dividends payable by Chinese companies to non-PRC resident enterprises unless reduced under applicable treaties. The PRC government may strengthen capital controls from time to time. Any limitation on our PRC subsidiary’s ability to pay dividends could materially and adversely limit our ability to grow, make investments, pay dividends, or otherwise fund our business.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies may restrict or delay us from using the proceeds of this Offering to fund our PRC subsidiary.

Any funds we transfer to our PRC subsidiary, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. Capital contributions are subject to registration with SAMR or its local counterpart and a SAFE-authorized bank. Foreign loans procured by our PRC subsidiary must be registered with SAFE or its local branches. These requirements may restrict or delay us from using offering proceeds to fund our business operations in China.

If we fail to complete the registrations and capital contributions required for our reorganization, we may be unable to fund, or receive distributions from, our PRC subsidiaries.

We completed a reorganization in 2026 under which Hifortune Holdings Inc became the indirect parent of Yingda Jishi through Hifortune HK and Hifa WFOE. The reorganization requires, among other things, registration of Hifa WFOE and of the transfer of Yingda Jishi’s equity interests with SAMR or its local counterpart, foreign exchange registration of the foreign direct investment with a SAFE-authorized bank, completion of SAFE Circular 37 registrations by our PRC-resident beneficial owners, and payment of the registered capital of Hifa WFOE. We are in the process of completing these post-reorganization filings and registrations. If any of these steps is not completed in a timely manner, or if PRC authorities challenge the reorganization, we may be unable to contribute capital or make loans to our PRC subsidiaries, our PRC subsidiaries may be unable to pay dividends to us, and we may be subject to fines or other penalties.

Statutory requirements on currency conversion may limit our foreign exchange transactions.

The PRC government imposes statutory requirements on the convertibility of the Renminbi into foreign currencies. We receive substantially all of our revenues in Renminbi. While payments of current account items can be made in foreign currencies without prior SAFE approval, approval or registration is required for capital expenses. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies, we may not be able to pay dividends in foreign currencies to our shareholders.

Fluctuations in exchange rates could have an adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar may fluctuate significantly. All of our revenue and costs are denominated in Renminbi. Any significant revaluation of Renminbi may adversely affect our revenues, earnings and financial position. To the extent we need to convert U.S. dollars from this Offering into Renminbi for operations, appreciation of the Renminbi would reduce the Renminbi amount we receive. Conversely, depreciation of Renminbi may reduce the U.S. dollar equivalent of our earnings. Very limited hedging options are available in China.

PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties.

SAFE Circular 37 requires PRC residents to register with SAFE or a designated bank in connection with their establishment or control of an offshore entity for overseas investment or financing, and to update their registrations upon certain material changes. Ms. Jingjing Xiang, our Chairman and Chief Executive Officer, and Mr. Yunfeng Cui, who each hold equity interests in our principal stockholder, Highfinal Holdings Limited, and Ms. Zhidie Fu, who directly holds approximately 6.49% of our outstanding Common Stock, are PRC residents subject to these requirements. As of the date of this prospectus, Ms. Xiang, Mr. Cui and Ms. Fu are in the process of completing their SAFE Circular 37 registrations. We cannot assure you that they will complete, or timely update, these registrations. We may not be informed of the identities of all PRC individuals holding direct or indirect interest in our company, nor can we compel beneficial owners to comply. Any failure may subject us to fines or legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiary’s ability to distribute dividends or obtain foreign exchange-denominated loans.

In addition, on May 5, 2026, the State Council promulgated the Provisions of the State Council on Outbound Investment (State Council Order No. 837, the “Outbound Investment Provisions”), which became effective on July 1, 2026. The Outbound Investment Provisions are the first administrative regulations of the State Council governing outbound investment generally. They expressly treat PRC resident individuals, as well as PRC enterprises and other organizations, as “investors.” They apply to the direct or indirect acquisition of ownership, control, management rights or other interests in enterprises or assets outside mainland China, and investments in Hong Kong are administered by reference to them. Investors must complete applicable approval or filing, information reporting and cross-border funds registration procedures, and must submit truthful materials. If an investor fails to complete required approval or filing procedures, it may be ordered to correct the failure and its illegal gains may be confiscated. It may also be fined between 0.1% and 0.5% of the investment amount. If it fails to correct the failure, it may be ordered to stop the investment and dispose of the relevant equity or assets within a set period, and may be fined between 0.5% and 1% of the investment amount. Responsible persons may be fined between RMB20,000 and RMB50,000. Authorities may also refuse the investor’s applications for up to three years, or bar it from outbound investment for one to three years. The Outbound Investment Provisions also establish a security review regime for outbound investments, and for transfers or dispositions of related assets and interests, that affect or may affect national security. Failure to cooperate may result in a prohibition on outbound investment or an order to dispose of existing investments. The Outbound Investment Provisions further impose ongoing obligations on investors relating to governance, internal controls, export control, cross-border data and fair competition.

The NDRC and MOFCOM have not yet issued detailed implementing rules for outbound investment by PRC resident individuals, which the Outbound Investment Provisions require them to formulate. It is therefore uncertain whether SAFE Circular 37 registration will continue to be sufficient for PRC resident individuals holding interests in offshore holding companies such as ours. It is also uncertain whether Ms. Xiang, Mr. Cui or other PRC resident shareholders will be required to complete additional approval, filing or reporting procedures for their existing interests in us, or for future changes to them, such as share transfers, the issuance of shares in this Offering or reinvestment. If they are required to do so and fail to do so in a timely manner, or at all, they may be subject to the fines and other penalties described above, including orders to dispose of their interests in us. These consequences could result in a change of control, restrict our ability to inject capital into or receive distributions from our PRC subsidiaries, adversely affect our ability to raise capital outside China, and cause the value of our Common Stock to decline significantly.

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law, an enterprise established outside the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” subject to 25% enterprise income tax on global income. We believe we are not a PRC resident enterprise. However, if the PRC tax authorities determine otherwise, we would be subject to PRC enterprise income tax on worldwide income, and required to withhold 10% tax from dividends to non-resident enterprise shareholders. Non-resident shareholders may also be subject to PRC tax on gains from the sale of our Common Stock.

The discontinuation of, or our failure to qualify for, preferential tax treatment could increase our tax expense.

The statutory PRC enterprise income tax rate is 25%. Because the Company incurred losses in both fiscal 2025 and fiscal 2026, no income tax expense was recognized in either year. Yingda Jishi may be eligible for preferential tax treatment as a small low-profit enterprise, subject to thresholds relating to its taxable income, number of employees and total assets. This treatment is subject to periodic review and change by PRC tax authorities. If Yingda Jishi ceases to qualify, for example as a result of growth in our business, or if the preferential policy is reduced or discontinued, our tax rate could increase up to 25%, which would reduce our net income or increase our net loss. In addition, PRC tax authorities could challenge our eligibility for prior periods and require us to pay additional taxes, late fees and penalties.

Inflation and increases in labor costs in China could adversely affect our profitability and growth.

The economy in China has experienced increases in inflation and labor costs. We are required by PRC laws to pay various statutory employee benefits, including pension, housing fund, medical insurance, and other social insurance. We expect labor costs will continue to increase. Unless we can control our labor costs or pass them on by increasing service fees, our financial condition and results of operations may be adversely affected.

Failure to make adequate contributions to employee social insurance and housing provident funds as required by PRC law may subject us to penalties.

PRC laws and regulations require employers to make contributions for their employees to various social insurance plans, including pension, medical, unemployment, work-related injury and maternity insurance, and to housing provident funds, based on the employees’ actual wages up to a maximum amount set by local authorities. Yingda Jishi has not made full contributions to the social insurance plans and housing provident funds for all of its employees as required under PRC law. We are in the process of paying the outstanding contributions, but as of the date of this prospectus we have not fully paid them, and we cannot assure you that our provisions will be sufficient. If PRC authorities determine that we have not made adequate contributions, we may be required to pay the outstanding amounts, late fees of 0.05% per day of the outstanding amount, and fines of one to three times the outstanding amount, and employees may bring claims against us. Any such payments, fines or claims could adversely affect our financial condition and results of operations.

Recent litigation and negative publicity surrounding China-based companies listed in the United States may result in increased regulatory scrutiny and negatively impact the trading price of our Common Stock.

Litigation and negative publicity surrounding China-based U.S.-listed companies have negatively impacted stock prices. Various research organizations have published reports examining corporate governance, related party transactions, and financial statements, leading to investigations and listing suspensions. Any similar scrutiny of us could result in diversion of management resources, costs to defend ourselves, volatility in trading price, and increased insurance premiums.

Risks Related to Our Common Stock and This Offering

The offering price of our shares has been determined by us and may not reflect the actual value of your investment.

The offering price of $1.00 per share has been established by us and bears no direct relationship to our assets, book value, potential future earnings, or any other conventional valuation metrics. This offering price has not been determined based on independent appraisals or established market valuations for comparable companies. You may not be able to resell your shares at or above the price you paid, and you could lose a significant portion or all of your investment.

The market price of our Common Stock may be volatile and subject to significant fluctuations.

The market price of our Common Stock following this Offering may be highly volatile. Fluctuations may occur due to general market and economic conditions, changes in our operating performance, significant sales or issuances of our Common Stock, and changes in regulatory requirements or legal developments. These factors may cause rapid changes unrelated to our actual operating performance or underlying business fundamentals.

Because there are no minimum proceeds we can receive from this Offering, we may not raise sufficient capital to implement our planned business.

We are making our Offering on a best-efforts basis and there is no minimum amount of proceeds we may receive. Funds raised will not be held in trust or escrow. In the event we do not raise sufficient capital to implement our planned operations, your entire investment could be lost.

If we are designated a “shell company,” your ability to resell your shares will be significantly limited.

All presently outstanding shares are “restricted securities” under Rule 144 of the Securities Act. Rule 144 imposes significant restrictions on resale of securities issued by “shell companies.” Although we do not believe we are a “shell company,” the SEC could raise questions regarding this classification. If our classification were to change, Rule 144(i) would prevent our stockholders from reselling their shares in reliance on Rule 144 until at least one year after we file with the SEC Form 10 information reflecting that we have ceased to be a shell company, and then only while we remain current in our Exchange Act reports, significantly impairing liquidity.

Our Common Stock will not be registered under the Exchange Act prior to the effective date; thus, we will only be subject to the reporting obligations imposed by Section 15(d) of the Exchange Act.

We will only be subject to Section 15(d) of the Exchange Act, which allows suspension of reporting obligations based on having fewer than 300 shareholders of record. Investors will not have access to information found in an Exchange Act registration statement, the proxy rules under Section 14 of the Exchange Act and the beneficial ownership reporting and short-swing profit provisions of Section 16 of the Exchange Act would not apply, and most tender offer rules under Regulation 14E would be inapplicable.

There is currently no public trading market for our Common Stock, and an active market may not develop or be sustained after this Offering.

Prior to this Offering, there has been no public market for our Common Stock. We intend to apply to have our Common Stock quoted on the OTCQB marketplace. However, there is no assurance that a trading market will develop or, if developed, that it will be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling shares.

Our Common Stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our Common Stock may be deemed to be a “penny stock” as that term is defined in Rule 3a51-1 of the Securities Exchange Act of 1934. Penny stocks are stocks that trade at a price less than $5.00 per share, are not listed on a national securities exchange, and have limited net tangible assets. Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stock markets. These requirements may reduce the number of potential investors willing to purchase our shares and may adversely affect the trading price and liquidity of our Common Stock.

If our Common Stock is not eligible for deposit and clearing through DTC, or if state securities laws restrict resales, your ability to sell your shares may be limited.

Shares sold in this Offering will be issued in book-entry form through the Direct Registration System maintained by our transfer agent. To be deposited with a brokerage firm and traded electronically, our Common Stock must be eligible for deposit, book-entry delivery and clearing through The Depository Trust Company (“DTC”). We intend to seek DTC eligibility in connection with the quotation of our Common Stock on the OTCQB, but there is no assurance that DTC will grant eligibility, or that DTC will not later impose a deposit or other restriction (a “chill”) on our shares. If our shares are not DTC-eligible, many brokerage firms may decline to accept them for deposit or to execute trades in them. In addition, we have not registered or qualified the offer or resale of our shares under the securities laws of any U.S. state, and resales of our shares may be restricted in states where no exemption from state registration is available. These factors could significantly limit the liquidity of our Common Stock and your ability to sell your shares.

Ms. Jingjing Xiang, our Chairman and Chief Executive Officer, through her controlling interest in our principal stockholder, Highfinal Holdings Limited, will continue to have significant influence over our company after this Offering, which could limit your ability to influence the outcome of key transactions.

Highfinal Holdings Limited, a British Virgin Islands company and our principal stockholder, holds 4,431,000 shares, or 44.31%, of our outstanding Common Stock as of the date of this prospectus, and will hold approximately 39.56% of our outstanding Common Stock upon completion of this Offering. Ms. Jingjing Xiang, our Chairman and Chief Executive Officer, holds 54.99% of the equity interests of Highfinal Holdings Limited and exercises control over Highfinal Holdings Limited. As a result of her controlling interest in Highfinal Holdings Limited and her positions as an executive officer and director, Ms. Xiang will continue to have significant influence over our management and affairs and over matters requiring stockholder approval, including the election and removal of directors, amendments to our certificate of incorporation and bylaws, and the approval of mergers, sales of all or substantially all of our assets and other significant corporate transactions. Because our remaining shares will be held by a number of other stockholders and investors in this Offering, Highfinal Holdings Limited may be able to determine the outcome of matters submitted to a vote of our stockholders even though it will hold less than a majority of our outstanding Common Stock. The interests of Ms. Xiang and Highfinal Holdings Limited may not coincide with, and may conflict with, the interests of our other stockholders. This concentration of ownership and control could delay, deter, or prevent a change in control of our company, deprive our stockholders of an opportunity to receive a premium for their shares, and affect the market price of our Common Stock. See “Security Ownership of Certain Beneficial Owners and Management.”

We do not intend to pay dividends on our Common Stock in the foreseeable future.

We currently intend to retain any future earnings, if any, to fund the development and growth of our business. We do not intend to pay any cash dividends in the foreseeable future. As a result, investors in our Common Stock will not be able to receive a return on their investment unless they sell their shares at a price greater than their purchase price.

Future sales of our Common Stock by existing shareholders could depress the market price of our Common Stock.

Sales of substantial amounts of our Common Stock in the public market after this Offering, or the perception that such sales could occur, could adversely affect the prevailing market price of our Common Stock and impair our ability to raise additional capital through the sale of equity securities.

We are an “emerging growth company” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements, including reduced disclosure obligations regarding executive compensation, exemptions from the requirements of holding non-binding advisory votes on executive compensation, and delayed adoption of new accounting standards. We have elected to use this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public companies that are not emerging growth companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period. Consequently, our financial statements may not be comparable to those of companies that comply with new or revised accounting standards as of public company effective dates, which may make it more difficult for investors and securities analysts to evaluate our results of operations and may cause our Common Stock to be less attractive to investors. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Our management has identified material weaknesses in our internal control over financial reporting, which could affect the reliability of our financial statements.

In connection with the audit of our consolidated financial statements for the fiscal years ended June 30, 2026 and 2025, our management identified material weaknesses in our internal control over financial reporting, consisting of (i) a lack of accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements and (ii) a lack of segregation of duties, as our Chief Executive Officer also serves as our Chief Financial Officer and we have limited accounting staff. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. To remediate these material weaknesses, we plan to hire additional accounting personnel with U.S. GAAP and SEC reporting experience, engage outside consultants, and adopt written financial reporting policies and procedures by June 30, 2027. We cannot assure you that these measures will be sufficient to remediate the material weaknesses or that additional material weaknesses will not be identified. If we are unable to remediate these material weaknesses, the accuracy and timeliness of our financial reporting may be adversely affected, which could result in a loss of investor confidence and a decline in our stock price.

You will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock you purchase.

The offering price per share of our Common Stock is substantially higher than the net tangible book value per share of our Common Stock outstanding immediately after this Offering. If you purchase shares in this Offering, you will suffer immediate and substantial dilution of approximately the difference between the offering price per share and the pro forma net tangible book value per share after this Offering. In addition, if we issue additional shares or stock options in the future, you will experience further dilution.

We have broad discretion over the use of the net proceeds from this Offering, and we may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this Offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business. Pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations, plans, objectives, assumptions or forecasts regarding future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements may be identified by the use of words or phrases such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions, although not all forward-looking statements contain these identifying words.

These forward-looking statements include statements relating to, among other things, our business and growth strategies, results of operations, financial condition, liquidity, capital requirements, use of proceeds, competitive position, regulatory environment, and plans to develop and expand our services and operations. You should carefully consider these statements and understand that they are subject to numerous risks, uncertainties and assumptions, many of which are beyond our control. Actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements.

Factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to:

●	assumptions regarding our future financial and operating results, including our revenue, expenses, profitability, cash flows, cash balances, working capital and other financial items;

●	our ability to continue as a going concern, generate sufficient revenue, obtain additional financing when needed and meet our future capital requirements;

●	our ability to implement our business and growth strategies, including expanding our client base and geographic reach, enhancing the capabilities of our Qi Shi Bao platform, broadening our training and seminar curriculum, pursuing strategic partnerships and strengthening our brand and market position;

●	our ability to attract new clients, retain existing clients, maintain client relationships and reduce our dependence on a limited number of clients;

●	our ability to develop, maintain and improve our Qi Shi Bao WeChat mini-program platform and adapt to changes in the policies, technical requirements, availability or functionality of the WeChat ecosystem;

●	our ability to successfully provide digital enterprise promotion, specialized lecture and seminar, marketing promotion, and film and video production services;

●	our ability to respond to changes in customer preferences, business conditions and demand for enterprise promotion, corporate training, compliance education and content production services;

●	our ability to compete effectively in the enterprise promotion, corporate education, digital marketing, advertising, content production and related service markets in China;

●	our ability to attract, train and retain qualified management personnel, trainers, lecturers, marketing specialists and other employees necessary to operate and develop our business;

●	our ability to manage our growth effectively and make appropriate investments in personnel, technology, marketing, compliance and operational infrastructure;

●	our ability to protect our proprietary technology, content, brand, business processes and other intellectual property;

●	our ability to prevent cybersecurity incidents, data breaches and other disruptions affecting our information systems or the systems and platforms on which we rely;

●	our ability to comply with applicable laws and regulations relating to cybersecurity, data security, personal information protection, advertising, employment, taxation, intellectual property and other aspects of our business;

●	economic, political, legal, regulatory and social conditions in China and globally, including changes in government policies and uncertainties regarding the interpretation and enforcement of PRC laws and regulations;

●	actions by the PRC government to exercise oversight, discretion or control over companies operating in China, including actions that could affect our operations, corporate structure, ability to raise capital or ability to offer securities to investors;

●	the applicability, interpretation, implementation and enforcement of PRC regulations relating to overseas securities offerings and listings, including any requirement to obtain regulatory approvals or complete filings with the China Securities Regulatory Commission or other PRC governmental authorities;

●	the applicability of PRC cybersecurity review requirements to our business or this offering, including changes in the nature or scale of our data processing activities or in the applicable regulatory framework;

●	uncertainties relating to international trade, political tensions and economic relations between the United States and China, including tariffs, trade restrictions, sanctions, export controls, investment restrictions and other regulatory developments;

●	restrictions on the ability of our PRC subsidiaries to transfer cash, pay dividends or make other distributions to us, including restrictions relating to currency conversion, cross-border settlement, statutory reserves and governmental approvals or registrations;

●	fluctuations in foreign currency exchange rates, particularly changes in the value of the Renminbi against the U.S. dollar;

●	increases in labor, marketing, technology, professional services, regulatory compliance and other operating costs;

●	the impact of economic downturns, market volatility, inflation or other unfavorable business conditions on demand for our services and our results of operations;

●	our ability to establish and maintain effective disclosure controls and procedures and internal control over financial reporting, and our ability to remediate identified material weaknesses;

●	our ability to comply with the reporting, corporate governance and other obligations applicable to public companies in the United States;

●	the ability of the Public Company Accounting Oversight Board to inspect or investigate completely our independent registered public accounting firm and the potential application of the Holding Foreign Companies Accountable Act;

●	our ability to obtain and maintain quotation of our Common Stock on the OTCQB Venture Market or another trading market;

●	whether a public trading market for our Common Stock will develop or, if developed, will be sustained;

●	the potential liquidity, market price and trading volume of our Common Stock, including the potential application of the “penny stock” rules;

●	the influence of our principal stockholder, directors and executive officers over matters submitted to our stockholders for approval;

●	our expectations regarding our status as an emerging growth company or a smaller reporting company and our use of exemptions available to companies with those statuses;

●	our expectations concerning the amount, timing and use of the proceeds from this offering;

●	the amount of Common Stock sold in this offering and whether the proceeds received will be sufficient to implement our planned business activities;

●	the dilution experienced by investors purchasing Common Stock in this offering;

●	our management’s discretion in applying the net proceeds from this offering and the possibility that such proceeds may not be used effectively;

●	our expectations concerning the payment of dividends on our Common Stock;

●	future sales or issuances of our Common Stock and the effect of such sales or issuances on the market price of our Common Stock;

●	changes in applicable U.S., PRC or other laws, rules and regulations; and

●	other assumptions, risks and uncertainties described in this prospectus, including those discussed under “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation,” “Business” and elsewhere in this prospectus.

We caution you not to place undue reliance on any forward-looking statements. Any forward-looking statement contained in this prospectus speaks only as of the date on which it is made. We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, changes in circumstances or otherwise, except as required by applicable law. You should read this prospectus and the documents referred to in this prospectus completely and with the understanding that our actual future results may differ materially from what we currently expect.

ENFORCEABILITY OF CIVIL LIABILITIES

Hifortune Holdings Inc is incorporated in the State of Delaware. However, we conduct all of our operations in the PRC through our indirect PRC operating subsidiary, Yingda Jishi, which we own through Hifortune HK and Hifa WFOE. Our directors and executive officers, Ms. Jingjing Xiang, our Director, Chief Executive Officer and Chief Financial Officer, and Mr. Jianqiang Zhao, our Director, reside in the PRC, and substantially all of our assets and the assets of these persons are located outside the United States. There is no treaty between the United States and the PRC providing for the reciprocal recognition and enforcement of judgments.

Service of process. Although investors may effect service of process on Hifortune Holdings Inc through our registered agent in Delaware, it may be difficult or impossible for investors to effect service of process within the United States upon our directors and executive officers, Ms. Jingjing Xiang and Mr. Jianqiang Zhao, or upon our PRC subsidiaries, Hifa WFOE and Yingda Jishi. Service of process on persons and entities in the PRC must generally be made in accordance with the Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters and applicable PRC law, which may be time-consuming and uncertain, and PRC law restricts service by methods, such as direct mail, that may be permitted in the United States. In addition, because substantially all of our assets are located in the PRC, even if investors obtain a judgment against us or our directors and officers in a U.S. court, it may be difficult to enforce that judgment against such assets.

Recognition and enforcement of U.S. judgments in the PRC. We have been advised by our PRC counsel, Jun Nan Law Firm, that there is uncertainty as to whether the courts of the PRC would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (ii) entertain original actions brought in the PRC against us or our directors and officers predicated upon the securities laws of the United States or any state thereof. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. Because the PRC does not have any treaty or other form of written arrangement with the United States providing for the reciprocal recognition and enforcement of foreign judgments, and the application of reciprocity principles to U.S. judgments remains limited and uncertain, there is no assurance that a PRC court would recognize or enforce a judgment rendered by a U.S. court.

Limitations under PRC law. In addition, under the PRC Civil Procedure Law, PRC courts will not recognize or enforce a foreign judgment if they determine that the judgment violates the basic principles of PRC law or the sovereignty, security or social and public interests of the PRC. PRC courts may also refuse recognition where, among other things, the foreign court lacked jurisdiction under PRC law, the defendant was not duly served or given a reasonable opportunity to be heard, the judgment is not final, or the judgment conflicts with a judgment or ruling of a PRC court on the same dispute. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a U.S. court, including a judgment predicated upon the civil liability provisions of the U.S. federal securities laws.

Original actions in the PRC. If U.S. investors are unable to enforce a U.S. judgment in the PRC, they may need to bring an original action in a PRC court. Our PRC counsel, Jun Nan Law Firm, has advised us that a foreign shareholder may bring an action against a company or individual in the PRC based on PRC law if the shareholder can establish sufficient nexus to the PRC for a PRC court to have jurisdiction and the claim otherwise meets the conditions for filing a case under the PRC Civil Procedure Law. However, it would be difficult for U.S. investors to establish such a nexus by virtue only of holding our common stock, and PRC courts may not accept claims predicated upon U.S. federal or state securities laws. Even if a PRC court accepts such an action, the outcome would be determined under PRC law, which may provide remedies that are more limited than, or different from, those available under U.S. law, and such proceedings may be protracted and costly. In addition, U.S. regulators, including the SEC and the U.S. Department of Justice, may have difficulty investigating or bringing actions against us or our directors and officers in the PRC, and Article 177 of the PRC Securities Law prohibits overseas securities regulators from directly conducting investigations or evidence collection within the PRC and restricts entities and individuals in the PRC from providing documents and materials relating to securities business activities to overseas parties without PRC government approval.

As a result of the foregoing, investors may be unable to effect service of process upon, or to enforce judgments obtained in U.S. courts against, us or our directors and officers, and may have more difficulty protecting their interests than stockholders of a company whose management and assets are located in the United States. See “Risk Factors — Our principal executive offices are located outside the United States, which may make it difficult for U.S. investors to enforce their legal rights.”

USE OF PROCEEDS

Our offering is being made on a self-underwritten and “best-efforts” basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $1.00. We estimate that the net proceeds from the sale of the shares offered hereby will be approximately $759,360, assuming the sale of 100% of the shares offered, after deducting estimated offering expenses of approximately $440,640.

We intend to use the net proceeds from this Offering as follows (assuming the sale of 100% of the shares offered): Business Expansion & Marketing: $303,744; Professional Staff Recruitment: $75,936; SEC Reporting & Compliance: $75,936; Technology & Infrastructure: $75,936; General Working Capital Reserve: $227,808. The amounts set forth above and in the table below reflect our estimated offering expenses of $440,640, which we expect to pay regardless of the number of shares sold. Because there is no minimum offering amount, if we sell 25% or less of the shares offered we would receive no net proceeds after payment of those expenses, and we would be required to fund the shortfall from operating cash flow or additional financing. We have listed the categories above in our intended order of priority, and we will apply available net proceeds first to SEC reporting and compliance costs. The precise amounts and timing of expenditures will depend on numerous factors, including market conditions, the pace of our business development, and cash generated by operations. Our management will have broad discretion in the application of the net proceeds.

Use of Proceeds	100% Sold US$	75% Sold US$	50% Sold US$	25% Sold US$
Business Expansion & Marketing	303,744	183,744	63,744	—
Professional Staff Recruitment	75,936	45,936	15,936	—
SEC Reporting & Compliance	75,936	45,936	15,936	—
Technology & Infrastructure	75,936	45,936	15,936	—
General Working Capital Reserve	227,808	137,808	47,808	—
TOTAL	759,360	459,360	159,360	—

The precise amounts and timing of expenditures will depend on numerous factors, including market conditions, the pace of our business development, and cash generated by operations. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds.

DETERMINATION OF OFFERING PRICE

The Offering price of $1.00 per share was arbitrarily determined by our Board of Directors based on our assessment of our current financial condition, limited operating history, industry comparables, and general market conditions. The Offering price does not necessarily bear any direct relationship to our assets, book value, net worth, earnings, or any other established criteria of value. There can be no assurance that the Offering price represents the fair market value of our Common Stock, or that our Common Stock would trade at or above the Offering price if and when a trading market develops.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2026:

●	on an actual basis, reflecting the capitalization of Hifortune Holdings Inc as presented in the consolidated financial statements as of June 30, 2026;

●	on a pro forma basis to give effect to the issuance of 10,000,000 shares of common stock, par value $0.10 per share, on July 5, 2026, for aggregate consideration of $1,000,000 (subsequently, on September 21, 2026, the par value of the ordinary shares was reduced to $0.00001 per share, resulting in share capital of $100).

●	on a pro forma as-adjusted basis to give further effect to the issuance and sale by us of 1,200,000 shares of common stock, par value $0.00001 per share, at the fixed offering price of $1.00 per share, after deducting estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2026
	Actual US$	Pro Forma (unaudited) US$	Pro Forma As-adjusted (unaudited) US$
Cash and cash equivalents	486,652	486,652	1,246,012
Amount due to shareholders	178,215	178,215	178,215
Share subscription liabilities	473,728	473,728	-
Lease liabilities	85,474	85,474	85,474
Total debt	737,417	737,417	263,689
Equity
Share capital / Common stock	-	100	112
Additional paid-in capital	139,276	1,139,176	1,372,252
Accumulated deficit(2)	(355,787)	(355,787)	(355,787)
Accumulated other comprehensive income	(1,611)	(1,611)	(1,611)
Total equity	(218,122)	781,878	1,014,966
Total capitalization	519,295	1,519,295	1,278,655

Note:

(1)	Our stockholders’ equity as of June 30, 2026 was a deficit of $218,122. As of that date, no shares of common stock had been issued, and therefore net tangible book value per share is not applicable. After giving effect to the issuance of 10,000,000 shares of common stock on July 5, 2026 (par value $0.10 per share; subsequently, on September 21, 2026, the par value was reduced to $0.00001 per share, resulting in share capital of $100), our pro forma equity attributable to owners of the Company would have been $781,878. After excluding right-of-use assets of $157,207, which are intangible assets, our pro forma net tangible book value before the offering would have been approximately $624,671, or approximately $0.0625 per share, based on 10,000,000 shares of common stock outstanding. After giving effect to the sale of 1,200,000 shares of common stock in this offering at the offering price of $1.00 per share of $1,200,000, and after deducting estimated offering expenses of $440,640, and considering the conversion of the share subscription liabilities of $473,728 (which related to subscriptions for Yingda Jishi shares that were subsequently acquired by Hifa WFOE as part of the Reorganization) to additional paid-in capital, our pro forma as adjusted net tangible book value as of June 30, 2026 would have been approximately $857,759, or approximately $0.0766 per share, representing dilution of approximately $0.9234 per share to new investors.

DIVIDEND POLICY

We have never declared or paid cash dividends on our Common Stock and do not expect to pay any cash dividends in the foreseeable future. We intend to retain any future earnings to finance the growth and development of our business. Any return on investment in our Common Stock will depend solely on appreciation in the price of our Common Stock. Any future determination to pay dividends will be at the discretion of our Board of Directors.

As of the date of this prospectus, there were 10,000,000 shares of our Common Stock outstanding, held by 46 holders of record. There is no established public trading market for our Common Stock, we have no outstanding options or warrants to purchase, or securities convertible into, our Common Stock, and no shares of our Common Stock are being publicly offered by selling security holders. Of our outstanding shares, 10,000,000 shares are restricted securities that may be sold only pursuant to an effective registration statement or an available exemption from registration, including Rule 144.

DILUTION

Dilution represents the difference between the Offering price and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities from total assets. Dilution arises mainly as a result of our arbitrary determination of the Offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

Our stockholders’ equity as of June 30, 2026 was a deficit of $218,122. As of that date, no shares of common stock had been issued, and therefore net tangible book value per share is not applicable. After giving effect to the issuance of 10,000,000 shares of common stock on July 5, 2026 (par value $0.10 per share; subsequently, on September 21, 2026, the par value was reduced to $0.00001 per share, resulting in share capital of $100), our pro forma equity attributable to owners of the Company would have been $781,878. After excluding right-of-use assets of $157,207, which are intangible assets, our pro forma net tangible book value before the offering would have been approximately $624,671, or approximately $0.0625 per share, based on 10,000,000 shares of common stock outstanding. After giving effect to the sale of 1,200,000 shares of common stock in this offering at the offering price of $1.00 per share, and after deducting estimated offering expenses, and considering the conversion of the share subscription liabilities to additional paid-in capital of $473,728, our pro forma as adjusted net tangible book value as of June 30, 2026 would have been approximately $857,759, or approximately $0.0766 per share, representing dilution of approximately $0.9234 per share to new investors.

Without giving effect to the deduction of the amounts due from related parties described above, the following table illustrates the dilution on a per-share basis, assuming the sale of 100% of the shares offered:

Offering price per share	1.00
Pro forma net tangible book value per share before the Offering (after giving effect to the July 5, 2026 issuance of 10,000,000 shares)	0.0625
Historical net tangible book value per share as of June 30, 2026 (before the July 5, 2026 issuance and before the Offering)	N/A
Increase in net tangible book value per share attributable to new investors	0.0141
Pro forma net tangible book value per share after the Offering	0.0766
Dilution per share to new investors	0.9234

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2026, the number of shares of Common Stock purchased from us, the total consideration paid to us, and the average price per share paid by our existing stockholders and by new investors purchasing shares in this Offering:

	Shares Purchased	Total Consideration	Average Price Per Share
Existing Stockholders	10,000,000	1,000,000	0.10
New Investors	1,200,000	1,200,000	1.00
Total	11,200,000	2,200,000	0.1964

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward- looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Hifortune Holdings Inc is a U.S. holding company that conducts its business through Yingda Jishi (Shandong) Enterprise Management Co., Ltd., our PRC operating subsidiary. Yingda Jishi provides digital enterprise promotion services through the Qi Shi Bao WeChat mini-program platform, specialized lecture and seminar services, and marketing promotion and film production services to corporate clients and investment partnerships in China.

Our results of operations for the periods presented reflect the growth of our Qi Shi Bao platform membership contracts and the ramp-up of our lecture and conference services, as well as our investment in personnel, marketing and administrative infrastructure to support expansion. We have incurred operating losses as we built our client base and service capabilities.

Key Factors Affecting Our Results of Operations

Demand and mix of enterprise services

Our revenue depends on customers’ purchases and renewals of digital promotion services and the delivery of marketing projects and conferences. These services have different delivery patterns and revenue recognition timing. Online business directory revenue was already present in fiscal 2025, and the comparison is therefore not a comparison with a period containing only marketing services. Conference revenue was first reported in the fiscal 2026 comparative segment table. A change in the number, value or mix of contracts, or a delay in delivery or customer acceptance, can materially affect a business with our revenue base.

Customer concentration

Five customers contributed $232,464, or 77.4%, of fiscal 2026 revenue. One customer contributed all $37,232 of fiscal 2025 revenue. The largest fiscal 2026 customer contributed $53,873, or 17.9%. A loss of business from a major customer or delays in its purchases or payments could materially affect revenue and cash flows. The concentration schedule does not establish the total number of customers served or renewal rates.

Personnel and operating costs

Staff costs, including salaries, bonuses, allowances and pension contributions, increased from $105,911 in fiscal 2025 to $210,911 in fiscal 2026. Depreciation and lease expenses increased from $29,487 in fiscal 2025 to $94,867 in fiscal 2026. Together, these increases explain $170,380 of the $305,929 increase in total operating expenses. Maintaining service capacity while controlling these costs will affect our ability to reduce losses. Public-company reporting and control requirements also create funding needs whose amount and timing must be incorporated into our liquidity plan.

Economic, platform and regulatory conditions in China

Our operations depend on spending by businesses in China on promotion, training and content services, and our directory offering depends on access to the WeChat mini-program ecosystem. Changes in customer budgets, competition, platform requirements or applicable regulatory requirements may affect demand, service delivery and compliance costs. Our holding company also depends on access to funds held within the group. See “Risk Factors” and “Cash Transfers Through Our Organization.”

Our Results of Operations

Year Ended June 30, 2026 Compared with Year Ended June 30, 2025

The following table summarizes the results reported in our financial statements. Expense and loss amounts are shown in parentheses. Percentages are calculated using each year’s revenue and may not add due to rounding.

	2026	2025
	US$	US$
Revenue	300,268	37,232

Administrative and general expenses	(382,315)	(92,639)
Selling and distribution expenses	(109,809)	(93,556)
Other income	389	539
Net loss before tax	(191,467)	(148,424)
Income tax expenses	—	—
Net loss	(191,467)	(148,424)

Revenue

Revenue increased by $263,036, or 706.5%, to $300,268 in fiscal 2026 from $37,232 in fiscal 2025.

	2026 US$	2025 US$	Change US$
Online business directory services	183,252	13,790	169,462
Marketing services	44,215	9,652	34,563
Conference income	72,801	13,790	59,011
Total revenue	300,268	37,232	263,036

Online business directory revenue increased from $13,790 in fiscal 2025 to $183,252 in fiscal 2026, representing 64.5% of the total increase in revenue. Conference income increased from $13,790 in fiscal 2025 to $72,801 in fiscal 2026, representing 22.4% of the total increase in revenue. Marketing services increased from $9,652 in fiscal 2025 to $44,215 in fiscal 2026, accounting for 13.1% of the total increase.

The increase was primarily due to the fact that fiscal 2025 represented the initial year of online business directory services with only one customers, after which the Company expanded its client network and business activities.

The following table presents the concentration of our revenue by customer for the years indicated:

	2026 US$	%	2025 US$	%
Customer A	—	—	37,232	100.0
Customer B	53,873	17.9	—	—
Customer C	51,338	17.1	—	—
Customer D	50,901	17.0	—	—
Customer E	40,011	13.3	—	—
Customer F	36,341	12.1	—	—
Remainder of revenue	67,804	22.6	—	—
Total revenue	300,268	100.0	37,232	100.0

Administrative and General Expenses

Administrative and general expenses increased from $92,639 in fiscal 2025 to $382,315 in fiscal 2026, or 312.7%. This increase accounted for 94.7% of the total operating-expense increase. Administrative and general expenses were 127.3% of revenue in fiscal 2026, compared with 248.8% in fiscal 2025. The increase was primarily attributable to higher staff costs, which rose from $105,911 in fiscal 2025 to $210,911 in fiscal 2026 as we recruited additional personnel to support revenue growth and business expansion.

Selling and Distribution Expenses

Selling and distribution expenses increased from $93,556 in fiscal 2025 to $109,809 in fiscal 2026, or 17.4%. The increase was primarily attributable to higher advertising and business-promotion spend as the business expanded and supported a larger volume of client activity.

Income Tax Expense

No income tax expense was recognized in either year because the Company incurred losses in both fiscal 2025 and fiscal 2026.

Loss for the Year

Our net loss increased from $148,424 in fiscal 2025 to $191,467 in fiscal 2026, or 29.0%. The $263,036 increase in revenue was more than offset by the $305,929 increase in operating expenses.

Liquidity and Capital Resources

Our principal cash requirements include payroll, selling and administrative costs, settlement of payables and shareholder obligations. The financial statements report capital injections, customer advances and changes in payables as important sources supporting cash availability.

As of June 30	2026 US$	2025 US$
Cash and cash equivalents	486,652	52,082
Deposits, prepayments and other receivables	4,187	81,495
Total current assets	490,839	133,577
Total current liabilities	950,637	307,564
Working deficit	(459,798)	(173,987)

Total shareholders’ deficit	(218,122)	(25,244)

The following table reproduces the cash-flow categories in the financial statements, subject to the classification confirmations identified below.

Year ended June 30	2026 US$	2025 US$
Net cash used in operating activities	(5,092)	(135,894)
Net cash used in investing activities	(44,118)	-
Net cash generated from financing activities	488,759	172,279
Net increase in cash and cash equivalents	439,549	36,385
Cash and cash equivalents at beginning of year	52,082	16,020
Effect of foreign exchange rate changes	(4,979)	(323)
Cash and cash equivalents at end of year	486,652	52,082

Operating Activities

In fiscal 2026, net cash used in operating activities was $5,092. The $191,467 net loss for the year was adjusted for non-cash depreciation of $11,376 and lease expenses of $83,491, resulting in an adjusted outflow of $96,600 before changes in operating assets and liabilities. Changes in operating assets and liabilities that contributed to cash generation included a $76,919 decrease in deposits, prepayments and other receivables, a $15,040 increase in other payables and accruals, and a $87,598 increase in contract liabilities, partly offset by a $88,049 decrease in lease liabilities.

In fiscal 2025, net cash used in operating activities was $135,894. The $148,424 net loss for the year was adjusted for non-cash depreciation of $1,476 and lease expenses of $28,011, resulting in an adjusted outflow of $118,937 before changes in operating assets and liabilities. Changes in operating assets and liabilities that contributed to cash generation included a $86,919 decrease in account receivable and a $68,229 increase in contract liabilities, partly offset by a $87,645 increase in deposits, prepayments and other receivables, a $1,071 decrease in other payables and accruals, and a $83,389 decrease in lease liabilities.

Investing Activities

Net cash used in investing activities was $44,118 in fiscal 2026, compared with nil in fiscal 2025. The fiscal 2026 outflow reflected the acquisition of property, plant and equipment of $44,118.

Financing Activities

Net cash generated from financing activities was $488,759 in fiscal 2026, compared with $172,279 in fiscal 2025. The fiscal 2026 amount primarily consisted of an increase in share subscription liabilities of $473,728 and advances from shareholders of $15,031.

The fiscal 2025 amount primarily consisted of capital injection of $139,276 and advances from shareholders of $33,003.

Funding Requirements and Going Concern

For the twelve months following June 30, 2026, available funding must be assessed against the timing of payroll and other operating costs, current payables, demand shareholder obligations, lease payments, service obligations underlying customer advances, and offering expenses. Beyond that period, funding needs will depend on renewals and new contracts, the cost of maintaining the service platform and personnel, premises commitments and ongoing public-company obligations.

Our financial statements are prepared on a going-concern basis. Management has assessed the Company’s ability to continue as a going concern for at least the next twelve months and has concluded that, based on anticipated operating cash flows, collection of amounts due from shareholders and other available resources, there is substantial doubt about the Company’s ability to continue as a going concern for the next twelve months.

Management expects the offering of the Company’s common stock on the OTCQB marketplace to create synergies that will enhance the Company’s performances and provide sufficient resources for long-term growth. However, the offering has no minimum subscription requirement. Its proceeds are uncertain and cannot be treated as committed financing. If collections, operating cash receipts and available financing do not meet our obligations, we may need to defer spending, obtain additional financing or reduce operations. Equity financing may dilute shareholders, while debt financing may increase financing costs and impose restrictions.

Capital Expenditures

Acquisition of a motor vehicle amounted to $44,118 in fiscal 2026 and was nil in fiscal 2025.

Contractual Obligations

The following table summarizes our reported contractual obligations as of June 30, 2026:

As of June 30, 2026
US$
Amounts due to shareholders	178,215
Lease liabilities	85,474
Contract liabilities	155,827
Total contractual obligation	419,516

Note: The balances presented above do not include future interest payments on the related obligations.

Other than as described above and elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause our reported financial information not to be necessarily indicative of future operating results or financial condition. The foregoing discussion contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Critical Accounting Policies

Our financial statements are prepared in accordance with U.S. GAAP. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. We believe the following accounting policies are critical to understanding our financial condition and results of operations:

Revenue Recognition.

We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers. Qi Shi Bao platform service revenue is generally recognized over the contractual service period or when the setup and content creation performance obligations are completed. Lecture service revenue is recognized when the seminar or training session is delivered and any related design work is completed. Marketing promotion and film production revenue is recognized over time or at a point in time depending on the contract terms, generally as project milestones are achieved or upon final delivery and client acceptance.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Limited Operating History; Need for Additional Capital

We are in start-up stage operations and have generated limited revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

The offering has no minimum subscription requirement, its proceeds are uncertain and cannot be treated as committed financing, and we have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

BUSINESS

Overview

Hifortune Holdings Inc (“Hifortune,” the “Company,” “we,” “our,” or “us”) is a holding company incorporated in the State of Delaware on June 23, 2026. We conduct our business operations in China primarily through our PRC operating subsidiary, Yingda Jishi (Shandong) Enterprise Management Co., Ltd. (“Yingda Jishi”), which was established on June 22, 2016, and is headquartered in Qingdao, Shandong Province, China. Our principal executive offices are located at Room 3319, Building 3, No. 31 Longcheng Road, Shibei District, Qingdao, Shandong Province, People’s Republic of China.

We are committed to empowering small and medium-sized enterprises (“SMEs”) in China with integrated digital promotion, professional training, and content production services that drive business growth, regulatory compliance, and brand visibility. We aspire to become a leading one-stop enterprise services platform in China, enabling millions of SMEs to access cost-effective digital marketing tools, compliance education, and professional content production solutions.

Our Competitive Strengths

We believe that the following competitive strengths differentiate us from our competitors and contribute to our success:

Integrated Digital and Offline Service Model

Our business model integrates our Qi Shi Bao digital platform, in-person training and seminar services, and professional content production into a unified service offering. This integrated approach creates multiple touchpoints with each client, generates recurring revenue through annual platform subscriptions, and enables cross-selling across our three service lines.

Established Operating Entity and Client Base

Through Yingda Jishi, we have been operating since 2016 and have developed relationships with clients across multiple provinces including Shandong, Shanghai, Jiangsu, and Guangdong. Our established operational track record provides a foundation for growth and demonstrates the market acceptance of our service offerings.

Diversified Service Offerings

Our three complementary service lines—digital platform services, training and seminars, and marketing promotion and film production—reduce our dependence on any single revenue source and provide multiple avenues for client engagement and cross-selling opportunities.

Scalable WeChat Mini-Program Platform

Our Qi Shi Bao platform leverages the ubiquitous WeChat ecosystem, which provides a lightweight, cost-effective delivery mechanism for our digital promotion services. The mini-program architecture allows for rapid deployment and scalability without requiring clients to download separate applications.

Deep Domain Expertise in Compliance and Corporate Governance

Our training and seminar services address the growing need among SMEs for practical guidance on regulatory compliance, corporate governance, tax strategy, and risk management. The increasing complexity of China’s regulatory environment for businesses creates ongoing demand for these services.

Our Growth Strategies

We intend to pursue the following strategies to grow our business:

Expand Client Base and Geographic Reach

We plan to expand our client base beyond our current focus markets of Shandong, Shanghai, Jiangsu, and Guangdong into additional provinces across China. We intend to leverage our existing client relationships and reputation to penetrate new geographic markets.

Enhance Digital Platform Capabilities

We plan to invest in technology upgrades to our Qi Shi Bao platform, including enhanced content management tools, analytics capabilities, and expanded functionality to deliver greater value to our platform clients and strengthen client retention.

Broaden Training and Seminar Curriculum

We intend to expand our training and seminar offerings to include additional topics of relevance to SMEs, including digital commerce compliance, data privacy regulations, and cross-border business operations, to address emerging areas of regulatory complexity.

Pursue Strategic Partnerships and Collaborations

We plan to establish partnerships with industry associations, professional services firms, and digital marketing platforms to enhance our service capabilities, expand our reach, and create additional value for our clients.

Strengthen Brand and Market Position

We intend to use a portion of the net proceeds from this offering to invest in marketing initiatives and content production capabilities designed to increase our brand awareness and strengthen our market position among SME clients in China.

Our Services

We provide integrated enterprise services to SMEs, investment partnerships, and corporate clients across China through three complementary service lines:

Qi Shi Bao (Enterprise Market Protection) Platform Services

Our Qi Shi Bao platform is a proprietary WeChat mini-program that functions as a digital yellow pages and enterprise showcase for SME clients. The platform displays each client’s corporate profile, business description, products and services, and senior management information in a dedicated promotional page accessible through the WeChat ecosystem.

We charge a one-time, non-refundable initial setup fee and an annual service fee per contract year, each of which is negotiated on a client-by-client basis. Each annual service period includes up to one month of content-creation support, encompassing up to ten promotional posts. Contract terms are typically one to two years, with fees payable within 90 days after issuance of a VAT invoice.

In addition to our core platform services, we offer bundled value-added lecture services, including speech drafting, presentation layout design, and brochure design.

Specialized Lecture and Seminar Services

We organize and deliver thematic seminars and corporate training sessions covering a range of topics critical to SME operations, including: Partnership governance and legal risk control; Commercial compliance and risk early warning; Labor and employment rules;Clarification of rights and responsibilities; Tax and finance management; HR risk control and tax-enterprise coordination;Prevention of commercial legal risks; andTax strategy insights.

We charge a fixed fee per session. We also provide additional presentation and brochure design services for fees that vary by engagement based on scope and complexity. Our service scope includes event planning, speech drafting, PPT layout and design, and brochure design (excluding third-party image purchases, animation, and printing). These services may be contracted in conjunction with Qi Shi Bao platform services or on a standalone basis.

Marketing Promotion and Film Production Services

We provide project-based marketing promotion planning, exhibition support, and short film and video production services. Fees are fixed on a per-project basis and are payable within 90 days after invoicing.

Material Contracts

Substantially all of our revenue is derived from service contracts entered into by Yingda Jishi with a limited number of SME, investment partnership and corporate clients. For the fiscal year ended June 30, 2026, five customers accounted for approximately 77.4% of our total revenue, and for the fiscal year ended June 30, 2025, one customers accounted for all of our total revenue. Because of this customer concentration, we summarize below the principal terms of our material client agreements.

Our client agreements generally fall into three categories: (i) Qi Shi Bao platform service agreements, pursuant to which we provide platform-based promotion and publicity services through the Qi Shi Bao WeChat mini-program; (ii) lecture planning and design service agreements, pursuant to which we provide lecture planning, script drafting, presentation preparation and related support services for specific events; and (iii) marketing promotion, exhibition and media production service agreements, pursuant to which we provide customized marketing, promotional and content-production services.

Among these agreements, our Qi Shi Bao platform service agreements are entered into substantially on a standard form, which has been filed as Exhibit 10.1 to the registration statement of which this prospectus forms a part. The form agreement is accompanied by a schedule identifying the executed agreements and any material client-specific deviations from the standard terms. The following summary is qualified in its entirety by reference to Exhibit 10.1.

Under our Qi Shi Bao platform service agreements, we establish and maintain dedicated promotional pages for clients on the Qi Shi Bao platform, assist clients in developing and refining publicity materials, and provide content-creation support during the service period. We may also provide additional value-added services, including lecture script drafting and presentation and booklet design services, upon client request. These agreements generally provide for a one-time set-up fee and recurring service fees, are payable following invoicing, and typically have terms ranging from one to three years. Renewal, if any, is subject to separate agreement by the parties, and the agreements do not provide for automatic renewal.

Our lecture planning and design service agreements and marketing promotion service agreements are generally project-based arrangements. Services provided under these agreements may include event planning and organization, lecture script preparation, presentation and booklet design, exhibition support, marketing promotion, and media or film production services. Fees are generally agreed on a project-by-project basis and are payable following invoicing.

None of our client agreements contains exclusivity, non-competition, most-favored-customer or change-of-control provisions, and none restricts our ability to provide similar services to other clients. Our client agreements generally do not permit termination for convenience, require amendments to be made in writing, contain customary force majeure provisions, and impose confidentiality obligations that survive termination. Disputes are generally subject to the jurisdiction of the competent people’s court where Yingda Jishi is located.

Industry Overview

China’s small and medium-sized enterprises (“SMEs”) are the principal buyers of packaged digital promotion, compliance training and enterprise content services. More than 63 million SMEs were operating nationwide by the end of 2025, accounting for over 95% of all business entities. The Ministry of Industry and Information Technology had already put the SME population above 60 million by the end of 2024, with an average annual increase of more than four million since 2021. Official commentary attributes to SMEs roughly 60% of GDP, 70% of technological innovation and 80% of urban employment.

Digital visibility for these businesses is built mainly inside Weixin rather than on standalone websites. Combined monthly active accounts of Weixin and WeChat were 1,418 million as of December 31, 2025, up 2% from 1,385 million a year earlier. Mini Programs run inside that account base and are used for enterprise directories, brand pages and light content distribution, without a separate app download.

Spend that funds promotion and short-form video is large and is concentrated on digital channels. EMARKETER estimates China digital advertising spend at US$161.84 billion in 2026, or 86.6% of total media ad spending. The State Administration for Market Regulation reported 2025 advertising business revenue of RMB 2,050.21 billion, of which internet advertising was RMB 1,357.43 billion (66.2%), up 34.6% year on year.

A separate demand line is compliance training. The revised PRC Company Law took effect on July 1, 2024 and shortened the period for shareholders of limited-liability companies to pay in subscribed capital to five years, while specifying duties and potential liability of directors, supervisors and senior officers. Those rules apply to the closely held structures used by most SMEs and support paid seminars on capital contribution, governance and related practice.

Taken together, the SME base, the Weixin distribution channel, digital-ad budgets and the 2024 Company Law revision support three adjacent categories of SME spend: WeChat Mini Program directory and listing services; project-based marketing and enterprise video; and fixed-fee compliance lectures.

Competition

The markets in which we operate are fragmented and competitive. We face competition from a variety of market participants, including:

WeChat mini-program directory platforms and digital marketing services providers;Local advertising agencies and marketing services firms;Training institutions and professional development providers;Video production studios and multimedia content agencies; andIn-house marketing and training teams maintained by our current and prospective clients.

Many of our competitors have greater financial resources, more extensive marketing capabilities, larger personnel, and longer operating histories than we do. We compete primarily on the basis of our integrated service model, domain expertise in corporate compliance and governance, competitive pricing, and the convenience of our WeChat-based platform. For additional information regarding the risks of competition, see “Risk Factors.”

Intellectual Property

We rely on a combination of trade secret protections, confidentiality agreements, and contractual provisions to protect our proprietary technology, content, and business processes. Our Qi Shi Bao platform represents proprietary technology developed internally. We do not currently hold any registered patents or trademarks that are material to our business operations. We intend to pursue intellectual property registrations as appropriate to protect our brand and technology as our business grows.

PRC Regulations

This section summarizes the principal PRC laws and regulations that are material to our business and to our ability to conduct this offering, to receive funds from our PRC subsidiaries and to transfer funds to investors. This summary is not complete and is qualified by the full text of the applicable laws and regulations, which are subject to change and to differing interpretation by PRC authorities. The PRC government has significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and in the value of our Common Stock. See “Risk Factors — Risks Related to Doing Business in China.”

Regulations Relating to Our Industry and Business Operations

Business license and company law. Yingda Jishi is required to hold a valid business license issued by the local branch of the State Administration for Market Regulation (“SAMR”) and to conduct its business within the scope stated in that license, which includes enterprise management consulting, film and video production, advertising design, agency and publication, marketing planning, software development and technology consulting, as required by the PRC Company Law and the Regulations on the Administration of Registration of Market Entities. Under the PRC Company Law, as amended effective July 1, 2024, shareholders of a limited liability company must fully pay their subscribed capital within five years after the company’s establishment, and companies established before that date with a longer contribution period are generally required to adjust the period in accordance with transitional rules issued by the State Council. Corporate training and seminar services provided to enterprise clients are not currently subject to a specific industry licensing regime in the PRC.

Advertising. Our enterprise promotion and advertising agency services are subject to the PRC Advertising Law and the Measures for the Administration of Internet Advertising, effective May 1, 2023. Under these rules, advertising operators and publishers must verify the relevant supporting documents of advertisers, review advertisement content, maintain records, and ensure that internet advertisements are identifiable as advertisements and do not contain false, misleading or prohibited content. Violations may result in orders to cease publication, confiscation of advertising fees, fines of up to several times the advertising fees and, in serious cases, revocation of the business license. Our services are also subject to the PRC Anti-Unfair Competition Law, the PRC Civil Code (including its contract provisions) and PRC consumer protection laws.

Internet information services and mini-programs. Under the Administrative Measures on Internet Information Services, providers of commercial (operating) internet information services must obtain a value-added telecommunications business operating license (an “ICP License”), while providers of non-commercial (non-operating) internet information services must complete an ICP filing with the competent telecommunications authority. Under the Provisions on the Administration of Mobile Internet Applications Information Services, effective August 1, 2022, and the Notice of the Ministry of Industry and Information Technology on the Filing of Mobile Internet Applications issued in July 2023, operators of mobile applications, including mini-programs such as our Qi Shi Bao platform, must complete an ICP filing before providing services and must comply with requirements relating to real-name verification, content management and personal information protection. Our Qi Shi Bao platform is also subject to the platform rules of WeChat. Yingda Jishi has completed the ICP filing for the Qi Shi Bao mini-program. Under current PRC regulatory practice, an enterprise that conducts its business through the WeChat mini-program platform and does not operate any other independent operating platform is not required to obtain an ICP License. Because we provide our services solely through the Qi Shi Bao mini-program on WeChat and do not operate any other independent platform, we believe, based on the advice of our PRC counsel, that the services we provide through Qi Shi Bao do not currently require an ICP License. However, there are uncertainties regarding the interpretation and application of these requirements, and if PRC authorities determine that an ICP License is required, we may be ordered to suspend the relevant services and be subject to fines, and foreign ownership of an ICP License holder is generally limited to 50% under the Negative List described below.

Content production. The production of radio and television programs is subject to the Regulations on the Administration of Radio and Television and requires a Radio and Television Program Production and Operation Permit, and the provision of audio-visual programs over the internet is subject to the Provisions on the Administration of Internet Audio-Visual Program Services. Our content production services consist of commercial promotional videos and related content prepared for our clients’ own marketing use, and we believe, based on the advice of our PRC counsel, that these services do not currently require such a permit. However, PRC authorities may take a different view, particularly as our content is distributed through online channels.

Intellectual property. The PRC Copyright Law, the Regulations on the Protection of Computer Software and the PRC Trademark Law protect copyrights (including in software and audio-visual works) and registered trademarks, and the PRC Copyright Law and related rules require us to obtain appropriate authorization for third-party materials, such as music, images and footage, used in the content we produce.

Permissions and Approvals from PRC Authorities

As of the date of this prospectus, based on the advice of our PRC counsel, Jun Nan Law Firm, Yingda Jishi has obtained all material licenses, permits and approvals from PRC governmental authorities necessary for its current business operations, consisting of its business license, and Hifa WFOE holds its business license. No such permission or approval has been denied. If we or our subsidiaries (i) do not receive or maintain any required permission or approval, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) become subject to laws, regulations or interpretations that change to require such permissions or approvals in the future, we may be subject to fines, suspension of operations or other penalties, and the value of our Common Stock could significantly decline or become worthless.

Regulations Relating to Foreign Investment

Foreign investment in the PRC is governed by the PRC Foreign Investment Law, which became effective on January 1, 2020, and its implementation regulations. Under this law, foreign-invested enterprises generally receive national treatment, except in industries listed in the Special Administrative Measures (Negative List) for Foreign Investment Access (2024 Edition), effective November 1, 2024 (the “Negative List”), jointly issued by the National Development and Reform Commission (“NDRC”) and the Ministry of Commerce (“MOFCOM”). The Negative List prohibits foreign investment in radio and television program production and operation and in film production, and restricts foreign ownership of value-added telecommunications businesses, including ICP License holders, generally to no more than 50%. We believe that our enterprise promotion, advertising, marketing, training, consulting and software services, as currently conducted, are not included in the Negative List, and we therefore hold Yingda Jishi through a wholly foreign-owned structure rather than through contractual arrangements. Foreign investors and foreign-invested enterprises must submit investment information to MOFCOM through the enterprise registration system administered by SAMR, and foreign investments that affect or may affect national security are subject to security review under the Measures for the Security Review of Foreign Investment. If any of our businesses were determined to fall within the Negative List, or PRC authorities otherwise restricted foreign ownership in our industry, we could be required to restructure or cease the relevant operations. See “Risk Factors — Risks Related to Doing Business in China.”

Regulations Relating to Overseas Offerings and Listings

Filing with CSRC. On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises (the “Trial Measures”) and five supporting guidelines, which became effective on March 31, 2023. Under the Trial Measures, a PRC domestic company that seeks to offer or list securities overseas, directly or indirectly, must complete a filing with the CSRC within three working days after submitting its initial offering application overseas. An offering is treated as an indirect overseas offering if (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets for the most recent fiscal year is accounted for by PRC domestic companies, and (ii) the main parts of its business activities are conducted in the PRC, its principal places of business are located in the PRC, or a majority of its senior management are PRC citizens or habitually reside in the PRC. The CSRC determines this on a substance-over-form basis. Failure to complete a required filing may result in an order to rectify, warnings and fines of between RMB1 million and RMB10 million, and the directly responsible persons may also be fined. Substantially all of our revenue and assets are attributable to Yingda Jishi, our business operations and principal executive offices are located in Qingdao, Shandong Province, and all of our senior management are PRC citizens or habitually reside in the PRC.

We believe that neither this Offering nor the quotation of our Common Stock on the OTCQB marketplace constitutes an overseas offering or listing that is currently subject to the CSRC filing requirements under the Trial Measures. Pursuant to the CSRC’s Guidelines for the Application of Regulatory Rules No. 7 – Overseas Offerings and Listings, quotation on the OTCQB marketplace, as an overseas over-the-counter market, is not currently subject to the filing requirements under the Trial Measures. However, if we pursue a future listing of our Common Stock on a national securities exchange, including Nasdaq, we expect that we would be required to comply with the applicable CSRC filing requirements for overseas offerings and listings then in effect. Accordingly, we have not submitted a filing with the CSRC in connection with this Offering. However, there remains uncertainty regarding the interpretation, implementation and enforcement of the Trial Measures and other PRC laws and regulations. If the CSRC or any other PRC regulatory authority subsequently determines that a filing, approval or other regulatory procedure is required for this Offering or our OTCQB quotation, we cannot assure you that we would be able to obtain such approval or complete such filing in a timely manner, or at all. Any failure to obtain required approvals or complete required filings could result in regulatory actions, fines, sanctions or other penalties, which could materially and adversely affect our business, financial condition, results of operations and the value of our securities. See “Risk Factors — Risks Related to Doing Business in China.”

Confidentiality and archives. Under the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Enterprises, effective March 31, 2023, PRC companies and their overseas issuers that provide or publicly disclose documents containing state secrets or working secrets of government agencies to securities firms, accounting firms or regulators outside the PRC must obtain approval and complete filing procedures. Working papers prepared in the PRC by securities firms and accounting firms must generally be retained in the PRC. These rules may affect the ability of our auditor, which is headquartered in Singapore, and of U.S. regulators to obtain documents from our PRC subsidiaries.

Regulations Relating to Cybersecurity, Data Security and Personal Information

The PRC Cybersecurity Law, effective June 1, 2017, as amended, requires network operators to protect the security of their networks, to adopt data protection measures and to cooperate with public and state security authorities. The PRC Data Security Law, effective September 1, 2021, establishes a data classification and protection system and restricts the provision of data stored in the PRC to foreign judicial or law enforcement authorities without government approval. The PRC Personal Information Protection Law (the “PIPL”), effective November 1, 2021, requires consent or another lawful basis for processing personal information, imposes additional requirements for sensitive personal information and regulates the cross-border transfer of personal information. The Regulations on Network Data Security Management, effective January 1, 2025, further require network data processors to implement data security and personal information protection measures and impose additional obligations on processors of important data and on processors that seek to list overseas. Through our Qi Shi Bao platform and our training and seminar services, we collect and process personal information of our clients’ personnel and of platform users, such as names, contact details and business information.

Under the Cybersecurity Review Measures, effective February 15, 2022, a network platform operator holding personal information of more than one million users must apply for a cybersecurity review by the Cyberspace Administration of China (the “CAC”) before listing abroad, and critical information infrastructure operators that purchase network products and services, as well as operators whose activities affect or may affect national security, are also subject to review. Because we are not a critical information infrastructure operator and, as of the date of this prospectus, hold personal information of significantly fewer than one million users, we believe, based on the advice of our PRC counsel, that we are not currently required to apply for a cybersecurity review in connection with this offering. Under the Provisions on Promoting and Regulating Cross-Border Data Flows, effective March 22, 2024, we do not currently expect to be required to complete a security assessment, enter into a standard contract or obtain a certification for any cross-border transfer of data, as our data is stored and processed in the PRC. However, these rules are relatively new and their interpretation remains uncertain. If the CAC or another authority takes a different view, we could be required to suspend relevant operations, to modify our practices or to pay fines. See “Risk Factors — Risks Related to Doing Business in China.”

Regulations Relating to Foreign Exchange

The principal regulation governing foreign currency exchange in the PRC is the Foreign Exchange Administration Regulations, as amended. Under these regulations, Renminbi is freely convertible for current account items, such as trade-related receipts and payments and the payment of dividends, subject to compliance with procedural requirements, but conversion for capital account items, such as capital contributions, foreign debt and loans and the repatriation of investments, generally requires registration with the State Administration of Foreign Exchange (“SAFE”) or a designated bank. Capital contributions from Hifortune HK to Hifa WFOE, and any loans from our offshore entities to our PRC subsidiaries, must be registered with or filed with SAFE or a designated bank, and loans are subject to statutory limits on foreign debt. The use of Renminbi converted from foreign currency capital is subject to SAFE restrictions, including a prohibition on using it for purposes outside a company’s business scope, although under the Circular on Further Promoting Cross-Border Trade and Investment Facilitation (“SAFE Circular 28”), non-investment foreign-invested enterprises such as Hifa WFOE may use such capital to make equity investments in the PRC, including in Yingda Jishi, provided that the investment is genuine and compliant.

SAFE Circular 37. Under the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles (“SAFE Circular 37”), PRC residents must register with a designated bank before contributing assets or equity interests to an offshore special purpose vehicle and must update the registration upon material changes. Ms. Jingjing Xiang and the other PRC resident beneficial owners have not yet completed their initial registrations. The process is currently underway and is expected to be completed within the next six months. Failure to register may result in restrictions on the ability of our PRC subsidiaries to distribute profits offshore and on our ability to contribute additional capital to them, as well as penalties. See “Risk Factors — PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties.”

Regulations Relating to Dividend Distributions and Cash Transfers

Under the PRC Company Law and the PRC Foreign Investment Law, our PRC subsidiaries may pay dividends only out of their accumulated after-tax profits, if any, determined under PRC accounting standards. Each PRC subsidiary must set aside at least 10% of its after-tax profits each year to a statutory reserve fund until the fund reaches 50% of its registered capital, and these reserves may not be distributed as cash dividends. Under the PRC Enterprise Income Tax Law, dividends paid by a PRC company to a non-PRC resident enterprise are generally subject to a 10% withholding tax, which may be reduced to 5% under the tax arrangement between Mainland China and Hong Kong if Hifortune HK qualifies as the beneficial owner and meets other conditions. Remittance of dividends offshore requires compliance with SAFE and bank procedures. As a result, to the extent cash or assets of our business are in the PRC or held by a PRC entity, those funds or assets may not be available to fund operations or for other uses outside of the PRC due to interventions in, or the imposition of restrictions and limitations on, our or our subsidiaries’ ability to transfer cash or assets by the PRC government. As of the date of this prospectus, none of our subsidiaries has paid any dividends or made any distributions to Hifortune, and Hifortune has not paid any dividends to its stockholders. See “Prospectus Summary — Cash Transfers Through Our Organization” and “Risk Factors — Risks Related to Doing Business in China.”

Regulations Relating to Taxation

Under the PRC Enterprise Income Tax Law, PRC enterprises are generally subject to enterprise income tax at a rate of 25%. Under current preferential policies effective through December 31, 2027, qualifying small low-profit enterprises with annual taxable income of not more than RMB3 million are subject to an effective enterprise income tax rate of 5%, and Yingda Jishi currently qualifies for this treatment. An enterprise established outside the PRC with its “de facto management body” in the PRC may be treated as a PRC resident enterprise and taxed at 25% on its worldwide income. See “Taxation — Mainland China Taxation.” Our services are also subject to value-added tax under the PRC Value-Added Tax Law, effective January 1, 2026, and related rules, generally at a rate of 6% for modern services provided by general taxpayers or at a reduced rate of 1% for small-scale taxpayers, and our advertising services may also be subject to a cultural undertaking development fee.

Regulations Relating to Employment and Social Insurance

Under the PRC Labor Law, the PRC Labor Contract Law and related regulations, employers must enter into written labor contracts with full-time employees, pay at least the local minimum wage and comply with working hour and workplace safety requirements. Under the PRC Social Insurance Law and the Regulations on the Administration of Housing Provident Funds, employers must make contributions for their employees to pension, medical, unemployment, work-related injury and maternity insurance and to a housing provident fund. Employers that fail to make adequate contributions may be ordered to pay the outstanding amounts, late fees of 0.05% per day and fines. As of the date of this prospectus, Yingda Jishi has not made full amount social insurance and housing provident fund contributions for all of its employees in accordance with applicable PRC laws. We are in the process of paying the outstanding contributions, but as of the date of this prospectus we have not fully paid them, and we cannot assure you that our provisions will be sufficient. If PRC authorities determine that we have not made adequate contributions, we may be required to pay the outstanding amounts, late fees of 0.05% per day of the outstanding amount, and fines of one to three times the outstanding amount, and employees may bring claims against us. Any such payments, fines or claims could adversely affect our financial condition and results of operations.

Other Regulations

Our operations are also subject to general PRC laws and regulations applicable to companies conducting business in China, including laws and regulations relating to corporate governance, anti-monopoly and competition, and product and service quality. We are not required to hold securities, investment banking or broker-dealer licenses for our current business operations. We believe we are in material compliance with all applicable laws and regulations as of the date of this prospectus.

Employees

As of June 30, 2026, we had five full-time employees. All of our employees are based in China. We believe that we maintain a satisfactory working relationship with our employees, and we have not experienced any material labor disputes. Our employees are not represented by any labor union or covered by any collective bargaining agreement.

Properties

Our principal executive offices are located at Room 3319, Building 3, No. 31 Longcheng Road, Shibei District, Qingdao, Shandong Province, People’s Republic of China. Our PRC operating subsidiary, Yingda Jishi, occupies office premises in Qingdao, Shandong Province under an operating lease expiring in May 2028, which is recorded as a right-of-use asset of $157,207 as of June 30, 2026. Our U.S. registered office is located at c/o Northwest Registered Agent Service, Inc., 9 The Green, Suite B, Dover, County of Kent, Delaware 19901.

Our PRC operating subsidiary, Yingda Jishi, maintains its principal office in Qingdao, Shandong Province, China. We believe that our current facilities are adequate for our present needs and that suitable additional or substitute space will be available to accommodate the foreseeable expansion of our operations.

Legal Proceedings

We are not currently a party to, and are not aware of any threat of, any legal, arbitral, or administrative proceedings which, in the opinion of our management, are likely to have a material adverse effect on our business, financial condition, or results of operations.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof.

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our registered independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year. Such reports and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

Reports to security holders

Upon completion of this offering, we intend to comply with the periodic reporting requirements under the Exchange Act, even if we are not otherwise required to do so. We plan to furnish our shareholders with an annual report for each fiscal year beginning for the fiscal year ending June 30, 2026 containing financial statements audited by our independent registered public accounting firm. We will be required to file reports with the SEC under Section 13(a) or 15(d) of the Exchange Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room or visiting the SEC’s Internet website (see “Available Information” above).

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTER AND CONTROL PERSONS

The names, ages and positions of our executive officers and directors are as follows:

Name and Address of Executive Officer and/or Director	Age	Position
Jingjing Xiang	37	Chairman, Director, Chief Executive Officer, Chief Financial Officer
Jianqiang Zhao	63	Director

Ms. Jingjing Xiang has served as our Director, Chief Financial Officer and Chief Executive Officer since our inception in June 2026. Ms. Xiang has served as a Director of Yingda Jishi (Shandong) Enterprise Management Co., Ltd. since January 2023. Ms. Xiang has extensive experience in corporate governance, strategic planning, risk management, and capital advisory services. Prior to her current role, she served as an independent consultant from January 2021 to December 2022, advising businesses on corporate governance and capitalization strategies. Ms. Xiang received a bachelor’s degree from Xi’an Academy of Fine Arts and holds an ICFI International Professional Qualification. We believe Ms. Xiang is qualified to serve as a director due to her extensive experience in corporate governance, strategic planning, and business advisory services.

Mr. Jianqiang Zhao has served as our Director since our inception in June 2026. Mr. Zhao has served as a legal practitioner with Yixing Jiuxi Law Firm since July 1996. Mr. Zhao has more than 30 years of experience in legal practice and has developed extensive expertise in legal and regulatory matters. Mr. Zhao studied law at the Nanjing University Law Department from September 1980 to July 1984. We believe Mr. Zhao is qualified to serve as a director due to his extensive legal experience and professional knowledge of corporate and regulatory matters.

Employment Agreements

We have not entered into formal employment agreements with Ms. Xiang and Mr. Zhao. Ms. Xiang and Mr. Zhao currently devote substantially all of their business time to our affairs.

Committees

We do not currently have an audit, compensation or nominating committee.

EXECUTIVE COMPENSATION

Named Executive Officers

For the fiscal years ended June 30, 2026 and 2025, our only named executive officer was Ms. Jingjing Xiang, who serves as our Chairman, Chief Executive Officer (our principal executive officer) and Chief Financial Officer (our principal financial and accounting officer). We had no other executive officers during either fiscal year. Mr. Jianqiang Zhao serves solely as a director and is not an executive officer.

Summary Compensation Table

The following table sets forth all compensation awarded to, earned by or paid to our named executive officer for the fiscal years ended June 30, 2026 and 2025. All amounts were paid by Yingda Jishi, our PRC operating subsidiary, in Renminbi and have been translated into U.S. dollars.

Name and Principal Position	Fiscal Year	Salary ($)	All Other Compensation ($)		Total ($)
Jingjing Xiang, Chairman Chief Executive Officer and Chief Financial Officer	2026	3,886	546	(2)	4,432
	2025	—	—		—

(1)	We have not entered into a written employment agreement with Ms. Xiang, and her compensation is determined by our board of directors without the involvement of a compensation committee. Ms. Xiang’s compensation consists solely of base salary and statutory pension contributions.

(2)	Consists of mandatory pension scheme contributions made on behalf of Ms. Xiang under PRC social insurance requirements.

We do not maintain any annual or long-term incentive plan, equity incentive plan, profit-sharing arrangement, defined benefit or actuarial pension plan, or nonqualified deferred compensation plan, and we did not grant any equity or equity-based awards during fiscal 2026 or fiscal 2025. We have no agreement or arrangement providing for payments to any named executive officer upon resignation, retirement, other termination of employment, a change in control of the Company or a change in the named executive officer’s responsibilities. We do not provide perquisites or other personal benefits to our named executive officer. Rule 10D-1 under the Exchange Act, adopted pursuant to Section 10D of the Exchange Act, requires national securities exchanges and national securities associations to adopt listing standards requiring each listed issuer to adopt and comply with a written policy providing for the recovery of erroneously awarded incentive-based compensation. Because our Common Stock is expected to be quoted on the OTCQB Venture Market and will not be listed on a national securities exchange or a national securities association, we are not subject to those listing standards or to the related disclosure requirements of Item 402(w) of Regulation S-K, and we have not adopted a formal compensation recovery, or “clawback,” policy at this time. We have not adopted a policy or practice concerning the timing of equity award grants in relation to the disclosure of material nonpublic information, because we have never granted equity awards.

Outstanding Equity Awards at Fiscal Year-End

As of June 30, 2026, our named executive officer held no outstanding options, warrants, stock appreciation rights, restricted stock, restricted stock units or other equity or equity-based awards, and no such awards were outstanding as of June 30, 2025. Accordingly, no Outstanding Equity Awards at Fiscal Year-End table is presented.

Director Compensation

Neither of our directors received any compensation for service as a director during the fiscal years ended June 30, 2026 and 2025. Mr. Jianqiang Zhao received no compensation from us in either fiscal year, and Ms. Xiang received no compensation for her service as a director, as distinguished from the compensation reported for her in the Summary Compensation Table above. We do not maintain any director compensation plan or arrangement, and we do not reimburse directors for expenses incurred in attending board meetings. Because no director received any compensation in either fiscal year, no Director Compensation table is presented.

Equity Compensation Plan Information

We do not maintain any equity compensation plan, whether or not approved by our stockholders, and no securities are authorized for issuance under any equity compensation plan as of June 30, 2026.

Director Independence

Because we intend to seek quotation of our Common Stock on the OTCQB Venture Market rather than listing on a national securities exchange, we are not required to have a majority of independent directors or to maintain audit, compensation or nominating committees composed of independent directors.

Family Relationships; Involvement in Certain Legal Proceedings

There are no family relationships among any of our directors or executive officers. During the past ten years, none of our directors or executive officers has been involved in any of the legal proceedings described in Item 401(f) of Regulation S-K, including any bankruptcy, criminal proceeding, or order, judgment or decree enjoining or limiting their involvement in any type of business, securities or banking activity. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which such person was selected as a director or executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal years ended June 30, 2026 and 2025, we had certain balances with related parties. The following disclosure is based on Note 3 — Related Party Transactions to our consolidated financial statements included elsewhere in this prospectus.

Ms. Xiang Jingjing

Ms. Xiang Jingjing is a shareholder of Highfinal Holdings Limited, our principal shareholder. As of June 30, 2026, the Company had an amount due to Ms. Xiang of $44,118 (June 30, 2025: nil). The balance is unsecured, interest-free and repayable on demand. The balance was fully settled on October 12, 2026.

Mr. Cui YunFeng

Mr. Cui YunFeng is a shareholder of Highfinal Holdings Limited, our principal shareholder. As of June 30, 2026, the Company had an amount due to Mr. Cui of $134,097 (June 30, 2025: $119,066). The balance is unsecured, interest-free and repayable on demand.

Services Provided to Related Companies

During the fiscal year ended June 30, 2026, we recognized services income of $47,141 from related companies, and none in fiscal 2025. This amount represents approximately 15.7% of our total revenue for fiscal 2026 and is included in our online business directory services segment. The services were provided on prices and terms agreed between the parties and were negotiated on an arm’s-length basis.

During the fiscal year ended June 30, 2026, the Company acquired a motor vehicle from a shareholder for $88,235. The transaction was made at prices and terms as mutually agreed between the parties.

As of June 30, 2026, contract liabilities included $94,821 related to services provided to related parties (June 30, 2025: nil).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of the date of this prospectus, and as adjusted to reflect the sale of the shares offered hereby, by:

●	each person known by us to beneficially own more than 5% of our Common Stock;

●	each of our named executive officers and directors; and

●	all of our executive officers and directors as a group.

	Common Stock Beneficially Owned Prior to this Offering(1)		Common Stock Beneficially Owned After this Offering(2)
Name of Shareholders	Number	%	Number	%
Executive Officers and Directors
Jingjing Xiang(1)	4,431,000	44.31%	4,431,000	39.56%
Jianqiang Zhao	-	-	-	-
Officers and Directors as a Group (2 persons)	4,431,000	44.31%	4,431,000	39.56%

5% or more shareholders
Highfinal Holdings Limited(1)	4,431,000	44.31%	4,431,000	39.56%
Zhidie Fu	649,000	6.49%	649,000	5.79%

(1)	Highfinal Holdings Limited is a British Virgin Islands company and our principal shareholder. Ms. Jingjing Xiang holds 54.99% of the equity interests, Mr. Cui Yunfeng holds 44.56% of the equity interests, and Mr. Yuxiao Jia holds 0.45% of equity interests, respectively, of Highfinal Holdings Limited. The address of Highfinal Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(2)	Ms. Jingjing Xiang, our Director, Chief Financial Officer and Chief Executive Officer, may be deemed to beneficially own the shares held by Highfinal Holdings Limited. Ms. Xiang disclaims beneficial ownership of the shares held by Highfinal Holdings Limited except to the extent of her proportionate interest. The address for Ms. Xiang is c/o Hifortune Holdings Inc, Room 1501, 15/F, Tower A, New Mandarin Plaza, 14 Science Museum Road, Tsim Sha Tsui, Kowloon, Hong Kong.

(3)	Zhidie Fu’s business address is Room 3, 14th Floor, Unit 3, No.156 South Yan’an Road, Nanming District, Guiyang City, Guizhou Province, China.

PLAN OF DISTRIBUTION

This is a self-underwritten offering. We are offering up to 1,200,000 shares of our Common Stock at a fixed price of $1.00 per share. The Offering will be conducted on a “best efforts” basis, which means that our Director and Chief Executive Officer, Ms. Jingjing Xiang, will use her best efforts to sell the shares on our behalf but is not obligated to purchase or sell any specific amount of shares. Ms. Xiang will not receive any commission or other compensation for her efforts in connection with the Offering.

The Offering will commence on the date this Registration Statement is declared effective by the SEC and will continue for a period of up to 365 days, unless all shares offered are sold prior to such date or our board of directors terminates the Offering earlier. The Offering will not be extended beyond 365 days from the date this Registration Statement is declared effective. There is no minimum number of shares that must be sold before we can use the proceeds. Investors will not have the right to withdraw their funds once a subscription has been accepted.

We intend to apply for quotation of our Common Stock on the OTCQB Venture Market under the symbol “HFRT.” There can be no assurance that our application will be approved, or that an active trading market will develop. If our application for quotation on the OTCQB is not approved, or if a trading market does not develop, it may be difficult or impossible for investors to resell their shares.

There is no minimum number of shares that must be sold, and no escrow, trust or similar account has been established. All subscription funds will be deposited directly into our corporate bank account upon acceptance and will be immediately available for our use, including for offering expenses. Investors will not receive a refund if we sell fewer than all of the shares offered, and early investors bear the risk that we may not raise sufficient funds to implement our business plan

We have not engaged any underwriter, placement agent, finder or broker-dealer, and no finder’s fee or other compensation will be paid to any person in connection with the offer or sale of the shares. In offering the securities on our behalf, Ms. Xiang will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. Ms. Xiang will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions, as noted herein, under which a person associated with an Issuer may participate in the offering of the Issuer’s securities and not be deemed to be a broker-dealer:

1.	Ms. Xiang is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of her participation; and,

2.	Ms. Xiang will not be compensated in connection with her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.	Ms. Xiang is not, nor will she be at the time of her participation in the offering, an associated person of a broker-dealer; and

4.	Ms. Xiang meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that she (A) primarily performs, and is intended primarily to perform at the end of the offering, substantial duties for and on behalf of our Company other than in connection with transactions in securities; (B) is not a broker or dealer, and has not been an associated person of a broker or dealer, within the preceding twelve months; and (C) has not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on paragraph (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1. Because the Offering will terminate no later than 365 days after the effective date of this prospectus and will not be extended, Ms. Xiang’s participation in the Offering will be confined to a single offering of securities within any twelve-month period.

In addition, although Ms. Xiang satisfies the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 described above, she will restrict her participation in the Offering to one or more of the following activities described in paragraph (a)(4)(iii) of Rule 3a4-1:

1.	Preparing any written communication or delivering such communication through the mails or other means that does not involve oral solicitation by her of a potential purchaser; provided, however, that the content of such communication is approved by a partner, officer or director of the Company other than Ms. Xiang;

2.	Responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser; provided, however, that the content of such responses are limited to information contained in a registration statement filed under the Securities Act of 1933 or other offering document; or

3.	Performing ministerial and clerical work involved in effecting any transaction.

To the extent required under the Securities Act, a post-effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We are subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and a distribution participant under Regulation M. All of the foregoing may affect the marketability of the common stock.

Procedures for Subscribing

If you decide to subscribe for shares in this offering, you must (i) execute and deliver a subscription agreement in the form filed as Exhibit 10.2 to the registration statement, and (ii) deliver payment of the subscription price by check, wire transfer or other immediately available funds payable to “Hifortune Holdings Inc”

We have the right to accept or reject any subscription, in whole or in part, for any reason or for no reason. We intend to accept or reject subscriptions for securities within 5 business days after we receive them. Any subscription funds that are rejected will be returned promptly, without interest or deduction. Subscriptions, once accepted, are irrevocable. Book-entry statements evidencing the shares will be issued by our transfer agent,             , within          business days after acceptance.

Regulation M

We, our officers and directors, and any other person participating in the distribution are subject to the applicable provisions of the Exchange Act and the rules thereunder, including Rule 10b-5 and Regulation M. With certain exceptions, Regulation M precludes the officers and directors, sales agents, any broker-dealer or other person who participates in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Our officers, directors and affiliates will not purchase shares in this offering.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us.

State Securities Laws

We intend to offer and sell the shares only in jurisdictions where the offer and sale are registered or qualified, or exempt from registration or qualification. We may also offer and sell the shares outside the United States to persons who are not U.S. persons in offshore transactions, subject to compliance with the applicable securities laws of each such jurisdiction. We will not accept subscriptions from residents of any state in which the offer has not been registered, qualified or exempted. In addition, secondary trading of our shares may be restricted in some states until we qualify for an applicable exemption (for example, a ‘manual exemption’), and investors may be unable to resell their shares in those states.

Penny Stock Regulations

You should note that our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Offering Period and Expiration Date

This offering will start on the date that this registration statement is declared effective by the SEC and will continue for a period of up to 365 days, unless all of the shares offered are sold earlier or our board of directors terminates the offering earlier. Our board of directors may not extend the offering beyond 365 days from the date this registration statement is declared effective. If the offering has not been completed by that date, it will terminate and we will cease offering the shares, and we will promptly file a post-effective amendment to deregister any shares that remain unsold.

DESCRIPTION OF SHARE CAPITAL

The following description of our capital stock is a summary and is not intended to be complete. It is subject to, and qualified in its entirety by reference to, our Certificate of Incorporation and our Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of the Delaware General Corporation Law, or the DGCL. You should read our Certificate of Incorporation and Bylaws for a complete description of the rights and preferences of our capital stock.

Common Stock

Our Certificate of Incorporation authorizes us to issue up to 100,000,000 shares of common stock, par value $0.00001 per share. Our common stock is not divided into classes or series.

The rights of holders of our common stock are as follows:

●	Governing Documents. Holders of our common stock have the rights set forth in our Certificate of Incorporation and Bylaws and under applicable Delaware law.

●	Dividend Rights. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment. Under Section 170 of the DGCL, our board of directors may declare and pay dividends on our capital stock only out of our surplus, as defined in and computed in accordance with Sections 154 and 244 of the DGCL, or, if there is no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Our board of directors may set apart out of any funds available for dividends such reserves as it deems proper. Our ability to pay dividends depends substantially upon dividends and other distributions from our PRC subsidiaries, which are subject to PRC statutory reserve, foreign exchange and withholding tax requirements. We have never declared or paid a cash dividend on our common stock and do not intend to do so in the foreseeable future. See “Dividend Policy” and “Risk Factors — Risks Related to Doing Business in China.”.

●	Voting Rights. Each outstanding share of our common stock is entitled to one vote on each matter submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights in the election of directors. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise required by the DGCL or provided in our Certificate of Incorporation or Bylaws, all other matters submitted to a vote of stockholders are determined by the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter.

●	Preemptive Rights. Holders of our common stock do not have preemptive rights to subscribe for any subsequent or additional issuance of shares.

●	Classes or Series. Our Certificate of Incorporation authorizes a single class of common stock, and no shares of preferred stock are authorized. Our board of directors therefore has no “blank check” authority to designate or issue preferred stock, and it may not classify or reclassify our common stock into separate classes or series or alter the rights, preferences or restrictions of our common stock by board action alone. Any such classification or reclassification, the creation of any new class or series, and any change in the rights, preferences or restrictions of our common stock would require an amendment to our Certificate of Incorporation adopted in accordance with Section 242 of the DGCL, which requires our board of directors to adopt a resolution declaring the amendment advisable and the affirmative vote of the holders of a majority of our outstanding shares entitled to vote on the amendment.

●	Issuance of Shares. Our board of directors may issue shares of common stock out of our authorized but unissued shares, without further action by our stockholders, except as otherwise required by applicable law or by the rules of any market on which our common stock is then quoted or listed. Under Sections 152, 153 and 161 of the DGCL, our board of directors determines the consideration for which shares are issued, which may not be less than the par value of $0.00001 per share, and the judgment of our board of directors as to the value of any consideration other than cash is conclusive in the absence of actual fraud. Shares issued for the consideration so determined, and for which that consideration has been received in full, are validly issued, fully paid and non-assessable. The 1,200,000 shares of common stock offered by this prospectus, when issued and paid for in accordance with the terms of this prospectus and the related subscription agreement, will be duly authorized, validly issued, fully paid and non-assessable.

●	Share Certificates. Our Bylaws permit our board of directors to authorize the issuance of some or all shares without certificates. If shares are issued without certificates, the Company must, upon a stockholder’s request, provide a written statement containing the information otherwise required to appear on a share certificate. If certificates are issued, they must contain the information and signatures prescribed by our Bylaws.

●	Transfer Rights. Subject to any applicable restrictions on transfer, shares of our common stock are freely transferable. Transfers must be recorded in the Company’s share transfer books in accordance with the procedures set forth in our Bylaws.

●	Fractional Shares. Under Section 155 of the DGCL, we are not obligated to issue fractional shares. In lieu of issuing a fractional share, our board of directors may arrange for the disposition of the fractional interest by the person entitled to it, pay in cash the fair value of the fractional share as of the time when the person entitled to receive it is determined, or issue scrip or warrants in registered or bearer form that entitle the holder to receive a full share upon surrender of scrip or warrants aggregating a full share. Our board of directors may cause any scrip or warrants so issued to become void if not exchanged for full shares before a specified date, and a holder of scrip or warrants is not entitled to vote, to receive dividends or to share in our assets on liquidation.

Warrants, Options and Convertible Securities

We have not issued and do not have outstanding any warrants to purchase shares of our common stock, options to purchase shares of our common stock, securities convertible into shares of our common stock, or rights convertible or exchangeable into shares of our common stock.

Certain Provisions of Our Certificate of Incorporation and Bylaws

The following summarizes certain provisions of our Certificate of Incorporation and Bylaws relating to our capital stock, board of directors and stockholders. The summary is qualified in its entirety by reference to our Certificate of Incorporation, Bylaws and applicable Delaware law.

Authorized Shares

Our Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $ 0.00001 per share, and no shares of preferred stock are authorized. As of the date of this prospectus, 10,000,000 shares of our common stock were issued and outstanding. Our board of directors may issue the remaining authorized but unissued shares from time to time, for the consideration it determines in accordance with Sections 152 and 153 of the DGCL, without further action by our stockholders, except as otherwise required by applicable law. We may not issue shares of capital stock in excess of the number authorized by our Certificate of Incorporation. Any increase in our authorized capital stock requires an amendment to our Certificate of Incorporation, which under Section 242 of the DGCL must be declared advisable by our board of directors and approved by the holders of a majority of our outstanding shares entitled to vote on the amendment, and which becomes effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware.

Meetings of Stockholders

Stockholder meetings may be held at our principal office or at another place designated by our board of directors. Stockholders may participate by telephone or video conference if the participants can hear one another in real time.

Special meetings of stockholders may be called by our President, board of directors or Secretary. The Secretary may call a special meeting only after receiving a written request from holders of at least one-tenth of all shares entitled to vote at the meeting.

Notice of a stockholder meeting must be provided to each stockholder of record at least 10 days, but not more than 60 days, before the meeting. The notice must state the time, place and purpose of the meeting, including instructions for remote or electronic participation, if applicable.

Quorum and Stockholder Voting

A quorum exists when the holders of a majority of the voting power of the outstanding shares entitled to vote on a matter are present in person or represented by proxy. If a quorum is present, and except as otherwise required by the DGCL or provided in our Certificate of Incorporation or Bylaws, a matter properly brought before the meeting is approved by the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter.

Certain matters require a higher vote under the DGCL than the general standard described above. In particular, an amendment to our Certificate of Incorporation under Section 242 of the DGCL, a merger or consolidation requiring a stockholder vote under Section 251 of the DGCL, a sale, lease or exchange of all or substantially all of our property and assets under Section 271 of the DGCL and our dissolution under Section 275 of the DGCL each require the affirmative vote of the holders of a majority of our outstanding shares entitled to vote on the matter, rather than a majority of the shares present at a meeting at which a quorum is present.

Action by Written Consent

Any action that may be taken at an annual or special meeting of stockholders may be taken without a meeting and without prior notice if one or more stockholders entitled to vote on the matter execute a written consent setting forth the action taken and the consent is signed by stockholders holding at least the minimum number of votes necessary to approve the action at a meeting.

Board Composition and Filling Vacancies

Our board of directors is not divided into classes and does not have staggered terms. Directors are elected for one-year terms and hold office until their successors are duly elected and qualified at the following annual meeting of stockholders.

Any member of our board of directors, including the entire board, may be removed by the affirmative vote of holders of a majority of the shares entitled to vote at a meeting of stockholders called expressly for that purpose.

Vacancies on our board of directors may be filled by the affirmative vote of a majority of the remaining directors. A director appointed by the board to fill a vacancy generally serves until a new director is elected by the stockholders at the next stockholder meeting. A director elected by the stockholders to fill a vacancy resulting from the removal of a director serves for the remainder of the removed director’s annual term and until a successor is elected and qualified.

Amendment of Bylaws

Our Bylaws may be altered, amended or repealed by the affirmative vote of holders of a majority of the voting shares issued and outstanding at a regular or special meeting of stockholders. Our board of directors also has the authority to make, alter, amend and repeal our Bylaws, subject to the authority of holders of a majority of the shares entitled to vote to change or repeal any such action at a stockholder meeting.

Certain Transactions Requiring Stockholder Approval

Under the DGCL, a merger or consolidation of the Company requiring a stockholder vote, a sale, lease or exchange of all or substantially all of our property and assets, our conversion into another entity form and our dissolution each require our board of directors to adopt a resolution approving the transaction and the affirmative vote of the holders of a majority of our outstanding shares entitled to vote on the matter, unless a greater vote is required by our Certificate of Incorporation. Our Bylaws do not reduce these statutory requirements. Stockholder approval is not required for us to acquire, transfer, exchange, sell, lease or otherwise dispose of assets in the ordinary course of business, or for a merger with a subsidiary effected under Section 253 of the DGCL in which we own at least 90% of the outstanding shares of each class of the subsidiary. Under Section 143 of the DGCL, we may lend money to, or guarantee any obligation of, or otherwise assist any of our officers or other employees, including any officer who is also a director, whenever, in the judgment of our board of directors, the loan, guarantee or assistance may reasonably be expected to benefit the Company; no stockholder approval is required for such a loan, guarantee or assistance.

Delaware Business Combination Statute

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless: (i) prior to that time, the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers and shares held under certain employee stock plans; or (iii) at or after that time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder. For these purposes, a “business combination” generally includes a merger or consolidation involving the corporation, a sale or other disposition of 10% or more of the corporation’s assets, and other transactions resulting in a financial benefit to the interested stockholder, and an “interested stockholder” generally means a person that, together with its affiliates and associates, owns, or within the three years prior to the determination of interested stockholder status did own, 15% or more of the corporation’s outstanding voting stock.

Our Certificate of Incorporation does not contain a provision electing not to be governed by Section 203. Under Section 203(b)(5) of the DGCL, however, Section 203 does not apply to a corporation that does not have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders. We intend to seek quotation of our Common Stock on the OTCQB Venture Market, which is not a national securities exchange, and as of the date of this prospectus our Common Stock was held of record by 46 holders. We therefore do not expect Section 203 to apply to us upon completion of this Offering. If we were to list our Common Stock on a national securities exchange, or if our Common Stock were to become held of record by more than 2,000 stockholders, Section 203 would become applicable to us, and Highfinal Holdings Limited, our principal stockholder, would be an “interested stockholder” for purposes of the statute. Section 203 could then have the effect of delaying, deferring or preventing a change in control of our company, including transactions in which our stockholders might otherwise receive a premium over the then-prevailing market price for their shares. Apart from Section 203, neither our Certificate of Incorporation nor our Bylaws contains a classified board, a supermajority voting requirement, a limitation on the removal of directors, a prohibition on stockholder action by written consent or any other provision intended to deter a change in control.

Exclusive Forum

Neither our Certificate of Incorporation nor our Bylaws designates the Court of Chancery of the State of Delaware, or any other court, as the sole and exclusive forum for any derivative action brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim arising under the DGCL or our governing documents, or any action asserting a claim governed by the internal affairs doctrine. Neither document contains a federal forum provision designating the federal district courts of the United States as the exclusive forum for actions arising under the Securities Act. Accordingly, our governing documents do not restrict the forum in which our stockholders may bring those claims, and our stockholders may bring them in any court of competent jurisdiction. Because substantially all of our assets are located in the PRC and all of our directors and executive officers reside in the PRC, our stockholders may nonetheless face substantial practical difficulties in effecting service of process on, or enforcing a judgment against, us or those persons. See “Enforceability of Civil Liabilities” and “Risk Factors — Our principal executive offices are located outside the United States, which may make it difficult for U.S. investors to enforce their legal rights.”

Limitation of Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation contains a provision adopted under Section 102(b)(7) of the DGCL that eliminates the personal liability of our directors to us and to our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns the unlawful payment of dividends and unlawful stock purchases and redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation and Bylaws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the DGCL. These provisions may discourage stockholders from bringing an action against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Taxation

The following summary of the PRC and U.S. federal income tax consequences of an investment in the Common Stock is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Common Stock, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the PRC and the United States.

Mainland China Taxation

Under the EIT Law, an enterprise established outside mainland China with “de facto management bodies” within mainland China is considered a “resident enterprise” for mainland China enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the PRC EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and operations, personnel and human resources, finances and properties of an enterprise.

In addition, the SAT Circular 82, issued by the SAT in April 2009, specifies that certain offshore incorporated enterprises controlled by mainland China enterprises or mainland China enterprise groups will be classified as mainland China resident enterprises only if all of the following conditions are met: (i) the senior management and core management departments in charge of its daily operations function have their presence mainly in mainland China; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in mainland China; (iii) its major assets, accounting books, company seals, and minutes and files of its board and stockholders’ meetings are located or kept in mainland China; and (iv) not less than half of the enterprise’s directors or senior management with voting rights habitually reside in mainland China. Further to SAT Circular 82, in June 2018 the SAT amended the SAT Bulletin 45 to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our company is a company incorporated outside mainland China. Hifortune Holdings Inc is a corporation incorporated under the laws of the State of Delaware. As a holding company, its key assets are its ownership interests in its subsidiaries, and its corporate records, including the resolutions of its board of directors and the resolutions of its stockholders, are maintained outside mainland China. On that basis, we do not believe that Hifortune meets all of the conditions described above or is a mainland China resident enterprise for mainland China enterprise income tax purposes, and for similar reasons we do not believe that Hifortune HK is a mainland China resident enterprise.

However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and depends on their interpretation of the term “de facto management body,” and there can be no assurance that the PRC tax authorities will ultimately take a view that is consistent with ours. Our Chairman, Chief Executive Officer and Chief Financial Officer and our other director reside in the PRC, and substantially all of our operations, revenue and assets are located in the PRC, which may increase the risk that the PRC tax authorities assert that our “de facto management body” is located in mainland China.

If the PRC tax authorities were to determine that Hifortune, our Delaware holding company, is a mainland China resident enterprise for mainland China enterprise income tax purposes, a number of unfavorable mainland China tax consequences could follow. Hifortune would become subject to mainland China enterprise income tax at the rate of 25% on its worldwide income. In addition, a 10% mainland China withholding tax would generally be imposed on dividends we pay to our non-resident enterprise stockholders, and those stockholders may be subject to mainland China tax at a rate of 10% on gains realized on the sale or other disposition of shares of our Common Stock, if that income were treated as sourced within mainland China. Dividends paid to our non-resident individual stockholders, and any gain realized by those stockholders on the sale or other disposition of shares of our Common Stock, may be subject to mainland China tax at a rate of 20%, which, in the case of dividends, may be withheld at source by us. These rates may be reduced under an applicable tax treaty, but it is unclear whether our non-resident stockholders would be able to obtain the benefits of any tax treaty between their country of tax residence and mainland China in the event that we were treated as a mainland China resident enterprise. See “Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

United States Federal Income Tax Considerations

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares of common stock. This discussion applies only to shares of common stock that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our shares of common stock being offered in this prospectus.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences (such as the effects of Section 451 of the Code) that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	financial institutions or financial services entities;
●	broker-dealers;
●	governments or agencies or instrumentalities thereof;
●	regulated investment companies;
●	real estate investment trusts;
●	expatriates or former long-term residents of the U.S.;
●	people that actually or constructively own five percent or more of our voting shares;
●	insurance companies;
●	dealers or traders subject to a mark-to-market method of accounting with respect to the common stock;
●	persons holding the common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;
●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
●	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and
●	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our common stock, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our common stock, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost for the common stock or less, in the case of a share of common stock, any prior distributions treated as a return of capital. In the case of any shares of common stock originally acquired as part of an investment unit, the acquisition cost for the share of common stock that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

●	a foreign corporation or

●	an estate or trust that is not a U.S. holder;

but generally, does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our common stock.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

●	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of our common stock will be subject to tax at generally applicable U.S. federal income tax rates, and a buyer of such shares may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon the disposition. We expect not to be classified as a “U.S. real property holding corporation” for U.S. federal income tax purposes. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we will be a “U.S. real property holding corporation” for U.S. federal income tax purposes in the future.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including shares of our common stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which shares of our common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our common stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including shares of our common stock), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in shares of our common stock.

LEGAL MATTERS

The validity of the shares offered hereby has been passed upon for us by Womble Bond Dickinson (US) LLP. Certain legal matters as to PRC law will be passed upon for us by Jun Nan Law Firm.

EXPERTS

The consolidated financial statements of Hifortune Holdings Inc as of June 30, 2026 and 2025 and for each of the years in the two-year period ended June 30, 2026 and 2025 included in this prospectus have been audited by Onestop Assurance PAC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon the authority of such firm as experts in accounting and auditing. The office of Onestop Assurance PAC is located at 10 Anson Road, #21-14 International Plaza, Singapore 079903.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No experts or counsel to the company have any shares or other interests in Hifortune Holdings Inc

WHERE YOU CAN FIND MORE INFORMATION

We are filing this Form S-1 registration statement with the SEC, including exhibits and schedules, under the Securities Act with respect to the Shares of Common Stock to be sold in this offering. This prospectus and any prospectus supplement which form a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement.

Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We will file annual, quarterly and current reports and other information with the SEC. You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information in the files at the public reference room at the SEC’s headquarters at 100 F Street, NE Washington, DC 20549. You may request copies of these documents, for a copying fee, by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, are also available to you on the Internet website maintained by the SEC at http://www.sec.gov.

FINANCIAL STATEMENTS

HIFORTUNE HOLDINGS INC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors and Stockholders of Hifortune Holdings Inc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hifortune Holdings Inc and its Subsidiaries (collectively referred to as the Company) as of June 30, 2026 and 2025 and the related consolidated statements of operations and other comprehensive income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended June 30, 2026, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2026, and 2025, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2026 in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses from operations, net cash used in operating activities and has a deficit on total equity that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/Onestop Assurance PAC

We have served as the Company’s auditor since 2026.

Singapore

November 6, 2026

PCAOB ID Number: 6732

Hifortune Holdings Inc

Consolidated Balance Sheets

As of June 30, 2026 and 2025

	2026	2025
	US$	US$
Assets

Current Assets

Cash and cash equivalents	486,652	52,082
Deposits, prepayments and other receivables	4,187	81,495

Total current assets	490,839	133,577

Non-Current Assets

Motor vehicles	77,116	243
Right-of-use assets	157,207	222,486
Deposits	7,353	6,964

Total non-current assets	241,676	229,693

Total assets	732,515	363,270

Liabilities and Equity

Current Liabilities

Contract liabilities	155,827	68,229
Other payables and accruals	57,393	42,353
Lease liabilities	85,474	77,916
Amounts due to shareholders	178,215	119,066
Share subscription liabilities	473,728	-

Total current liabilities	950,637	307,564

Non-Current Liabilities
Lease liabilities	-	80,950

Total non-current liabilities	-	80,950

Total liabilities	950,637	388,514

COMMITMENTS AND CONTINGENCIES

Shareholders’ equity
Ordinary shares, US$0.1 par value, authorized 10,000,000 shares as of June 30, 2026; Nil shares issued and outstanding as of June 30, 2026 and June 30, 2025*	-	-
Additional paid-in capital	139,276	139,276
Accumulated deficit	(355,787)	(164,320)
Accumulated other comprehensive income	(1,611)	(200)

Equity attributable to owners of the Company	(218,122)	(25,244)

Total liabilities and equity	732,515	363,270

*

On July 5, 2026, Hifortune issued 10,000,000 ordinary shares with a par value of US$0.10 per share at an issue price of US$0.10 per share, for aggregate consideration of US$1,000,000. Accordingly, US$1,000,000 was recorded as ordinary share capital on July 5, 2026. On September 21, 2026, Hifortune amended its certificate of incorporation to increase its authorized share capital to 100,000,000 ordinary shares and reduce the par value of each ordinary share to US$0.00001. Except for the reduction in the par value of the Company’s ordinary shares on September 21, 2026, and the issuance of 10,000,000 ordinary shares on July 5, 2026, these changes occurred after the reporting date but have been reflected in the consolidated financial statements as of June 30, 2026

Hifortune Holdings Inc

Consolidated Statements of Operations and Comprehensive Income

For the years ended June 30, 2026 and 2025

	2026	2025
	US$	US$
Revenue	300,268	37,232

Administrative and general expenses	(382,315)	(92,639)

Selling and distribution expenses	(109,809)	(93,556)

Net loss from operations	(191,856)	(148,963)

Other income	389	539

Net loss before tax	(191,467)	(148,424)

Income tax expenses	-	-

Net loss	(191,467)	(148,424)

Other comprehensive loss, net of tax:-

Exchange difference	(1,411)	(200)

Total comprehensive loss for the year	(192,878)	(148,624)

Weighted average number of ordinary shares used in computing earnings per share
Basic and diluted *	10,000,000	10,000,000

Loss per ordinary share
Basic and diluted *	(0.0191)	(0.0148)

*	On July 5, 2026, Hifortune issued 10,000,000 ordinary shares with a par value of US$0.10 per share at an issue price of US$0.10 per share, for aggregate consideration of US$1,000,000. Although the shares hadn't been issued yet by June 30, all share and per-share information presented in the Loss per share has been retroactively adjusted to reflect the issuance of ordinary shares.

Hifortune Holdings Inc

Consolidated Statements of Changes in Equity

For the years ended June 30, 2026 and 2025

	Ordinary		Additional paid-in capital	Accumulated losses	Accumulated other comprehensive income	Total
	Shares*	US$	US$	US$	US$	US$
At July 1, 2024	-	-	-	(15,896)	-	(15,896)

Capital contribution from shareholders	-	-	139,276	-	-	139,276

Net loss	-	-	-	(148,424)	-	(148,424)

Other comprehensive loss for the year	-	-	-	-	(200)	(200)

At June 30, 2025			139,276	(164,320)	(200)	(25,244)

Net loss	-	-	-	(191,467)	-	(191,467)

Other comprehensive loss for the year	-	-	-	-	(1,411)	(1,411)

At June 30, 2026	-	-	139,276	(355,787)	(1,611)	(218,122)

*	On July 5, 2026, Hifortune issued 10,000,000 ordinary shares with a par value of US$0.10 per share at an issue price of US$0.10 per share, for aggregate consideration of US$1,000,000. Accordingly, US$1,000,000 was recorded as ordinary share capital on July 5, 2026. On September 21, 2026, Hifortune amended its certificate of incorporation to increase its authorized share capital to 100,000,000 ordinary shares and reduce the par value of each ordinary share to US$0.00001. Except for the reduction in the par value of the Company’s ordinary shares on September 21, 2026, and the issuance of 10,000,000 ordinary shares on July 5, 2026, these changes occurred after the reporting date but have been reflected in the consolidated financial statements as of June 30, 2026

Hifortune Holdings Inc

Consolidated Statements of Cash Flows

For the years ended June 30, 2026 and 2025

	2026	2025
	US$	US$
Cash flows from operating activities

Loss for the year	(191,467)	(148,424)

Adjustments for:-
Depreciation	11,376	1,476
Lease expenses	83,491	28,011

	(96,600)	(118,937)

Change in operating assets and liabilities
Account receivables	-	86,919
Deposits, prepayments and other receivables	76,919	(87,645)
Other payables and accruals	15,040	(1,071)
Contract liabilities	87,598	68,229
Lease liabilities	(88,049)	(83,389)

Net cash used in operating activities	(5,092)	(135,894)

Cash flows from investing activities

Acquisition of a motor vehicle	(44,118)	-

Net cash used in investing activities	(44,118)	-

Cash flows from financing activities

Advance from shareholders	15,031	33,003
Increase in share subscription liabilities	473,728	-
Capital injection	-	139,276

Net cash generated from financing activities	488,759	172,279

Net increase in cash and cash equivalents	439,549	36,385

Cash and cash equivalents at beginning of year	52,082	16,020

Effect of foreign exchange rate changes	(4,979)	(323)

Cash and cash equivalents at end of year	486,652	52,082

Supplemental non-cash in investing and financing activities
Initial recognition of lease obligations related to right-of-use assets	-	241,321
Acquisition of a motor vehicle from a shareholder	44,118	-

Hifortune Holdings Inc

Notes to the Consolidated Financial Statements

For the years ended June 30, 2026 and 2025

Note 1 – Company, Nature of Operations and Summary of Significant Accounting Policies

Company and Nature of Operations

Hifortune Holdings Inc (the “Company” or “Hifortune”) was incorporated in the State of Delaware with an authorized capital of 10,000,000 shares of common stock, par value US$0.10 per share on June 23, 2026. The Company is a holding company with no business operation. Yingda Jishi (Shandong) Enterprise Management Co., Ltd. (“Yingda Jishi”) engaged in digital enterprise promotion services through the mini-program platform, specialized lecture and seminar services, and marketing promotion and film production services to corporate clients and investment partnerships in China.

The financial statements have been prepared in United States dollars and in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Reorganization

Prior to the completion of the corporate reorganization described below (the “Reorganization”), our business was conducted through Yingda Jishi, a company organized under the laws of PRC on June 22, 2016. To facilitate this offering and establish an offshore holding company structure suitable for access to the U.S. capital markets, our founders implemented a series of restructuring transactions in 2026.

The Reorganization commenced with the incorporation of Highfinal Holdings Limited (“Highfinal BVI”) in the British Virgin Islands on May 19, 2026. Highfinal BVI was established as the shareholder holding vehicle for our founders, Ms. Jingjing Xiang, Mr. Yunfeng Cui and Mr. Yuxiao Jia, who subscribed for 5,499, 4,456 and 45 of its ordinary shares, representing 54.99%, 44.56% and 0.45%, respectively, of its outstanding shares.

On June 23, 2026, Hifortune was incorporated in the State of Delaware with an authorized capital of 10,000,000 shares of common stock, par value US$0.10 per share. On July 5, 2026, Hifortune issued all 10,000,000 authorized shares of its common stock at a price of US$0.10 per share, for aggregate consideration of US$1,000,000, of which 4,431,000 shares (44.31%) were issued to Highfinal BVI and an aggregate of 5,569,000 shares (55.69%) were issued to 45 individual investors. No cash was received at issuance. The subscription price was settled by set-off against the consideration of RMB6,200,000 (US$864,786) payable by Hifa WFOE for its acquisition of 100% of the equity interests of Yingda Jishi from its then-existing shareholders, who are the subscribers of the Registrant’s shares. The acquisition was completed on August 20, 2026, and the set-off was effected after completion of the acquisition. The remaining US$135,214 of the subscription price was settled in cash on August 10, 2026.

Thereafter, on July 10, 2026, Hifortune Holdings Limited (“Hifortune HK”) was incorporated in Hong Kong as a wholly owned subsidiary of Hifortune. On August 14, 2026, Hifa International Holding (Guangzhou) Co., Ltd. was established in the PRC as a wholly foreign-owned enterprise and wholly owned subsidiary of Hifortune HK (“Hifa WFOE”), with a registered capital of RMB6,200,000, which is required to be paid in full on or before August 2, 2031.

Following the establishment of Hifa WFOE, Hifa WFOE completed the acquisition of 100% of the equity interests of Yingda Jishi from its then-existing shareholders for a consideration of RMB6,200,000 (US$864,786). The consideration was offset with the unpaid subscription price for shares of Hifortune that its shareholders had subscribed on July 5, 2026 prior to the acquisition. The set-off was effected after completion of the acquisition. Upon completion of this transaction on August 20, 2026, Yingda Jishi became an indirect wholly owned subsidiary of Hifortune, resulting in the current offshore holding company structure consisting of Hifortune, Hifortune HK, Hifa WFOE and Yingda Jishi. Through this structure, Hifortune conducts substantially all of its operations in the PRC through Yingda Jishi.

On September 21, 2026, Hifortune amended its certificate of incorporation to increase its authorized capital to 100,000,000 shares of common stock and to change the par value of its common stock from US$0.10 to US$0.00001 per share. Each outstanding share of common stock was reclassified as one share of common stock, par value US$0.00001, and the number of outstanding shares was not changed. As a result of the Reorganization and related capitalization transactions, Highfinal BVI owns 44.31% and 45 individual stockholders collectively own 55.69% of the outstanding common stock of Hifortune. Hifortune in turn owns 100% of Hifortune HK, Hifortune HK owns 100% of Hifa WFOE, and Hifa WFOE owns 100% of Yingda Jishi. Our consolidated financial statements have been prepared as if the Reorganization had occurred at the beginning of the earliest period presented.

The Company has accounted for the reorganization as a transaction between entities with common ownership, which is akin to a reorganization of entities under common control. As all the entities involved in the process of the reorganization are under common ownership of the Company’s shareholders before and after the reorganization, the reorganization is accounted for in a manner similar to a pooling of interests with the assets and liabilities of the parties to the reorganization carried over at their historical amounts.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Company’s financial statements include expected credit loss allowance for credit losses on other receivables, incremental borrowing rate of lease liabilities and deferred tax asset valuation allowance. Actual results may differ from these estimates.

Motor vehicles, net

Motor vehicles are stated at cost less accumulated depreciation and accumulated impairment losses. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance and repairs are charged to general administrative expenses; major additions to improve service potential or extend economic life are capitalized.

Depreciation of motor vehicles is computed using the straight-line method over the estimated useful lives of the assets with no residual value. The estimated useful lives are as follows:

Useful life
Motor vehicles	3 years

Cash and Cash Equivalents

Cash and cash equivalents consist of cash held by a bank.

Hifortune Holdings Inc

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 1 – Company, Nature of Operations and Summary of Significant Accounting Policies (continued)

Deposits, prepayments and other receivables

Deposits, prepayments and other receivables primarily consist of rental deposits made to landlords, prepaid expenses, and other receivables. Deposits, prepayments, and other receivables are classified as either current or non-current based on the terms of the respective agreements. These balances are unsecured and non-interest bearing.

The Company accounts for estimated credit losses on financial assets measured at amortized cost basis (including deposits and other receivables) in accordance with ASC 326, Financial Instruments – Credit Losses. Management estimates the allowance for credit losses based on historical loss experience, current economic conditions, and reasonable and supportable forecasts of future collectability over the asset’s contractual life. Prepayments represent non-financial assets and are amortized as expenses over the period of service benefit. Evaluation of credit losses is performed periodically, and any allowance is recognized within general and administrative expenses.

Impairment of Long-Lived Assets

The Company tests its long-lived assets for impairment at least annually and whenever events or circumstances change that indicate impairment may have occurred. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include, among others and without limitation: a significant decline in the Company’s expected future cash flows; a significant adverse change in legal factors or in the business climate of the Company’s operations; unanticipated competition; and slower growth rates. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Contract liabilities

The Company presents the consideration that a customer pays before the Company transfers the service to the customer as a contract liability (advance from customers) when the payment is made. An advance from customers is the Company’s obligation to transfer services to a customer for which the Company has received consideration from the customer.

Other payables and accruals

Other payables and accruals are liabilities for unpaid goods and services provided to the Company prior to the end of each reporting period. They are recognized initially at their fair value and subsequently measured at amortized cost using the effective interest method. They are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities.

Share subscription liabilities

Share subscription liabilities represent proceeds received from investors pursuant to share subscription agreements for shares that have not yet been issued and for which the Company has not yet obtained an unconditional right to retain the subscription proceeds.

Such proceeds are classified as liabilities until the relevant subscription conditions are fulfilled and the shares are formally issued. The subscription proceeds are refundable to investors if the share subscription is suspended, rejected by the relevant PRC regulatory authorities, or otherwise cancelled in accordance with the terms of the applicable subscription agreements.

Upon fulfillment of the relevant subscription conditions and issuance of the shares, the share subscription liabilities are reclassified to shareholders’ equity as ordinary share capital and additional paid-in capital, as applicable.

Leases

The Company leases office space to conduct the business. Leases are classified as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria is met: the lease transfers ownership of the asset by the end of the lease term, the lease contains an option to purchase the asset that is reasonably certain to be exercised, the lease term is for a major part of the remaining useful life of the asset or the present value of the lease payments equals or exceeds substantially all of the fair value of the asset. A lease is classified as an operating lease if it does not meet any one of these criteria. The Company’s operating leases are comprised of office space and warehouse leases.

Hifortune Holdings Inc

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 1 – Company, Nature of Operations and Summary of Significant Accounting Policies (continued)

Leases (continued)

The Company recognizes a lease liability and a right-of-use (“ROU”) asset at the commencement date of a lease. A lease liability is initially measured as the Company’s obligation for the future fixed lease payments that will be made over the lease term, measured on a discounted basis. An ROU asset is an asset that represents the Company’s right to use or control the use of specified assets for the lease term. The lease term includes periods for which it’s reasonably certain that the renewal options will be exercised and periods for which it’s reasonably certain that the termination options will not be exercised. The future fixed lease payments are discounted using the rate implicit in the lease. If the rate implicit in the leases is not readily determinable, the lessee should use the incremental borrowing rate as the discount rate, which approximates the interest rate at which the lessee could borrow on a collateralized basis with similar terms and payments and in similar economic environments. The Company elected not to recognize any leases with lease terms of 12 months or less at the commencement date in the balance sheets.

The ROU asset is subsequently measured at the amount of the lease liability with adjustments, if applicable. The Company will evaluate the carrying value of ROU assets if there are indicators of impairment and review the recoverability of the related asset group. If the carrying value of the asset group is determined to not be recoverable and is in excess of the estimated fair value, the Company will record an impairment loss in other expenses in the statements of operations.

Operating leases are included in operating lease ROU assets and operating lease liabilities in the balance sheets. Operating lease liabilities that become due within one year of the balance sheet date are classified as current portion of operating lease liabilities. Finance leases are included in motor vehicles and finance lease liabilities in the balance sheets. Finance lease liabilities that become due within one year of the balance sheet date are classified as current portion of finance lease liabilities.

Lease expense for operating leases consists of the fixed lease payments recognized on a straight-line basis over the lease term. Lease expense for finance leases consists of the amortization of the right-of-use asset over the shorter of the lease term or useful life of the underlying asset. Interest accretion on the finance lease liabilities is recorded as finance costs. For both operating and finance leases, lease expense related to variable payments is recognized as incurred based on performance or usage in accordance with the contractual agreements.

Foreign Currency Transactions and Translations

All transactions in currencies other than functional currencies during the year are translated at the exchange rates prevailing on the respective transaction dates. Monetary assets and liabilities existing at the balance sheet date denominated in currencies other than functional currencies are re-measured at the exchange rates on that date. Exchange differences are recorded in the statement of operations.

The functional currency of the Company is Renminbi. The financial statements are translated in accordance with ASC 830 “Foreign Currency Matters”. The financial statements and other financial data of the Company included in this prospectus are presented in U.S. dollars. The financial statements translated into U.S. dollars, using published exchange rates from financial institution, based on (i) year-end exchange rates or the rates of exchange ruling at the balance sheet date for assets and liabilities and (ii) average yearly exchange rates for income and expense items. Capital accounts are translated at historical exchange rates when the transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in shareholders’ equity.

Hifortune Holdings Inc

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 1 – Company, Nature of Operations and Summary of Significant Accounting Policies (continued)

Comprehensive loss

Accumulated other comprehensive loss represents principally functional currency translation adjustments and is included in the statement of changes in shareholders’ equity.

Revenue recognition

The Company adopts Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (ASC Topic 606) for all periods presented and determines revenue recognition by applying the following five-step model:

●	Identification of the contract, or contracts, with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Revenue from contracts with customers is measured based on the consideration specified in a contract with a customer in exchange for transferring goods or services to a customer net of sales and service tax, returns, rebates and discounts. The Company recognizes revenue when (or as) it transfers control over a product or service to its customer. An asset is transferred when (or as) the customer obtains control of the asset. Depending on the substance of the contract, revenue is recognized when the performance obligation is satisfied, which may be at a point in time or over time.

The Company has three types of revenue, which are detailed below.

Provision of online business directory services

The Company provides customers with access to its online business directory platform, including search functionality and business information maintained and updated on the platform. The Company’s performance obligation is to provide continuous access to the platform over the contractual service period. Customers simultaneously receive and consume the benefits of the Company’s performance as the Company makes the platform available to them.

Accordingly, revenue is recognized over time using a time-based output method, generally on a straight-line basis over the contractual service period, provided that the Company’s service is made available evenly throughout that period. The passage of time is considered an appropriate measure of progress because it reflects the continuous availability of the platform and the transfer of the service benefits to customers throughout the subscription period, regardless of the extent to which individual customers use the platform.

Certain customer contracts also include initial setup and content-creation services, including the establishment of customised promotional pages and preparation of initial promotional content. The Company assesses whether these services represent distinct performance obligations in accordance with ASC 606-10-25-19.

Where the initial setup and content-creation services are distinct from the ongoing platform subscription, revenue allocated to these services is recognised at a point in time when the services have been completed and control of the deliverables has transferred to the customer.

Provision of marketing services

The Company provides marketing services, including the creation and presentation of booklets and brochures for customers. The Company recognizes revenue at a point in time when the promised marketing materials have been completed and delivered to the customer, and the customer has accepted the deliverables, where acceptance is substantive under the contract.

The Company considers customer acceptance, delivery of the completed materials and the customer’s ability to direct the use of and obtain substantially all of the remaining benefits from the deliverables in determining when control transfers. This point-in-time method is considered appropriate because the customer obtains control of the completed marketing materials upon delivery and acceptance, rather than receiving the benefit of the completed deliverables progressively as they are created.

Services from organization of conference events

The Company provides conference organization services, which may include planning, preparation, coordination and hosting of conferences for customers. The Company evaluates the contractual terms and the nature of the promised services to determine whether the performance obligation is satisfied over time or at a point in time.

Where the customer simultaneously receives and consumes the benefits of the Company’s performance as the Company provides the conference planning and coordination services, revenue is recognized over time. The Company measures progress using a time-based output method on a straight-line basis over the service period, which best depicts the transfer of services to the customer. The selected measure reflects the Company’s performance in providing the contracted services throughout the service period.

Where the Company’s performance obligation is instead to deliver a completed conference or event and the customer does not receive and consume the benefits of the Company’s performance as the services are performed, revenue is recognized at the point in time when the conference has been held and the contracted services have been provided to the customer. The Company considers the terms of the contract, completion of the event and any substantive customer acceptance provisions in determining when control of the promised services transfers to the customer.

Hifortune Holdings Inc

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 1 – Company, Nature of Operations and Summary of Significant Accounting Policies (continued)

Principal versus Agent Considerations

When other parties are involved in providing services to customers, the Company evaluates whether its promise is to provide the specified services itself (as principal) or to arrange for those services to be provided by another party (as agent), in accordance with ASC 606.

The Company first identifies each specified service promised to the customer and then assesses whether it controls that service before it is transferred to the customer. In making this assessment, the Company considers the nature of its responsibility to the customer, including whether it is primarily responsible for fulfilling the promise, whether it has discretion in establishing the price, and whether it bears relevant risks associated with the service before it is transferred to the customer. These indicators are considered together with the overall facts and circumstances of each arrangement.

When the Company controls the specified service before it is transferred to the customer, the Company acts as principal and recognizes revenue on a gross basis for the consideration to which it expects to be entitled. Amounts payable to third-party service providers are recognized separately as expenses, as applicable.

When the Company does not control the specified service before it is transferred to the customer and its performance obligation is to arrange for another party to provide that service, the Company acts as agent and recognizes revenue on a net basis, representing the fee or commission to which it expects to be entitled for arranging the service.

The Company evaluates principal versus agent classification for each specified service in the relevant customer arrangement based on the contractual terms and the facts and circumstances of the arrangement.

Income tax

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized. The Company’s accounting policy is to treat interest and penalties as a component of income taxes.

Current tax assets and liabilities of the Company measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period, taking into consideration interpretations and practices prevailing in the countries in which the subsidiaries operate.

Share capital

The Company has only one class of common shares authorized, issued and outstanding.

Related parties

Entities are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, shareholders of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Earnings per share

Basic earnings per share is computed based on the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed based on the weighted average number of common shares outstanding during the year plus the dilutive effect of potential common shares. In computing the dilutive effect of potential common shares, the average stock price for the period is used in determining the number of treasury shares assumed to be purchased with the proceeds from the exercise of options. When there is a loss, the potential common shares are not included in the diluted net earnings per share since the effect would be anti-dilutive.

Segment

The chief operating decision-maker has been identified as the directors of the Company, who review the Company’s internal reporting in order to assess performance and allocate resources. The Company operates in a single operating segment in accordance with ASC Topic 28e, Segment Reporting. The Company’s chief operating decision-maker(“CODM”) has been identified as the directors of the Company, who review consolidated financial results to assess performance and allocate resources. Management has determined that the Company has a single operating segment, as all activities are focused on providing online business directory services, marketing, and corporate event services in the People’s Republic of China (“PRC”). Relevant entity-wide revenue information by service line is provided in Note12 and Note 18.

Hifortune Holdings Inc

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 1 – Company, Nature of Operations and Summary of Significant Accounting Policies (continued)

Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

Level 1:	Observable inputs such as quoted prices in active markets.

Level 2:	Inputs other than the quoted prices in active markets that are observable either directly or indirectly. These include quoted prices for similar assets and liabilities in active markets and quoted prices for identical or similar assets and liabilities in markets that are not active.

Level 3:	Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

As at June 30, 2026 and 2025, the Company did not have any financial instruments that are measured at fair value. The carrying amounts of cash and cash equivalents, deposits and other receivables, other payables and accruals, lease liabilities, amounts due to shareholders and share subscription liabilities, approximate their fair values due to the short-term nature of these instruments.

Recently issued accounting pronouncements

Management has evaluated all recent accounting pronouncements as issued by the FASB in the form of Accounting Standards Updates (“ASU”) through the date these financial statements were available to be issued and found no recent accounting pronouncements issued, but not yet effective, which will have a material impact on the financial statements of the Company when adopted.

Hifortune Holdings Inc

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 2 – Going Concern

For the year ended June 30, 2026, the Company incurred a net loss of US$191,467 and used net cash of US$5,092 in operating activities. As of June 30, 2026, the Company had current assets of US$490,839 and current liabilities of US$950,637, resulting in negative working capital of US$459,798. The Company also had a shareholders' deficit of US$218,122 as of that date.

These conditions indicate that the Company may not have sufficient liquidity to meet its obligations as they become due and raise substantial doubt about the Company's ability to continue as a going concern.

Management has evaluated the significance of these conditions in relation to the Company’s ability to meet its obligations as they become due within one year after the date the financial statements are issued.

In assessing the going concern, the management has considered:

●	Obtaining continuing financial support from shareholders and the shareholders agreed not to request repayment of the amount due to them of US$178,215 as of June 30, 2026 for at least twelve months from the date of the consolidated financial statements approved by the directors;

●	Subsequent to June 30, 2026 and up to the date of these consolidated financial statements, the Company has received additional funding from investors of US$135,214 as share subscription; and

●	Based on the business plans of the Company, the management expects to see a positive trend in the Company’s future results. The offering of the Company’s common stock on the OTCQB marketplace is expected to create synergies that will enhance the Company’s performances and provide sufficient resources for long-term growth and development.

No assurance can be provided that these additional financings will be available on acceptable terms or at all. If management is unable to execute these plans, there would likely be a material adverse effect on the Company’s business.

Based on the above considerations, management believes that its plans provide a reasonable basis to alleviate the substantial doubt about the Company’s ability to continue as a going concern for a period of at least twelve months from the date of issuance of these consolidated financial statements. Management’s conclusion is supported by the Company’s recent capital raising activities, available financing arrangements, and progress in improving its working capital position.

These consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

The financial statements have therefore been prepared on a going concern basis.

Note 3 – Related Party Transactions

(a) Related party

Name of related party	Relationship with the Company
Cui YunFeng	Shareholder
Xiang Jingjing	Shareholder
Zhang Dapeng	Shareholder
Fu Zhidie	Shareholder
Hifortune Holdings Limited	Subsidiary
Hifa International Holding (Guangzhou) Co., Ltd.	Subsidiary
Yingda Jishi (Shandong) Enterprise Management Co., Ltd. (“Yingda”)	Subsidiary

(b) Balances with related parties

	2026	2025
	US$	US$

Amounts due to shareholders	178,215	119,066
Contract liabilities with shareholders	94,821	—

Amounts due to shareholders

Ms. Xiang Jingjing is a shareholder of Highfinal Holdings Limited, our principal shareholder. As of June 30, 2026, the Company had an amount due to Ms. Xiang of $44,118 (June 30, 2025: nil). The balance is unsecured, interest-free and repayable on demand. The balance was fully settled on October 12, 2026.

Mr. Cui YunFeng is a shareholder of Highfinal Holdings Limited, our principal shareholder. As of June 30, 2026, the Company had an amount due to Mr. Cui of $134,097 (June 30, 2025: $119,066). The balance is unsecured, interest-free and repayable on demand.

(c) Transactions with related parties

	2026	2025
	US$	US$
Services income charged to related companies	47,141	—
Acquisition of motor vehicle from a shareholder	88,235	—

The above transactions were made at arms-length with prices and terms as mutually agreed between the parties.

Hifortune Holdings Inc

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 4 – Cash and cash equivalents

	2026	2025
	US$	US$

Cash in bank	482,250	47,913
Cash on hand	4,402	4,169
	486,652	52,082

Note 5 – Deposits, prepayments and other receivables

	2026	2025
	US$	US$

Non-Current assets
Deposits	7,353	6,964

Current assets
Prepayments	3,820	-
Other receivables	367	81,495
	4,187	81,495
	11,540	88,459

Other receivables comprise sundry receivables from third parties which are unsecured, interest-free, and have no fixed terms of repayment.

No provision for CECL on deposits and other receivables had been provided for the years ended June 30, 2026 and 2025. Details of impairment assessment of deposits and other receivables are set out in Note 17 a) ii).

Note 6 – Motor vehicles

At June 30, 2026 and 2025, motor vehicles consisted of the following:

	As of June 30,
	2026	2025
	US$	US$
Motor vehicles	92,911	4,429
Accumulated depreciation	(15,795)	(4,186)
Motor vehicles, net of accumulated depreciation	77,116	243

For the years ended June 30, 2026 and 2025, depreciation expense was $11,376 and $1,476, respectively.

Hifortune Holdings Inc

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 7 - Right-of-use assets and operating lease liabilities

The Company has leases for the office premise in PRC expiring on May 2028, which are classified as operating leases. All cash payments of operating lease cost are classified within operating activities in the statements of cash flows.

The carrying amounts of right-of-use assets are as below:

	As of June 30,
	2026	2025
	US$	US$
Office premise	254,806	260,728
Less: Accumulated lease expense	(97,599)	(38,242)
ROU assets, net	157,207	222,486

The Company’s future minimum payments under long-term non-cancellable operating leases are as follows:

	As of June 30, 2026	As of June 30, 2025
	US$	US$
Within 1 year	88,290	83,389
2 to 5 years	—	83,617
Total operating lease payments	88,290	167,006
Less: imputed interest	(2,816)	(8,140)
Total operating lease obligation	85,474	158,866
Less: current portion of operating lease liabilities	(85,474)	(77,916)
Long-term operating lease liabilities	—	80,950

Other information:

	As of June 30,
	2026	2025
	US$	US$
Cash paid for amounts included in the measurement of lease liabilities:
Cash outflows from operating lease	88,049	83,389
Right-of-use assets obtained in exchange for operating lease liabilities	-	241,321
Remaining lease term for operating leases (years)	2	3
Weighted average discount rate for operating leases	3.6%	3.6%

Hifortune Holdings Inc

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 8 – Contract liabilities

Contract liabilities consisted of the following:-

	2026	2025
	US$	US$

Contract liabilities – external customers	61,006	68,229
Contract liabilities – related parties	94,821	-
	155,827	68,229

Contract liabilities represent consideration received from customers before the Company has transferred the related goods or services. Contract liabilities are recognized as revenue when the Company satisfies the related performance obligations in accordance with ASC 606, Revenue from Contracts with Customers.

Contract liabilities primarily comprise advance payments from customers for online business directory services. For the years ended June 30, 2026 and 2025, US$68,229 and Nil of revenue recognized was included in the Company’s advance from customers’ balance as of June 30, 2025 and 2024, respectively. The Company expects to recognize the June 30, 2026 advance from customers’ balance of $155,827 in revenue over the next twelve months.

Note 9 – Other payables and accruals

Other payables and accruals consisted of the following:-

	2026	2025
	US$	US$

Accrued salaries and pension scheme contributions	9,586	4,236
Accrued expenses	1,250	-
Other payables	46,557	38,117
	57,393	42,353

Other payables represent over-payment received from customers which are unsecured, interest-free and repayable on demand.

Note 10 – Share subscription liabilities

Share subscription liabilities consisted of the following:-

	2026	2025
	US$	US$

Share subscription liabilities	473,728	-

The share subscription liabilities represented proceeds for subscription of Yingda Jishi’s shares by investors prior to the Reorganization. The share subscription liabilities are unsecured, interest-free and refundable if the share subscription is suspended or rejected by PRC authority or the Company.

On July 10, 2026, the share subscription is approved and Yingda Jishi has issued its ordinary shares to the investors. Upon issuance of shares, the share subscription liabilities are reclassified to share capital of Yingda Jishi. Subsequent to the issuance, as part of the Reorganization, Hifa WFOE acquired 100% of the equity interests of Yingda Jishi on August 20, 2026. As a result, the shares previously issued to the investors were acquired by Hifa WFOE, and Yingda Jishi became an indirect wholly owned subsidiary of the Company with no minority holders.

Note 11 – Shareholders’ Equity

a)	Share capital

i)	Authorized Share Capital

The Company had no authorized share capital as at July 1, 2024, June 30, 2025. As at June 30, 2026, the Company had 10,000,000 authorized share capital with a par value of US$0.1 per share. Subsequent to the end of the reporting period on September 21, 2026, the Company amended its certificate of incorporation to increase its authorized capital to 100,000,000 shares of common stock and to change the par value of its common stock from US$0.1 to US$0.00001 per share. Other than the change in par value of its common stock, the changes occurred after the reporting date have been reflected in the consolidated financial statements as at June 30, 2026.

Hifortune Holdings Inc

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 11 – Shareholders’ Equity (continued)

ii)	Historical capital contributions

The historical capital contributions of Yingda Jishi are reflected in additional paid-in capital in the accompanying consolidated financial statements. These contributions represent capital invested in the business before the incorporation of Hifortune and do not represent ordinary shares issued by Hifortune as of June 30, 2026.

The movements in additional paid-in capital for the years ended June 30, 2026 and 2025 were as follows:

	2026	2025
	US$	US$
Balance at beginning of year	139,276	—
Historical capital contributions	—	139,276
Balance at end of year	139,276	139,276

Hifortune’s authorized share capital

Upon incorporation on June 23, 2026, Hifortune was authorized to issue 10,000,000 ordinary shares with a par value of US$0.10 per share. No ordinary shares of Hifortune had been legally issued and outstanding as of June 30, 2026.

On September 21, 2026, Hifortune amended its certificate of incorporation to increase its authorized share capital to 100,000,000 ordinary shares and reduce the par value of each ordinary share to US$0.00001.

Subsequent issuance of ordinary shares

On July 5, 2026, Hifortune issued 10,000,000 ordinary shares with a par value of US$0.10 per share at an issue price of US$0.10 per share, for aggregate consideration of US$1,000,000. Accordingly, US$1,000,000 was recorded as ordinary share capital on July 5, 2026.

The above issuance occurred subsequent to June 30, 2026 and has not been reflected in the combined statements of shareholders’ equity as of that date.

b)	Movements in components of equity

The amounts of the shareholders’ equity and the movements therein for the current and prior years are presented in the statement of changes in equity.

c)	Nature and purpose of reserves

Accumulated other comprehensive income

Accumulated other comprehensive income represents the exchange differences relating to the translation from its functional currency to the Company’s presentation currency in US$. The exchange differences are recognized directly in other comprehensive income and accumulated in the exchange reserve.

Hifortune Holdings Inc

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 12 – Revenue

An analysis of the Company’s revenue is as follows:

	2026	2025
	US$	US$
Timing of revenue recognition

- Services income - over time
- Online business directory services	48,747	13,790
- Online business directory services – related parties	32,581	-
	81,328	13,790

- Services income - at point in time
- Online business directory services	87,364	-
- Online business directory services – related parties	14,560	-
- Marketing services	44,215	9,652
- Conference income	72,801	13,790
	218,940	23,442

	300,268	37,232

Service Stream	2026 US$	2025 US$
Online business directory services	183,252	13,790
Marketing services	44,215	9,652
Conference income	72,801	13,790
Total Revenue	300,268	37,232

Contract Balances

Contract balances with customers consist of contract liabilities (see Note 8). The Company does not have material contract assets or accounts receivable arising from contracts with customers that are not separately presented.

Contract liabilities from contracts with customers are as follows:

As of June 30, 2026, contract liabilities were $155,827 (June 30, 2025: $68,229). Revenue recognized in the year ended June 30, 2026 that was included in the contract liability balance at the beginning of the period was $68,229 (2025: Nil). The Company expects to recognize the June 30, 2026 contract liability balance as revenue over the next twelve months.

Performance Obligations

The Company’s performance obligations are as follows:

●	Online business directory services – The Company provides customers with access to its online search platform and maintains up-to-date information. Revenue is recognized over time as the customer simultaneously receives and consumes the benefits of the service. Certain customer contracts also include initial setup and content-creation services, including the establishment of customised promotional pages and preparation of initial promotional content. The Company assesses whether these services represent distinct performance obligations in accordance with ASC 606-10-25-19. Where the initial setup and content-creation services are distinct from the ongoing platform subscription, revenue allocated to these services is recognised at a point in time when the services have been completed and control of the deliverables has transferred to the customer.

●	Marketing services – The Company creates and delivers booklets and brochures. Revenue is recognized at a point in time when the deliverables are created and accepted by the customer.

●	Conference income – The Company organizes and hosts conference events. Revenue is recognized at a point in time when the conference is held.

Significant payment terms are typically advance payments or short-term credit. The Company does not have material variable consideration, significant financing components, or obligations for returns/refunds that are not already reflected in the transaction price.

Remaining Performance Obligations

As of June 30, 2026, the aggregate amount of the transaction price allocated to remaining performance obligations was $155,827, which is expected to be recognized as revenue over the next twelve months. The Company has elected the practical expedient under ASC 606-10-50-14 not to disclose remaining performance obligations for contracts with an original expected duration of one year or less.

Significant Judgments

The Company applies significant judgment in determining the timing of satisfaction of performance obligations. For online business directory services recognized over time, the Company uses an output method based on the passage of time (straight-line over the service period), as the customer receives and consumes the benefits evenly throughout the contract term.

For point-in-time services (marketing and conference), the Company determines that control transfers when the customer accepts the deliverable or when the event is held, as that is the point at which the customer obtains the ability to direct the use of, and obtain substantially all of the remaining benefits from, the service.

Hifortune Holdings Inc

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 13 – Other income

	2026	2025
	US$	US$

Sundry income	389	539

Note 14 – Net loss before tax

The Company’s loss before income tax is arrived at after charging:-

	2026	2025
	US$	US$

Auditors’ remuneration	-	-
Depreciation expenses	11,376	1,476
Lease expenses	83,491	28,011
Staff costs (including directors’ remunerations):-
- Salaries, bonus and allowance	204,046	104,634
- Pension scheme contributions	6,865	1,277

Note 15 – Income tax credit

The Company’s subsidiaries incorporated in the PRC are subject to CIT on their taxable income as reported in their respective statutory financial statements, adjusted in accordance with the PRC Enterprise Income Tax Laws (“PRC Income Tax Laws”). Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are subject to a unified 25% EIT rate while preferential tax rates, tax holidays, and tax exemptions may be granted on case-by-case basis.

The Company’s subsidiaries is entitled to the tax incentives for the qualifying Small and Low-Profit Enterprise and is eligible for a preferential income tax rate of 5%. The PRC profits tax is calculated at 5% on the estimated assessable profits for the year ended June 30, 2026 (2025: 5%).

Taxation arising elsewhere is calculated at the rates prevailing in the relevant jurisdictions or countries in which the Company operates.

Details of income tax are as follows:-

	2026	2025
	US$	US$

Current tax - PRC profits tax	-	-

A reconciliation of the income tax expense applicable to profit before tax at the effective tax rate is as follows:-

	2026	2026		2025	2025
	US$			US$
Net loss before tax	(191,467)			(148,424)

Tax at applicable rate of 25%	(47,867)	25%		(37,106)	25%
Small and Low-Profit Enterprise tax deduction	38,294	(20%	)	29,685	(20%	)
Non-Deductible Expenses	140	0%		73	0%
Valuation allowance	9,433	(5%	)	7,348	(5%	)
Tax charge at the Company’s effective rate	-	-		-	-

No deferred tax has been recognized in the financial statements as the effect was considered by the directors to be immaterial.

Deferred tax

Significant components of deferred tax were as follows:

	2026	2025
	US$	US$
Tax loss carry forwards	234,505	86,452
Increase in tax loss	154,013	146,969
Exchange Difference	10,709	1,084
Less: Valuation allowance	(399,227)	(234,505)
Tax charge at the Company’s effective rate	-	-

As of June 30, 2025 and 2026, the Company had accumulated tax losses amounting to approximately US$234,505 and US$399,227 (the tax effect thereon is approximately US$11,725 and US$19,961), respectively, which will expire from 2027 to 2031 (2025: 2026 to 2030) and subject to the final agreement by the relevant tax authorities, which may be carried forward and applied to reduce future taxable income which is earned in or derived from PRC. Realization of deferred tax assets associated with tax loss carry forwards is dependent upon generating sufficient taxable income prior to their expiration. A valuation allowance is established against such tax losses when management believes it is more likely than not that a portion may not be utilized.

Hifortune Holdings Inc

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 16 – Commitments and Contingencies

Commitments and Contingencies

The Company believes there are no commitments or contingencies arising from the normal course of business or any legal proceedings that require recognition or disclosure in the financial statements.

Note 17 – Financial risk management and fair values of financial instruments

a)	Financial risk management

The Company is exposed to a variety of risks including foreign currency risk, credit risk, liquidity risk and interest rate risk arising in the normal course of the Company’s business activities.

The Company does not have any written risk management policies and guidelines. The Company’s directors monitor the financial risk management of the Company and take such measures as considered necessary from time to time to minimize such financial risks.

i)	Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in foreign exchange rates.

The Company is not exposed to significant transactional foreign currency risk since almost all of its transactions, assets and liabilities are denominated in Reminbi.

ii)	Credit risk and impairment assessment

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Company is exposed to credit risk from its operating activities (primarily for deposits and other receivables and cash and cash equivalents). The Company’s exposure to credit risk arising from cash and cash equivalents is limited because the counterparties are reputable banks and financial institutions for which the Company does not expect any losses from non-performance by these financial institutions.

The Company considers the credit risk arising from deposits and other receivables to be low. In assessing expected credit losses under ASC 326, management considers historical loss experience, current economic conditions and reasonable and supportable forecasts, as well as the financial condition and repayment history of the counterparties. Management believes that the credit risk associated with these financial assets is low and no material allowance for credit losses was required as of June 30, 2026 and 2025.

Hifortune Holdings Inc

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 17 – Financial risk management and fair values of financial instruments (continued)

a)	Financial risk management (continued)

ii)	Credit risk and impairment assessment (continued)

The tables below detail the credit risk exposures of the Company’s financial assets which are subject to credit loss assessment:-

				2026	2025
	Note	Credit quality indicator	Allowance for credit losses	Gross carrying amounts	Gross carrying amounts
				US$	US$
Financial assets measured at amortized cost basis

Deposits and other receivables	5	Note 1	No allowance required	7,720	6,964

Notes:-

1.	For the purposes of internal credit risk management, the Company uses past due information to assess whether credit risk has increased significantly since initial recognition.

	2026
	Not past due or past due within 3 months	No fixed repayment terms	Total
	US$	US$	US$

Deposits and other receivables	-	7,720	7,720

	2025
	Not past due or past due within 3 months	No fixed repayment terms	Total
	US$	US$	US$

Deposits and other receivables	-	6,964	6,964

iii)	Liquidity risk

Liquidity risk is the risk that a Company will encounter difficulty in raising funds to meet commitments associated with financial instruments. Liquidity risk may result from an inability to sell a financial asset quickly at close to its fair value.

Prudent liquidity risk management implies maintaining sufficient cash. The Company monitors and maintains a level of bank balances deemed adequate to finance the Company’s operations.

Hifortune Holdings Inc

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 17 – Financial risk management and fair values of financial instruments (continued)

a)	Financial risk management (continued)

iii)	Liquidity risk (continued)

The maturity profile of the Company’s non-derivative financial liabilities as at June 30, 2026 and 2025, based on the contracted undiscounted payments, is as follows:-

	Repayable on demand or within 1 year	Between 1 to 2 years	Total undiscounted cash flows	Carrying amounts
	US$	US$	US$	US$
2026

Other payables and accruals	57,393	-	57,393	57,393
Lease liabilities	88,290	-	88,290	85,474
Amounts due to shareholders	178,215	-	178,215	178,215
Share subscription liabilities	473,728	-	473,728	473,728
	797,626	-	797,626	794,810

	Repayable on demand or within 1 year	Between 1 to 2 years	Total undiscounted cash flows	Carrying amounts
	US$	US$	US$	US$
2025

Amount due to a shareholder	119,066	-	119,066	119,066
Other payables and accruals	42,353	-	42,353	42,353
Lease liabilities	83,389	83,617	167,006	158,866
	244,808	83,617	328,425	320,285

iv)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

b)	Fair values of financial instruments

The notional amounts of financial assets and liabilities with a maturity of less than one year are assumed to approximate their fair values.

Hifortune Holdings Inc

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 17 – Financial risk management and fair values of financial instruments (continued)

c)	Concentrations of credit risk

The Company operates principally in the People’s Republic of China (“PRC”) and grants credit to its customers in this geographic region, and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, deposits and other receivables. The Company does not require collateral to support financial instruments that are subject to credit risk.

The revenue representing at least 10% of total revenue are as follows:

	2026		2025
	US$		US$

Customer A	-	-	37,232	100%
Customer B	53,873	18%	-	-
Customer C	51,338	17%	-	-
Customer D	50,901	17%	-	-
Customer E	40,011	13%	-	-
Customer F	36,341	12%	-	-

	232,464	77%	37,232	100%

Note 18 – Segment

The chief operating decision-maker has been identified as the directors of the Company, who review the Company’s internal reporting in order to assess performance and allocate resources. The Company’s management has determined the operating segments based on these reports.

The Company operates in a single operating segment. The CODM reviews financial information on a consolidated basis to make resource allocation decisions and assess performance. Accordingly, no separate segment profit or loss information is presented.

The directors of the Company assesses the performance of the operating segment based on profit or loss for reportable segment. The Company considers that the measurement principles for profit or loss for reportable segment is consistent with those used in measuring the corresponding amounts in the Company’s financial statements. Hence, profit or loss for reportable segments is used for reporting segment profit or loss. Although no segment assets or liabilities is regularly provided to or reviewed by the chief operating decision-maker, monthly updates presenting the Company’s balance sheet are provided for the purpose of assessment.

Geographic Information

In accordance with ASC 280-10-50-41, substantially all of the Company’s revenues are derived from, and all of its long-lived assets are located in, the People’s Republic of China (“PRC”),

Hifortune Holdings Inc

Notes to the Consolidated Financial Statements (Continued)

For the years ended June 30, 2026 and 2025

Note 19 – Capital management

The Company manages its capital to ensure that entities in the Company will be able to continue as a going concern while maximizing the return to shareholders through the optimization of the balance between debt and equity.

The capital structure of the Company comprises cash and cash equivalents of US$486,652 (2025: US$52,082) and equity attributable to shareholders of the Company, comprising share capital of Nil (2025: Nil), additional paid-in capital of US$139,276 (2025: US$139,276), accumulated deficit of US$355,787 (2025: US$164,320) and exchange deficit of US$1,611 (2025: US$200) disclosed in the statement of changes in shareholders’ equity.

The Company reviews the capital structure on an ongoing basis. As a part of this review, the directors consider the cost of capital and the risks associated with each class of capital. The Company will balance its overall capital structure through the payment of dividends, new share issues and the issue of new debt.

No changes were made to the objectives, policies or processes during the financial years ended June 30, 2026 and 2025.

Note 20 – Loss per share

The following table sets forth the computation of basic and diluted earnings per share. The Company had no potentially dilutive instruments outstanding during either year.

	2026	2025
	US$	US$
Loss for the year	(191,467)	(148,424)
Weighted average ordinary shares outstanding*	10,000,000	10,000,000
Basic and diluted loss per share*	(0.0191)	(0.0148)

*	On July 5, 2026, Hifortune issued 10,000,000 ordinary shares with a par value of US$0.10 per share at an issue price of US$0.10 per share, for aggregate consideration of US$1,000,000. Although the shares hadn't been issued yet by June 30, all share and per-share information presented in the Loss per share has been retroactively adjusted to reflect the issuance of ordinary shares.

Note 21 – Subsequent events

Subsequent to the reporting date, the Company completed a corporate reorganisation on August 20, 2026, involving the transfer of the equity interests in Yingda Jishi (Shandong) Enterprise Management Co., Ltd. ("Yingda Jishi") to Hifortune Holdings Inc., as described in Notes 1 and 11 to the consolidated financial statements. The Reorganisation was undertaken between entities under common control.

In addition, subsequent to the reporting date, the Company issued 10,000,000 ordinary shares on July 5, 2026, and reduced the par value of its ordinary shares on September 21, 2026. Except for the reduction in the par value of the Company’s ordinary shares on September 21, 2026, and the issuance of 10,000,000 ordinary shares on July 5, 2026, these changes occurred after the reporting date but have been reflected in the consolidated financial statements as of June 30, 2026.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement are as follows:

Legal and Accounting	$281,000
OTC Application Fee	$16,500
SEC Filing Fee	$104
Printing and EDGAR Fees	$15,000
Transfer Agent	$8,000
Investor Relations	$120,036
TOTAL	$440,640

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes and empowers a Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. Section 145 of the DGCL also authorizes corporations to purchase and maintain insurance on behalf of such persons so indemnified. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its shareholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The Company provides indemnification to its directors and officers to the fullest extent permitted under the General Corporation Law of the State of Delaware. Such indemnification rights are set forth in the Company’s Certificate of Incorporation and Bylaws.

Item 15. Recent Sales of Unregistered Securities.

Since inception, the Registrant has sold the following securities that were not registered under the Securities Act of 1933, as amended.

Name and address	Date	Shares	Consideration
Certain shareholders	July 5, 2026	10,000,000	$1,000,000

Note:

On July 5, 2026, as part of the Reorganization, the Registrant issued all 10,000,000 authorized shares of its common stock at a price of US$0.10 per share, for aggregate subscription consideration of US$1,000,000. Of these shares, 4,431,000 (44.31%) were issued to Highfinal Holdings Limited and 5,569,000 (55.69%) were issued to 45 individual investors. Highfinal Holdings Limited is held by Ms. Jingjing Xiang (54.99%), Mr. Cui Yunfeng (44.56%) and Mr. Yuxiao Jia (0.45%).

No cash was received at issuance. The subscription price was settled by set-off against the consideration of RMB6,200,000 (US$864,786) payable by Hifa WFOE for its acquisition of 100% of the equity interests of Yingda Jishi from its then-existing shareholders, who are the subscribers of the Registrant’s shares. The acquisition was completed on August 20, 2026, and the set-off was effected after completion of the acquisition. The remaining US$135,214 of the subscription price was settled in cash on August 10, 2026.

These shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation S thereunder. No underwriting discounts or commissions were paid with respect to such sales.

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Item 16. Exhibits

Exhibit No.	Exhibit Description
3.1	Certificate of Incorporation
3.2	Bylaws
3.3	Certificate of Amendment of Certificate of Incorporation
5.1*	Opinion of Womble Bond Dickinson (US) LLP
8.1*	Opinion of Jun Nan Law Firm regarding certain PRC tax matters (included in Exhibit 99.1)
10.1	Form of Qishibao Platform Service Contract
10.2*	Form of Subscription Agreement
21.1	List of Subsidiaries
23.1	Consent of Auditor
23.2*	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.1)
23.3*	Consent of Jun Nan Law Firm (included in Exhibit 99.1)
24.1	Power of Attorney (included on the signature page to this registration statement)
99.1*	Opinion of Jun Nan Law Firm regarding certain PRC law matters
107	Filing Fee Table

*	To be filed by amendment

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to director, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Qingdao, Shandong Province, People’s Republic of China on November 6, 2026.

Hifortune Holdings Inc

By:	/s/ Jingjing Xiang
Name:	Jingjing Xiang
Title:	Chairman, Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jingjing Xiang, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Jingjing Xiang
Jingjing Xiang	Chairman, Director, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)	November 6, 2026

/s/ Jianqiang Zhao
Jianqiang Zhao	Director	November 6, 2026

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